                                                Filed pursuant to Rule 424(b)(5)
                                                Registration Number 333-24035

           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 6, 1997

                                     LOGO

                  52,034,025 RIGHTS TO PURCHASE COMMON SHARES
                            7,433,433 COMMON SHARES

                                ---------------

  Security Capital Pacific Trust ("PTR") is a highly focused real estate investment trust ("REIT") which engages in the development, acquisition, operation and long-term ownership of multifamily communities in the western United States. PTR has elected to be taxed as a REIT for federal income tax purposes and pays regular quarterly distributions to its shareholders. The last reported sale price of PTR's common shares of beneficial interest, par value $1.00 per share (the "Common Shares"), which are listed under the symbol "PTR", on the New York Stock Exchange (the "NYSE") on August 6, 1997 was $23 7/16. See "Price Range of Common Shares and Distributions".
  This Prospectus Supplement relates to (a) 52,034,025 rights (the "Rights") to subscribe for and purchase Common Shares and (b) the 7,433,433 Common Shares that are issuable by PTR upon exercise of the Rights (the "Offering"). PTR is issuing as a dividend, at no cost, to each holder of Common Shares of record as of the close of business on August 6, 1997 (the "Record Date"), one right for each Common Share held. Seven Rights entitle the holder thereof to purchase one Common Share at the subscription price of $21 13/16 per Common Share (the "Subscription Price"). The Subscription Price is equal to 94.8% of the average closing price of the Common Shares on the NYSE over the five-day period prior to the Record Date. The Board of Trustees of PTR (the "Board") set the Subscription Price at a discount to such five-day average closing price in order to try to provide liquidity for the Rights and to raise additional capital through the exercise of the Rights. See "The Merger Transaction--Description of the Merger". Rights will be evidenced by transferable Rights certificates and will expire at 5:00 p.m., Eastern Daylight Time, on September 9, 1997, or such later date as PTR may determine in its sole discretion (the "Expiration Date"). The rights will be traded on the NYSE under the symbol "PTR-RT"; however, no assurance can be given that a public market will develop or be sustained for the Rights. See "The Offering".
  A holder of Common Shares on the Record Date who validly exercises all of such shareholder's Rights may also oversubscribe (the "Oversubscription Privilege"), at the Subscription Price, for additional Common Shares covered by this Prospectus Supplement that have not been purchased through the exercise of Rights ("Unsubscribed Shares"), which does not include Common Shares underlying the Rights issued to Security Capital Group Incorporated ("Security Capital"), which will not be available for oversubscriptions or for sales to third parties. Only holders of Common Shares on the Record Date will be entitled to the Oversubscription Privilege. Shareholders of PTR who do not exercise all of their Rights will own a smaller relative equity ownership and voting interest in PTR after the Offering and Merger transaction described below. Shareholders who do not exercise their Rights may offer to sell them through a securities broker up to the close of the NYSE on September 8, 1997, although no assurance of a sale can be given. There is no minimum number of Common Shares required to be sold as a condition to the consummation of the Offering. Simultaneously with the offering of Common Shares to Rights holders, Security Capital Markets Group Incorporated ("Capital Markets Group"), an affiliate of PTR's REIT manager, will act as placement agent to sell Unsubscribed Shares to third parties, on a best efforts basis, at the Subscription Price. See "The Offering".
  The closing of the Offering is expected to be concurrent with the consummation of the merger (the "Merger") of PTR's REIT manager, Security Capital Pacific Incorporated (the "REIT Manager" or "REIT Management"), and its property manager, SCG Realty Services Incorporated ("SCG Realty Services"), into a newly formed subsidiary of PTR. The meeting of PTR's shareholders to vote on the Merger is currently expected to be held on or about September 8, 1997, and it is expected that the Merger will close on such date and that the Offering will close a few days after such date. However, the closing of the Offering is not conditioned on the closing of the Merger. The REIT Manager and SCG Realty Services are owned by Security Capital, which owned approximately 34% of the outstanding Common Shares at July 31, 1997 (which could increase to approximately 37% after the Offering and the Merger if no Common Shares are purchased in the Offering). See "The Merger Transaction". The Offering is designed to allow PTR's shareholders (other than Security Capital) the opportunity to maintain (and, to the extent a shareholder successfully oversubscribes for Common Shares pursuant to the Oversubscription Privilege, to increase) their relative ownership in PTR by purchasing additional Common Shares at a price which is below the price at which Security Capital is receiving Common Shares in the Merger. Security Capital has agreed that it will not exercise its Rights to purchase additional Common Shares and that it will not sell its Rights. See "The Offering-- Principal Shareholder".

                                ---------------

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
 SECURITIES  AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION
  PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A
   CRIMINAL OFFENSE.

                                ---------------

                                                       UNDERWRITING       PROCEEDS TO
                                    PRICE TO PUBLIC     DISCOUNT(1)         PTR(2)
                                   ----------------- ----------------- -----------------
Per Share........................      $21.8125            None            $21.8125
Total............................    $162,141,757          None          $162,141,757

-------
(1) PTR has agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "The Offering--Unsubscribed Shares and Third-Party Sales".
(2) Before deducting expenses estimated at $300,000 payable by PTR.

                                ---------------

           The date of this Prospectus Supplement is August 6, 1997.

                        SECURITY CAPITAL PACIFIC TRUST
                           DIVERSIFIED TARGET MARKET

                                    [MAP]


  PTR OR ITS AFFILIATES MAY ENGAGE IN TRANSACTIONS WHICH STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE RIGHTS. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                        SECURITY CAPITAL PACIFIC TRUST

  PTR is a real estate operating company focused on acquiring, developing, owning and operating multifamily communities in the western United States. PTR believes that it distinguishes itself from its competition by being the only company in its target market which combines all of the following:

    1. A disciplined investment strategy based on proprietary research which identifies high growth markets and submarkets with attractive long-term demand and supply fundamentals for PTR's multifamily communities;

    2. Development experience and proven capability to deliver consistent, state-of-the-art multifamily communities which meet renter preferences and demographic trends;

    3. A focus on moderate income product which serves one of the largest segments of the renter population and which PTR believes has very attractive operating characteristics;

    4. An investment strategy which allows PTR to redeploy its invested capital and maximize the growth in cash flow generated by PTR's operating multifamily communities;

    5. An organization of 265 professionals in 15 offices which combines local market expertise with broad operating company experience.

  The cornerstone of PTR's growth strategy is its commitment to fundamental real estate research, allowing PTR to deploy and redeploy its capital into markets, products and new business opportunities which PTR believes have the greatest potential for long-term cash flow growth. Management believes that this unique, research-driven strategy will continue to allow PTR to produce attractive long-term returns for its shareholders.

  At June 30, 1997, PTR's portfolio consisted of 50,564 multifamily units, including 9,778 units under construction or in planning and owned. The total expected investment of PTR's portfolio at June 30, 1997, including budgeted renovations and development expenditures, was $2.7 billion, including $642.7 million under construction or in planning and owned. In addition, as of the same date, PTR had contingent contracts or letters of intent, subject to PTR's final due diligence and approval of all entitlements, to acquire land for the development of an estimated 6,602 multifamily units with a total budgeted development cost of approximately $612.7 million and owned land for the future development of an expected 1,254 multifamily units with a total budgeted development cost of $67.2 million.

  The table below illustrates the growth in PTR's multifamily portfolio, based on total expected investment, resulting from the execution of its investment strategy since 1991:

                                             TOTAL EXPECTED INVESTMENT(1)
                         ---------------------------------------------------------------------
                                                           DECEMBER 31,
                          JUNE 30,  ----------------------------------------------------------
                            1997       1996       1995       1994      1993     1992    1991
                         ---------- ---------- ---------- ---------- -------- -------- -------
                                                (IN THOUSANDS)
Operating communities:
 Acquired(2)............ $1,595,610 $1,514,018 $1,270,419 $  937,683 $666,497 $205,600 $31,487
 Developed(2)...........    464,976    377,810    244,848    171,505   66,893   54,852  24,416
                         ---------- ---------- ---------- ---------- -------- -------- -------
   Total operating
    communities.........  2,060,586  1,891,828  1,515,267  1,109,188  733,390  260,452  55,903
Communities under
 construction...........    435,195    354,852    297,549    170,017  140,563   73,898  16,207
Communities in planning
 and owned(3)...........    207,509    209,155    118,347    194,001   73,578      --      --
                         ---------- ---------- ---------- ---------- -------- -------- -------
   Total owned
    communities......... $2,703,290 $2,455,835 $1,931,163 $1,473,206 $947,531 $334,350 $72,110
                         ========== ========== ========== ========== ======== ======== =======

--------
(1) For operating communities, represents cost plus budgeted renovations. For communities under construction and in planning, represents cost plus additional budgeted development expenditures, which include the cost of land, fees, permits, payments to contractors, materials, architectural and engineering fees and interest and property taxes to be capitalized during the construction period. Does not include land held for future development, which is less than 2% of assets, based on cost.
(2) Net of any dispositions.
(3) The term "in planning" means that construction is anticipated to commence within 12 months.

  Highlights of PTR's recent strategic accomplishments include:

  . PTR's strong growth in the second quarter of 1997 was driven primarily by the successful implementation of its investment strategy, with development activity generating 42% of the growth in pro forma funds from operations and acquisition activity generating 49%. The remaining 9% of growth in pro forma funds from operations was produced by an increase in net operating income for PTR's same-store multifamily portfolio, which achieved net operating income growth of 3.03% compared with 1996. For purposes of this paragraph only, pro forma funds from operations for 1996 has been calculated as if the Homestead transaction described below had occurred on January 1, 1996 (but without giving effect to any other events which are adjusted for in PTR's pro forma condensed financial statements incorporated by reference herein). For a description of how PTR calculates funds from operations and certain limitations in the use of funds from operations as a performance measure, see Management's Discussion and Analysis of Financial Condition and Results of Operation-- Liquidity and Capital Resources--Funds from Operations".

  . Based on proprietary market research, PTR identified certain submarkets in California, the Pacific Northwest and Salt Lake City which it believes have favorable market fundamentals and high barriers to entry for new supply that are expected to result in significant growth in multifamily rental revenues. Through the successful execution of all three components of PTR's investment strategy (developments, acquisitions and dispositions) during the last 19 months, PTR has significantly increased the percentage of its capital which is deployed in these markets. As of June 30, 1997, 51% of PTR's capital is now deployed in California, the Pacific Northwest and Salt Lake City (based on total expected investment for operating communities and development communities under construction). During the second quarter of 1997, average revenue growth for PTR's same-store communities in these markets was 8.28%.

  . The development of moderate income multifamily communities is an important component of PTR's long-term growth strategy. In the first six months of 1997, PTR commenced construction on 1,925 multifamily units, representing a total expected investment of approximately $131.6 million. Of that total, 1,084 units, or 56.3%, were moderate income. At June 30, 1997, PTR had 6,672 units under construction, representing a total expected investment of $435.2 million.

  . PTR continues to take advantage of attractive acquisition opportunities in California, the Pacific Northwest and Salt Lake City. During the first six months of 1997, PTR completed the acquisition of 3,717 operating units in California and Seattle, representing a total expected investment of $331.5 million. At June 30, 1997, PTR owned operating communities representing a total expected investment of $875.3 million in California and Seattle.

  . Since December 1995 and through June 30, 1997, PTR has demonstrated its ability to dispose of existing assets and efficiently redeploy the proceeds into multifamily investments with more attractive long-term growth prospects. The success of this asset optimization strategy was evidenced by the disposition of 12,835 multifamily units, realizing an aggregate gain of approximately $77.2 million on aggregate gross proceeds of approximately $549.4 million, which were redeployed, primarily through tax-deferred exchanges, into strategic acquisitions in targeted western submarkets.

  . PTR continues to focus on maintaining a strong balance sheet. PTR has a significant equity base with a total equity market capitalization of $2.1 billion at June 30, 1997. A key component of PTR's conservative financial strategy is the issuance of unsecured long-term debt that, in the aggregate, has a relatively level amortization schedule which PTR believes is unusual among multifamily REITs. At March 31, 1997, PTR's $630 million in long-term unsecured debt had an effective average fixed interest rate of 7.64% and an original weighted-average life to maturity of 13.37 years. PTR's long-term debt as a percentage of total long-term undepreciated book capitalization (the sum of long-term debt and shareholders' equity after adding back accumulated depreciation) was 37.95% at March 31, 1997 on an historical basis and 34.62% at March 31, 1997 as adjusted to give effect to the Merger and PTR's public offering of 2,500,000 Common Shares in June 1997 and the Offering (assuming the Offering is fully subscribed) and the application of the net proceeds therefrom.

  . On October 17, 1996, PTR contributed its Homestead Village(R) properties to a newly formed company, Homestead Village Incorporated ("Homestead"), in exchange for Homestead common stock and entered into a funding commitment agreement to fund the development of certain of such properties in exchange for warrants to purchase Homestead common stock. The Homestead common stock and warrants were subsequently distributed to PTR's common shareholders (the "Homestead Distribution"). On a fully funded and converted basis, PTR will own 34.7% of Homestead's common stock (assuming no further equity offerings by Homestead, conversion of all Homestead convertible mortgage notes by PTR and Security Capital Atlantic Incorporated ("ATLANTIC") and exercise of all outstanding warrants) as a result of its obligation to fund up to $198.8 million to Homestead in exchange for up to $221.3 million of Homestead convertible mortgage notes (the "Homestead Notes"). The Homestead Notes are expected to contribute significantly to PTR's future growth. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Homestead Interest and Homestead Notes." The Homestead common stock and warrants trade on the American Stock Exchange (the "ASE") under the symbols "HSD" and "HSD.W", respectively.

  Through its REIT management agreement with the REIT Manager, PTR has access to the extensive services provided by the REIT Manager and its specialized service affiliates, which provide PTR with access to the same resources as a fully integrated operating company. See "The Merger Transaction" for a description of an agreement that PTR has entered into with Security Capital, which owns the REIT Manager and SCG Realty Services, to merge the REIT Manager and SCG Realty Services into a newly formed subsidiary of PTR in exchange for Common Shares.

  PTR has elected to be taxed as a REIT for federal income tax purposes and was organized in 1963 as a real estate investment trust under the laws of Maryland. Its principal executive offices are located at 7670 South Chester Street, Suite 100, Englewood, Colorado 80112, and its telephone number is
(303) 708-5959.

                             TERMS OF THE OFFERING

                                         52,034,025 Rights, exercisable for an
Securities Offered.....................  aggregate of 7,433,433 Common Shares.

Subscription Right.....................  One Right per Common Share issued as a dividend to each holder of Common
                                         Shares on the Record Date. Seven
                                         Rights entitle the holder to purchase
                                         one Common Share at the Subscription
                                         Price. See "The Offering".

Oversubscription Privilege.............  A holder of Common Shares on the
                                         Record Date who validly exercises all
                                         of such shareholder's Rights may also
                                         oversubscribe, at the Subscription
                                         Price, for additional Common Shares.
                                         Only holders of Common Shares on the
                                         Record Date will be entitled to the
                                         Oversubscription Privilege. See "The
                                         Offering--Oversubscription
                                         Privilege".

Third Party Sales......................  Simultaneously with the offering of
                                         Common Shares to Rights holders,
                                         Capital Markets Group will act as
                                         placement agent to sell Unsubscribed
                                         Shares to third parties on a best
                                         efforts basis, at the Subscription
                                         Price. See "The Offering--
                                         Unsubscribed Shares and Third Party
                                         Sales".

Expiration Date........................  September 9, 1997 at 5:00 p.m.,
                                         Eastern Daylight Time, or such later
                                         date as PTR may determine in its sole
                                         discretion. After such time, the
                                         Rights will become void and have no
                                         value.

Subscription Price.....................  $21 13/16 per Common Share.

Closing Price of the Common Shares on
 the NYSE on March 24, 1997 (the day
 prior to announcement of the Offering
 and the Merger).......................
                                         $24 3/8 per Common Share.

Closing Price of the Common Shares on
 the NYSE on August 6, 1997............
                                         $23 7/16 per Common Share.

Transferability of Rights..............  The Rights are transferable until their expiration, subject to certain
                                         limitations, and may be traded on the
                                         NYSE only up to the close of the NYSE
                                         on September 8, 1997, the business
                                         day preceding the Expiration Date.
                                         See "The Offering--Method of
                                         Transferring Rights".

Subscription Agent.....................  ChaseMellon Shareholder Services,
                                         L.L.C.
                                         Reorganization Department
                                         P.O. Box 3305
                                         South Hackensack, New Jersey 07606

Common Shares Outstanding Before the
 Offering and the Merger...............
                                         79,425,564

Common Shares Outstanding After the
 Offering and the Merger...............
                                         90,154,530

Use of Proceeds........................
                                         The Offering is intended to provide
                                         funds to repay borrowings under
                                         certain credit facilities. See "Use
                                         of Proceeds".

                                   BUSINESS

PTR'S OPERATING SYSTEM AND BUSINESS STRATEGY

  PTR has approximately 265 professionals dedicated to implementing PTR's highly focused, fully integrated business strategy using PTR's "Operating System". PTR's Operating System consists of seven functional areas: fundamental real estate research, opportunistic acquisitions, multifamily developments, comprehensive due diligence and investment analysis, asset optimization, customer-focused property management and an efficient capital markets/finance function. By focusing on a single discipline, professionals within each of these areas develop substantial expertise commensurate with their respective skills and responsibilities. All of these functional areas are integrated by senior management but PTR believes that the focus on separate disciplines by key personnel improves its overall results. PTR utilizes the extensive capabilities of its Operating System to execute its business strategy in order to achieve PTR's primary objective of generating long-term, sustainable growth in per share cash flow.

 Commitment to Fundamental Real Estate Research

  PTR is dedicated to a continuing investment in leading edge research and development for markets, products and new business opportunities. PTR utilizes Security Capital Real Estate Research Group Incorporated ("Security Capital Real Estate Research"), an affiliate of the REIT Manager, to conduct comprehensive evaluations of its target market on a submarket-by-submarket basis to identify those submarkets that offer strong prospects for long-term cash flow growth. These evaluations, combined with PTR's extensive market experience throughout its target market, enable PTR to identify submarkets that will offer attractive growth opportunities.

  For each submarket, PTR's research evaluates 24 key variables that PTR has identified as having the greatest impact on multifamily operating performance. This research provides PTR with the information needed to target specific resident profiles and identify the unit mix, density and amenities for each community which will provide the greatest opportunity for consistent rental increases and high occupancies. The REIT Manager and its affiliates also evaluate and continually refine PTR's multifamily communities to incorporate technologies and designs that will enhance long-term resident satisfaction.

  In addition to dedicated market research and continuous refinement of the traditional multifamily product, considerable resources are devoted to researching new products and businesses. The Homestead Village(R) extended-stay lodging product is an example of PTR's research and development efforts which resulted in the creation of an exciting new growth company, Homestead, and resulted in the Homestead Distribution which occurred in November 1996.

  Another innovative product concept developed by the REIT Manager is PTR's master-planned apartment neighborhood, or "village", concept. These "village" communities offer residents an extraordinary level of amenities, including greenbelt areas, soccer and baseball fields, sports courts and large clubhouses with features such as theaters, business centers and community resource centers. PTR believes the "village" concept will generate consistent, long-term growth by providing a large segment of the renter population with amenities far beyond those which are available in traditional multifamily developments. PTR currently has two "village" communities in operation and two additional communities in planning.

 Opportunistic Acquisitions

  PTR opportunistically acquires multifamily communities where demographic and market trends indicate a high likelihood of achieving attractive, sustainable operating results. This strategy has resulted in multifamily community acquisitions which have produced attractive returns. Since inception and through June 30, 1997, PTR had acquired 44,871 operating units representing a total expected investment of approximately $2.1 billion. Since early in 1996, PTR specifically focused its acquisition efforts on California, because its research identified the opportunity for very strong growth in operating performance there. PTR acquired a total of 8,368 operating multifamily units, representing a total expected investment of $642.4 million, in targeted California submarkets during 1996 and 1997. Additionally, at June 30, 1997, PTR had letters of intent or contingent contracts, subject to PTR's final due diligence, for the acquisition of 328 units in Salt Lake City, representing a total expected investment of $17.5 million. This significant acquisition activity in California is expected to be an important source of PTR's future growth.

  PTR categorizes operating multifamily communities (which include all communities not in development) as either "stabilized" or "pre-stabilized". The term "stabilized" means that renovation, repositioning, new management and new marketing programs (or development and marketing in the case of newly developed communities) have been completed and in effect for a sufficient period of time (but in no event longer than 12 months, except for major rehabilitations) to achieve 93% occupancy at market rents. Prior to being "stabilized", a community is considered "pre-stabilized". Due to its active investment program, 24% of PTR's multifamily operating portfolio, based on total expected investment, was classified by PTR as pre-stabilized at June 30, 1997.

  At June 30, 1997, PTR's operating multifamily communities (excluding communities in lease-up) were 94% occupied. For operating communities which PTR has acquired, stabilized operations generally have been achieved six to 12 months after acquisition. For communities which it is developing, PTR expects stabilized operations generally to be achieved 18 to 24 months after construction commences.

 Multifamily Developments

  PTR selectively develops multifamily communities where land costs, demographics and market trends indicate a high likelihood of achieving sustainable operating results and consistent cash flow growth. This disciplined approach to development has produced multifamily property developments with desired characteristics including state-of-the-art product, protected locations and attractive returns. Through June 30, 1997, completed development communities, communities under construction and communities in planning and owned represented 41.0% of PTR's multifamily portfolio, based on total expected investment. At June 30, 1997, PTR's multifamily development portfolio consisted of the following:

                                                        NUMBER OF TOTAL EXPECTED
                                                          UNITS   INVESTMENT (1)
                                                        --------- --------------
                                                                   (DOLLARS IN
                                                                    THOUSANDS)
      Communities completed (since inception)..........   9,366     $  464,976
      Communities under construction...................   6,672        435,195
      Communities in planning and owned................   3,106        207,509
                                                         ------     ----------
          Total owned development communities..........  19,144     $1,107,680
                                                         ======     ==========
      Communities in planning and under control........   4,278     $  399,876
                                                         ======     ==========

--------
(1) Represents cost through June 30, 1997 plus additional budgeted development expenditures at June 30, 1997, which include the cost of land, fees, permits, payments to contractors, materials, architectural and engineering fees and interest and property taxes to be capitalized during the construction period. Does not include land held for future development, which is less than 2% of assets, based on cost.

  PTR's research-driven development strategy is to focus on developing state-of-the-art communities in attractive submarkets to meet renter preferences and demographic trends. Development opportunities also permit PTR to incorporate into its multifamily communities proprietary technologies and designs aimed at enhancing long-term rental growth while reducing ongoing maintenance costs. PTR has had the opportunity to evaluate and refine its multifamily product through its long history of development (PTR has developed multifamily communities since 1970). PTR, unlike a typical merchant builder, intends to be a long-term owner of the communities that it develops. Hence, PTR emphasizes durability by using materials and designs with an added view toward minimizing ongoing operating and maintenance costs.

  PTR carefully manages development risks by obtaining zoning and discretionary municipal approvals prior to purchasing land. PTR does not assume construction risk, but instead uses qualified third-party general contractors to build its communities, using guaranteed maximum price contracts. PTR cannot eliminate all development risk, but believes that the opportunities to better control product and realize higher returns from development communities compensate for the limited risk.

  PTR traditionally has commenced development immediately after acquiring a tract of land. However, in certain cases where land prices are favorable and zoned land is very limited, PTR has acquired and will acquire, on an unleveraged basis, prudent amounts of land zoned for multifamily use. In addition, to allow for entitlements to be finalized prior to purchasing the land, PTR often utilizes options and rights of first refusal in order to control land for future developments with minimal cash investments. The land that PTR owns or controls provides a foundation for future growth by providing a pipeline of future developments at attractive prices.

  To enhance its flexibility in developing and acquiring communities, PTR may also from time to time enter into presale agreements with third-party owner/developers to acquire development communities which meet PTR's investment criteria. PTR has and will fund such developments through development loans to these owner/developers. In addition, to provide greater flexibility for the use of land acquired for development and to facilitate disposition of excess parcels, PTR has and will make mortgage loans to PTR Development Services Incorporated ("PTR Development Services") to purchase land for development. PTR may also fund developments of multifamily communities by PTR Development Services where the particular community or submarket does not meet PTR's objectives for long-term ownership but presents an attractive investment opportunity. PTR owns all of the preferred stock of PTR Development Services, which entitles PTR to substantially all of the net operating cash flow (95%) of PTR Development Services. All of the common stock of PTR Development Services is owned by an unaffiliated trust. The common stock is entitled to receive the remaining 5% of net operating cash flow. At June 30, 1997, PTR had development and mortgage loans outstanding to third-party owner/developers and PTR Development Services aggregating $109.0 million and $19.4 million, respectively. The activities of PTR Development Services and third-party owner/developers are consolidated with PTR's activities and all intercompany transactions have been eliminated in consolidation.

 Moderate Income Product

  PTR focuses its development efforts primarily on moderate income communities, which target households with incomes that range from 65-90% of the median household income in the submarket. These households represent one of the largest segments of the multifamily renter market. Residents in this category are value-driven and focus on unit livability and practical amenities such as washer/dryer hookups, storage space and lower density communities with attractive landscaping. PTR's moderate income product comprised 71.3% of PTR's development starts during 1996, based on number of units. Based on PTR's review of information filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), regarding other REITs in PTR's primary target market and other publicly available data, PTR believes that few other REITs currently focus on the moderate income segment within PTR's primary target market. Moreover, based on PTR's proprietary information regarding available land parcels and construction starts in its primary target market, PTR believes that less than 15% of the 1995 and 1996 multifamily development starts in PTR's primary target market cities were moderate income product. Consequently, PTR believes that the moderate income segment is a significantly underserved market with limited competition. PTR believes that focusing on this segment will allow PTR to achieve more consistent rental increases and higher occupancies over the long term and, thereby, realize above average, sustainable cash flow growth and appreciation in value.

  In PTR's experience, moderate income residents are typically longer-term residents because they often lack the financial resources required to purchase single-family homes. As a result, resident turnover is often lower in PTR's moderate income communities than in its upper middle income communities (which target households with incomes that range from 115-140% of the median household income in the submarket) and middle income communities (which target households with incomes that range from 90-115% of the median household income in the submarket). PTR estimates that the total cost of refurbishing and re-leasing a unit ranges from $700 to $1,500; therefore, reducing resident turnover can have a material impact on a community's cash flow. Due to market fundamentals and the operating characteristics of moderate income communities, PTR believes that this product category offers greater sustainable cash flow growth.

 Comprehensive Due Diligence and Investment Analysis

  PTR believes that comprehensive due diligence is essential prior to investing in acquisitions or developments. The REIT Manager employs nine full-time professionals who perform due diligence for PTR. This due diligence team is an important resource which allows PTR to effectively and efficiently close a large volume of investment transactions, while thoroughly evaluating all potential aspects of risk in each transaction. This capability provides PTR with a competitive advantage in acquiring both operating communities and land.

  Prior to purchasing an asset, the due diligence team works in tandem with the REIT Manager's development and operations professionals to thoroughly investigate the following factors: market conditions; competitive communities and developments; comparable sales and rents; existing and projected income and expenses; current and targeted resident profiles; present and projected capital requirements for community acquisitions; development costs for land purchases; and potential liability issues such as environmental and title conditions, tax increases, special assessments and code compliance. In addition, for land acquisitions, all discretionary development approvals are obtained prior to closing, thus ensuring that projected development costs are quantified with a high degree of accuracy and the risk of construction delay is minimized.

  With the comprehensive data available from research, development and operating professionals, standard financial underwriting is completed on an unleveraged basis in order to evaluate each investment's yield and its prospects for long-term growth in cash flow. The REIT Manager's investment committee, which consists of five members having a combined 77 years of experience in the real estate industry, evaluates all prospective investments prior to submission of investment recommendations to the Board.

 Asset Optimization Strategy

  The ability to dispose of existing assets and efficiently redeploy the proceeds into communities and submarkets having more attractive long-term growth prospects is an important component of PTR's investment strategy. Each year, REIT Management formulates operating and capital plans based on an ongoing active review of PTR's portfolio. Based in part upon the market research provided by Security Capital Real Estate Research and in an effort to optimize its portfolio composition, PTR may, from time to time, seek to dispose of assets that in management's view no longer meet PTR's long-term investment objectives. The proceeds from these selected dispositions will be redeployed, typically through tax-deferred exchanges, into assets that in PTR's view offer better long-term cash flow growth prospects. This allows PTR to continually reposition its portfolio by redeploying capital into communities and markets with superior growth characteristics.

  PTR's asset optimization strategy is based on the premise that it has a finite amount of investment capital and that this capital should be deployed where it can produce the highest levels of cash flow growth. PTR has demonstrated the ability to enter and exit submarkets based on future growth expectations and the supply/demand fundamentals of the submarkets in which it operates. Since PTR's asset optimization program commenced in December 1995 and through June 30, 1997, PTR had completed the disposition of 12,835 multifamily units, realizing aggregate gains of $77.2 million on aggregate gross proceeds of $549.4 million. The proceeds were redeployed into targeted submarkets in California, the Pacific Northwest and Salt Lake City to allow PTR to take advantage of the strong economic recovery which is underway in these markets. PTR's expected investment in these markets grew from 17% of PTR's total portfolio at December 31, 1995, to 51% of PTR's total portfolio at June 30, 1997, based on total expected investment.

Customer-Focused Property Management

  PTR believes that its communities must be actively managed in order to maximize cash flow and enhance long-term economic performance. Therefore, PTR has retained SCG Realty Services, its affiliated multifamily property management and customer service firm wholly owned by Security Capital, to manage most of PTR's communities. At June 30, 1997, approximately 94% of PTR's operating multifamily communities were managed by SCG Realty Services, based on total expected investment, with the balance of the communities in various stages of transition to SCG Realty Services' management.

  SCG Realty Services has over 1,100 employees and emphasizes locally-based management of PTR's multifamily communities. SCG Realty Services has 15 local offices to serve PTR's target market. This network improves SCG Realty Services' ability to anticipate and respond to changes in local market conditions and resident needs. PTR believes that SCG Realty Services has developed superior operating procedures, financial controls, information systems and training programs, which it expects will positively affect growth in rental and occupancy rates. The REIT Manager and SCG Realty Services develop systems and procedures which facilitate effective management of PTR's communities.

  PTR recognizes that a highly focused customer service approach to day-to-day management is essential to maximize short and long-term cash flow growth from each of its multifamily communities. As a result, SCG Realty Services is dedicated to maximizing the performance of PTR's communities by providing consistent, high quality residential services to its customers. SCG Realty Services and the REIT Manager work closely together to develop innovative ideas to enhance customer service and resident satisfaction while maximizing cash flow growth. See "The Merger Agreement" for a description of an agreement that PTR has entered into with Security Capital to merge the REIT Manager and SCG Realty Services into a newly formed subsidiary of PTR in exchange for Common Shares.

  A few of the programs which have been developed recently and are currently in the process of being implemented are summarized below:

  . During 1996, SCG Realty Services established five Regional Information
    Management ("RIM") Centers. The RIM Center concept is designed to enable property-level management personnel to focus on PTR's customers, the residents, while moving certain accounting and administrative functions to the regionally located RIM Center. Each RIM Center is designed to carry out these functions for several area communities and thus benefit from economies of scale, better accounting control and enhanced cash management capabilities. PTR expects to eventually implement the RIM Center concept at all of its operating communities.

  . SCG Realty Services and the REIT Manager had also initiated resident utility billing programs at approximately 90% of PTR's multifamily operating communities at June 30, 1997. Under this arrangement, water and sewer usage are metered and billed to individual residents, thereby enabling PTR to better control operating expenses, while providing residents with the incentive to minimize usage.

  . In late 1996, PTR entered into revenue sharing agreements with certain cable television and telephone service providers. The arrangements require the telecommunication providers to continually upgrade service to ensure state-of-the-art offerings in this rapidly changing industry. The agreements also allow PTR to receive a percentage of the service providers' revenues generated from subscribing residents while increasing the quality and accessibility of these services to residents.

  These creative initiatives coupled with highly focused day-to-day management are expected to contribute to the growth in net operating income generated by PTR's multifamily operating communities.

 Capital Markets/Finance and Conservative Balance Sheet Strategy

  PTR believes that a successful REIT must maintain a strong balance sheet and have the ability to access the equity and debt markets efficiently, expeditiously and cost effectively. PTR's ability to efficiently access the capital markets permits it to capitalize on development and acquisition opportunities that PTR identifies in its target market.

  PTR continues to focus on maintaining its strong balance sheet which has resulted from a conservative balance sheet strategy. PTR has a significant equity base with a total equity market capitalization of $2.1 billion at June 30, 1997. A key component of PTR's conservative balance sheet strategy is the issuance of fixed rate, unsecured, long-term debt. In order to minimize refinancing risk, PTR's long-term debt offerings are carefully structured to create a relatively level principal maturity schedule, without large repayment obligations in any future year. At March 31, 1997, PTR's $630 million in unsecured long-term debt had an effective average fixed interest rate of 7.64% and an original weighted-average life to maturity of 13.37 years. PTR's long-term debt as a percentage of total long-term undepreciated book capitalization (the sum of long-term debt and shareholders' equity after adding back accumulated depreciation) was 37.95% at March 31, 1997 on an historical basis and 34.62% at March 31, 1997 as adjusted to give effect to the Merger and PTR's public offering of 2,500,000 Common Shares in June 1997 and the Offering (assuming the Offering is fully subscribed) and the application of the net proceeds therefrom.

  PTR's credit facilities, including its $350 million unsecured revolving line of credit, provide PTR with the financial flexibility to take advantage of attractive investment opportunities prior to raising capital through securities offerings. Additionally, such facilities minimize the amount of cash which must be invested in short-term investments at low yields prior to the deployment of the capital.

  PTR's conservative balance sheet strategy is expected to provide significant incremental debt capacity and allow PTR to take advantage of future investment opportunities which will contribute to PTR's objective of long-term growth in cash flow per share.

GEOGRAPHIC DISTRIBUTION

  To effectively manage its multifamily communities, PTR has organized its operations into three regions (Central, Northwest and West). Within these regions, PTR's multifamily communities are located in 23 metropolitan areas in 12 states. The table below summarizes the geographic distribution of PTR's multifamily communities which are operating or under construction, based on total expected investment.

                                                             DECEMBER 31,
                                               JUNE 30, -------------------------
                                               1997(1)  1996(1)  1995(1)  1994(1)
                                               -------- -------  -------  -------
      CENTRAL REGION:
        Austin, Texas.........................    2.88%   4.65%    7.26%    9.92%
        Dallas, Texas.........................    2.86    3.86     5.22     7.36
        Denver, Colorado......................    5.12    4.61     5.62     7.91
        El Paso, Texas........................    3.38    4.45     5.68     7.84
        Houston, Texas........................    5.11    7.29     8.65    10.74
        San Antonio, Texas....................    5.25    6.37     9.16    13.06
                                                ------  ------   ------   ------
          Central Region Total................   24.60%  31.23%   41.59%   56.83%
                                                ------  ------   ------   ------
      NORTHWEST REGION:
        Portland, Oregon......................    5.48%   6.71%    4.95%     -- %
        Salt Lake City, Utah..................    4.49    4.94     2.86      --
        Seattle, Washington...................    8.86    5.82     4.41      --
                                                ------  ------   ------   ------
          Northwest Region Total..............   18.83%  17.47%   12.22%     -- %
                                                ------  ------   ------   ------
      WEST REGION:
        Albuquerque, New Mexico...............    5.28%   5.80%    6.60%    7.45%
        Las Vegas, Nevada.....................    3.99    5.34     6.52      --
        Northern California...................   14.02    8.99     2.15      --
        Phoenix, Arizona......................   10.92   12.95    17.70    21.15
        Southern California...................   17.74   12.82     2.47     2.24
        Tucson, Arizona.......................    1.62    2.73     6.46     7.12
                                                ------  ------   ------   ------
          West Region Total...................   53.57%  48.63%   41.90%   37.96%
                                                ------  ------   ------   ------
          Other Markets.......................    3.00%   2.67%    4.29%    5.21%
                                                ------  ------   ------   ------
            Total All Markets.................  100.00% 100.00%  100.00%  100.00%
                                                ======  ======   ======   ======

--------
(1) For operating communities, represents cost plus budgeted renovations. For communities under construction, represents cost plus additional budgeted development expenditures, which include the cost of land, fees, permits, payments to contractors, materials, architectural and engineering fees and interest and property taxes to be capitalized during the construction period.

                                USE OF PROCEEDS

  The net proceeds to PTR from the sale of the Common Shares offered hereby are expected to be approximately $161.8 million, all of which are expected to be used to repay borrowings under PTR's credit facilities, including its $350 million unsecured revolving line of credit and its short-term borrowing agreement (the "TCB Agreement") with Texas Commerce Bank, National Association ("TCB"). The line of credit bears interest at the greater of the federal funds rate plus 0.5% or prime (8.5% at July 31, 1997) or, at PTR's option, LIBOR plus 1.125% (5.6875% at July 31, 1997). The spread over LIBOR can vary from 0.75% to 1.50% based upon PTR's current senior unsecured debt rating, and is scheduled to mature in August 1998 (subject to extension annually for an additional year with the approval of the lenders). PTR recently renegotiated a number of modifications to the terms of the line of credit, which have been approved by TCB and all of the other lenders. Among the changes expected to be made are a reduction in the spread over LIBOR to 0.75% and an extension of the maturity to August 1999. The new terms are expected to be effective on August 13, 1997. Loans under the TCB Agreement bear interest at an overnight rate, which ranged from 5.94% to 7.00% during the six months ended June 30, 1997. At July 31, 1997, $90.3 million in borrowings were outstanding under the line of credit and $28.7 million in borrowings were outstanding under the TCB Agreement. The aggregate amount of borrowings outstanding under all of PTR's credit facilities as of July 31, 1997 was $218.9 million. PTR expects to make additional borrowings under the line of credit and the TCB Agreement following the Offering. Borrowings under the line of credit and the TCB Agreement are used for the development and acquisition of multifamily communities and for working capital purposes.

                PRICE RANGE OF COMMON SHARES AND DISTRIBUTIONS

 MARKET INFORMATION

  The Common Shares are listed on the NYSE under the symbol "PTR". The following table sets forth the high and low sales prices of the Common Shares as reported in the NYSE Composite Tape and cash distributions per Common Share for the periods indicated.

                                                                       CASH
                                                    HIGH     LOW   DISTRIBUTIONS
                                                   ------- ------- -------------
      1995:
        First Quarter............................. $18 3/8 $16 3/8    $0.2875
        Second Quarter............................  18 1/8  16 5/8     0.2875
        Third Quarter.............................  19 1/4  17         0.2875
        Fourth Quarter............................  20 1/2  17 1/4     0.2875
      1996:
        First Quarter.............................  22 1/4  19 1/4     0.31
        Second Quarter............................  22 3/8  20 1/2     0.31
        Third Quarter.............................  22 5/8  20 1/4     0.31
        Fourth Quarter............................  23 5/8  19         0.31
      1997:
        First Quarter.............................  25 1/8  21         0.325
        Second Quarter............................  24 1/4  21 1/2     0.325
        Third Quarter (through August 6)..........  23 5/8  22         0.325(1)

--------
(1) Declared on July 21, 1997 and payable on August 27, 1997 to holders of record of Common Shares on August 13, 1997.

  In addition to the quarterly cash distributions shown above, PTR made a special distribution of 0.125694 shares of common stock of Homestead and warrants to purchase 0.084326 shares of Homestead common stock per Common Share on November 12, 1996. The securities distributed in the Homestead Distribution had a market value of $3.032 per Common Share, based on the closing prices of such securities on the ASE on November 11, 1996, the day prior to the distribution date. The Homestead Distribution resulted in an adjustment of $3.125 per Common Share ($21.875 before and $18.750 after) on the NYSE on November 12, 1996.

  As of July 31, 1997, PTR had approximately 79,399,839 Common Shares outstanding, approximately 3,000 record holders of Common Shares and approximately 22,600 beneficial holders of Common Shares.

 DISTRIBUTIONS

  In order to qualify as a REIT, PTR is required to make distributions (other than capital gain distributions) to its shareholders in amounts at least equal to (i) the sum of (A) 95% of its "REIT taxable income" (computed without regard to the dividends-paid deduction and its net capital gain) and (B) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. PTR's distribution strategy is to distribute what it believes is a conservative percentage of its cash flow, permitting PTR to retain funds for capital improvements and other investments while funding its distributions. PTR has paid 86 consecutive quarterly cash distributions on the Common Shares.

  PTR announces the following year's projected annual distribution level after the annual budget review and approval in December of each year by the Board. At its December 10, 1996 meeting, the Board announced an increase in the annual distribution level from $1.24 to $1.30 per Common Share. The payment of distributions is subject to the discretion of the Board and is dependent upon the financial condition and operating results of PTR.

  For federal income tax purposes, distributions may consist of ordinary income, capital gains, non-taxable return of capital or a combination thereof. Distributions that exceed PTR's current and accumulated earnings and profits (calculated for tax purposes) constitute a return of capital rather than a dividend and reduce the shareholder's basis in the Common Shares. To the extent that a distribution exceeds both current and accumulated earnings and profits and the shareholder's basis in the Common Shares, it will generally be treated as gain from the sale or exchange of that shareholder's Common Shares. PTR annually notifies shareholders of the taxability of distributions paid during the preceding year. For federal income tax purposes, the following summarizes the taxability of cash distributions paid on the Common Shares in 1995 and 1994 and the estimated taxability for 1996:

                                                               1996  1995  1994
                                                               ----- ----- -----
      Per Common Share:
        Ordinary income....................................... $0.61 $0.92 $0.68
        Capital gains.........................................  0.11   --    --
        Return of capital.....................................  0.52  0.23  0.32
                                                               ----- ----- -----
          Total............................................... $1.24 $1.15 $1.00
                                                               ===== ===== =====

  The Homestead securities distributed by PTR to each holder of Common Shares in the Homestead Distribution were valued at $2.16 per Common Share for federal income tax purposes, of which $1.06 was taxable as ordinary income, $0.19 was taxable as a capital gain and $0.91 was treated as a return of capital.

  On July 21, 1994, in addition to the normal Common Share distributions paid, PTR redeemed the shareholder purchase rights issued pursuant to the Rights Agreement dated as of February 23, 1990, as amended. Pursuant to the redemption, each holder of record at the close of business on July 21, 1994 was entitled to receive $0.01 per shareholder purchase right. The redemption price was paid on August 12, 1994 and was taxable as ordinary income for federal income tax purposes.

  Under federal income tax rules, PTR's earnings and profits are first allocated to its preferred shares which increases the portion of the Common Shares distribution classified as return of capital.

  PTR's tax return for the year ended December 31, 1996 has not been filed, and the taxability information for 1996 is based upon the best available data. PTR's tax returns for prior years have not been examined by the Internal Revenue Service (the "IRS") and, therefore, the taxability of the dividends is subject to change.

                                CAPITALIZATION

  The following table sets forth the capitalization of PTR at March 31, 1997, and as adjusted to give effect to the Merger and PTR's public offering of 2,500,000 Common Shares in June 1997 and the Offering (assuming the Offering is fully subscribed) and the application of the net proceeds therefrom. The table should be read in conjunction with the financial statements of PTR incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

                                                            MARCH 31, 1997
                                                        -----------------------
                                                        HISTORICAL  AS ADJUSTED
                                                        ----------  -----------
                                                        (DOLLARS IN THOUSANDS)
Mortgages payable...................................... $  230,578  $  230,578
Long-term unsecured debt...............................    630,000     630,000
Shareholders' equity:
  Shares of Beneficial Interest, par value $1.00 per
   share; 150,000,000 shares authorized:
    Series A Preferred Shares (liquidation preference
     $25.00 per share); 6,080,019 shares outstanding...    152,000     152,000
    Series B Preferred Shares (liquidation preference
     $25.00 per share); 4,200,000 shares outstanding...    105,000     105,000
    Common Shares; 76,075,971 shares outstanding;
     89,304,937 shares outstanding as adjusted.........     76,076      89,305
    Additional paid-in capital.........................    928,330   1,206,336
    Unrealized holding gain on Homestead Notes.........     73,886      73,886
    Distributions in excess of net earnings............    (28,333)   (101,062)
                                                        ----------  ----------
      Total shareholders' equity.......................  1,306,959   1,525,465
                                                        ----------  ----------
      Total capitalization............................. $2,167,537  $2,386,043
                                                        ==========  ==========

                            THE MERGER TRANSACTION

DESCRIPTION OF THE MERGER

  In January 1997, Security Capital made a proposal to the Board that Security Capital exchange the REIT Manager and SCG Realty Services for Common Shares, with the result that PTR would become an internally managed REIT. On March 18, 1997, a special committee of independent Trustees of the Board ("the Special Committee") recommended that the Board approve the Merger subject to definitive documentation. Following the meeting of the Special Committee, the full Board approved the Merger and Issuance Agreement between PTR and Security Capital (the "Merger Agreement") and the Merger. On March 24, 1997, PTR and Security Capital entered into the Merger Agreement, which is subject to customary conditions, including the approval of PTR's common shareholders. Pursuant to the Merger Agreement, Security Capital will cause the REIT Manager and SCG Realty Services to be merged into a newly formed subsidiary of PTR. The meeting of PTR's shareholders to vote on the Merger is currently expected to be held on or about September 8, 1997, and it is expected that the Merger will close on such date and that the Offering will close a few days after such date. However, the closing of the Offering is not conditioned on the closing of the Merger. The employees of the REIT Manager and SCG Realty Services will become employees of PTR as a result of the Merger, which will be consummated as follows:

  . Security Capital will transfer all of its shares of the REIT Manager and SCG Realty Services to a newly formed subsidiary of PTR in exchange for 3,295,533 Common Shares valued at approximately $75.8 million.

  . The number of Common Shares issuable to Security Capital was based on the average closing price of the Common Shares over the five-day period prior to the record date for determining PTR's shareholders entitled to vote at the meeting in connection with the Merger (which was the same as the Record Date for the Rights dividend). The average closing price of the Common Shares over the five-day period prior to the Record Date was $23.0125 per Common Share. The Subscription Price for the Offering is equal to 94.8% of such average price.

  . The Offering is designed to allow PTR's shareholders (other than Security
    Capital) the opportunity to maintain (and, to the extent a shareholder successfully oversubscribes for Common Shares pursuant to the Oversubscription Privilege, to increase) their relative ownership in PTR by purchasing additional Common Shares at a price which is below the price at which Security Capital is receiving Common Shares in the Merger. Security Capital has agreed that it will not exercise its Rights to purchase additional Common Shares and that it will not sell its Rights. See "The Offering--Principal Shareholder".

  . In addition to the Offering, as part of the Merger transaction, Security
    Capital will issue warrants pro rata to holders of PTR's Common Shares and Series A Cumulative Convertible Preferred Shares (the "Series A Preferred Shares"), other than Security Capital, to acquire shares of Security Capital's Class B common stock, par value $.01 per share (the "Class B Stock"), having an aggregate subscription price at the time of the Warrant Issuance of approximately $102 million. The Warrant Issuance is being made in order to induce holders of Common Shares to vote in favor of the Merger transaction, to broaden Security Capital's shareholder base, to enable Security Capital to raise additional equity capital at a relatively low cost through exercises of warrants and to enable Security Capital to raise additional equity capital in the long run by preserving and enhancing its goodwill with the shareholders of PTR. The Warrant Issuance will occur subject to and after the closing of the Merger and after the closing of the Offering. The number of warrants to be received by each shareholder in the Warrant Issuance will be determined after PTR's common shareholders have approved the Merger. The number of shares of Class B Stock subject to the warrants will be based on the closing price of the Class B Stock on the date the warrants are issued to the agent for the Warrant Issuance for subsequent distribution to holders of Common Shares and Series A Preferred Shares, other than Security Capital. The warrants will expire one year after issuance and will contain customary provisions to protect shareholders from dilution in certain events, including certain distributions and sales of shares of Class B Stock at less than market price. The issuance of the warrants by Security Capital is contingent upon the closing of the Merger. Any securities issued pursuant to the Warrant Issuance will be offered only by means of a separate proxy statement/prospectus which will be delivered to PTR's shareholders.

  No shareholder will be required to pay any cash or other consideration for the warrants received in the Warrant Issuance or surrender or exchange Common Shares in order to receive warrants. However, PTR believes that a shareholder receiving warrants pursuant to the Warrant Issuance should have ordinary taxable income equal to the value of the warrants on the issuance date. See "Federal Income Tax Considerations--Tax Effects of the Merger".

  The Board believes that the Merger will result in an enhancement to shareholder value. Currently, PTR pays a fee to the REIT Manager based on a fixed percentage of PTR's cash flow (as defined) which increases proportionately as PTR adds assets. The Board believes that PTR has reached a sufficient size to realize economies of scale by internalizing the management function since PTR will have sufficient depth of management and personnel such that additional assets can be acquired, developed and managed without a significant increase in personnel or other costs. These economies of scale should result in an increase in the level of growth in funds from operations. The Board believes that the Merger will further benefit PTR's long-term performance as follows:

  . The Merger will position PTR to pursue possible acquisitions of other
    REITs in a more effective way.

  . Investors and analysts will view an internally managed structure more favorably since PTR's costs, after capitalization of qualifying acquisition and development costs in accordance with generally accepted accounting principles ("GAAP"), will be more comparable to other multifamily REITs. These acquisition and development activities are currently provided by the REIT Manager and paid for as part of the REIT Management fee, which fee is expensed by PTR. Management believes that the increased comparability, in addition to the opportunity for increased funds from operations growth due to the economies of scale, as discussed above, will result in a higher multiple on PTR's funds from operations and an enhancement to shareholder value.

  . As a consequence of the REIT Manager's and SCG Realty Services' personnel becoming full-time employees of PTR, they will be able to more closely relate the results of their efforts to PTR's performance.

  . The Merger may result in improvement to PTR's debt rating, which could have a positive impact on PTR's future debt cost.

  The following are certain potential detriments of the Merger:

  . Since the number of Common Shares issuable to Security Capital in the Merger is fixed, the value of those Common Shares at the time the Merger is completed may be greater than the value placed on the operations of the REIT Manager and SCG Realty Services by the Board.

  . The Warrant Issuance will be taxable to holders of Common Shares and Series A Preferred Shares.

  . The REIT Manager and SCG Realty Services have not been profitable. The fees paid by PTR for the REIT Manager's and SCG Realty Services' services in 1996 were approximately $832,000 less than the direct costs and indirect costs incurred by Security Capital in providing these services.

  . The Merger transaction would result in PTR recording higher administrative expenses related to the internalization of the management function in lieu of paying a fee to the REIT Manager and SCG Realty Services. Security Capital has anticipated that PTR would incur approximately $25.8 million of additional administrative expenses in 1998 by internalizing the management function. Of these expenses, an amount which is subject to a maximum limit of $5.5 million for 1998, is expected to be purchased from Security Capital under an administrative services agreement. See "--Relationship With Security Capital After the Merger-- Administrative Services Agreement". PTR would, however, no longer pay estimated REIT management and property management fees of $35.6 million in 1998. The increased administrative costs of internalizing the management function may be greater than anticipated and no assurance can be given that the cost to PTR of providing such services internally will not exceed the fees payable to the REIT Manager and SCG Realty Services under the current agreements.

  . Although the Merger is expected to be immediately accretive to PTR's funds from operations, the Merger may not result in a corresponding increase in the price at which Common Shares trade on the NYSE.

  The Merger transaction was initiated and structured by individuals who are executive officers of Security Capital, the largest shareholder of PTR. Although no independent representatives were retained to negotiate the terms of the Merger transaction on behalf of PTR, the Board created the Special Committee consisting of Messrs. John Schweitzer, Calvin Kessler and James Cardwell. The Special Committee engaged Munger, Tolles & Olson LLP as its legal counsel and engaged Robertson, Stephens & Company LLC as its financial advisor to advise it in analyzing and evaluating, and to provide a written opinion with respect to, the fairness of the Merger transaction to PTR and the holders of Common Shares (other than Security Capital). No member of the Special Committee is an officer of PTR or a director or officer of the REIT Manager or SCG Realty Services or an officer or director of Security Capital. However, Messrs. Schweitzer, Kessler and Cardwell beneficially own 34,602, 32,267 and 32,765 Common Shares, respectively, and Mr. Schweitzer beneficially owns 268 shares of Security Capital's Class A common stock, par value $.01 per share (the "Class A Stock"). Additionally, Mr. Schweitzer beneficially owns $203,219 aggregate principal amount of Security Capital's Convertible Subordinated Debentures due 2014 (the "2014 Convertible Debentures") (convertible into an aggregate of 194 shares of Class A Stock). Trustees of PTR, other than members of the Special Committee, beneficially own in the aggregate 117,272 Common Shares, 11,054 shares of Class A Stock, $3,128,362 aggregate principal amount of 2014 Convertible Debentures (convertible into an aggregate of 2,991 shares of Class A Stock) and $400,000 aggregate principal amount of Security Capital's Convertible Subordinated Debentures due 2016 (convertible into an aggregate of 347 shares of Class A Stock). Beginning January 1, 1998, each share of Class A Stock will be convertible into 50 shares of Class B Stock.

  Concurrently with signing the Merger Agreement with PTR, Security Capital also signed substantially similar agreements with each of ATLANTIC and Security Capital Industrial Trust ("SCI"), each of which are affiliates of Security Capital and PTR. Consummation of the Merger transaction is not dependent upon the closing of the ATLANTIC and SCI transactions.

RELATIONSHIP WITH SECURITY CAPITAL AFTER THE MERGER

  Investor Agreement

  Pursuant to various agreements, as amended (the "Investor Agreement"), between PTR and Security Capital, Security Capital is entitled to designate three persons to be nominated for election to the Board. So long as Security Capital beneficially owns at least 10% of the Common Shares, PTR is prohibited from increasing the number of members of the Board to more than eight. Additionally, the Investor Agreement, among other things, requires PTR to obtain Security Capital's approval of (i) the annual operating budget and substantial deviations therefrom, (ii) contracts for investment management, property management or leasing services or that contemplate annual payments in excess of $100,000 and (iii) acquisitions or dispositions in a single transaction or a group of related transactions where the purchase or sale price exceeds $5 million. The Investor Agreement also provides certain registration rights to Security Capital in respect of Common Shares beneficially owned by Security Capital.

  As part of the Merger transaction, PTR and Security Capital will amend and restate the Investor Agreement (as so amended and restated, the "Amended and Restated Investor Agreement"), which will provide that, without first having consulted with the nominees of Security Capital designated in writing, PTR may not seek Board approval of (i) PTR's annual budget; (ii) incurring expenses in any year exceeding (a) any line item in the annual budget by the greater of $500,000 or 20% and (b) the total expenses set forth in the annual budget by 15%; (iii) the acquisition or sale of any assets in any single transaction or series of related transactions in the ordinary course of PTR's business where the aggregate purchase price paid or received by PTR exceeds $25 million; and
(iv) entering into any new contract with a service provider (a) for investment management, property management or leasing services or (b) that reasonably contemplates annual contract payments by PTR in excess of $1 million. PTR will be under no obligation to accept or comply with any advice offered by Security Capital with respect to the foregoing matters.

  Additionally, so long as Security Capital beneficially owns at least 25% of the Common Shares, Security Capital will have the right to approve the following matters proposed by PTR: (i) the issuance or sale of any Common Shares (including the grant of any rights, options or warrants to subscribe for or purchase Common

Shares or any security convertible into or exchangeable for Common Shares or the issuance or sale of any security convertible into or exchangeable for Common Shares) at a price per share less than the fair market value of a Common Share on the date of such issuance or sale; (ii) the issuance and sale of any disqualified shares (as defined) if, as a result thereof, PTR's Fixed Charge Coverage Ratio (as defined) would be less than 1.4 to 1.0; (iii) the adoption of any employee benefit plan pursuant to which shares of PTR or any securities convertible into shares of PTR may be issued and any action with respect to the compensation of the senior officers of PTR (including the grant or award of any bonuses or share-based incentive awards); and (iv) the incurrence of any additional indebtedness (including guarantees and including renegotiations and restructurings of existing indebtedness) if, as a result thereof, PTR's Interest Expense Coverage Ratio (as defined) would be less than
2.0 to 1.0. The restriction referred to in clause (i) above will not apply to
(A) the sale or grant of any options to purchase shares of beneficial interest of PTR pursuant to the provisions of any benefit plan approved by the shareholders of PTR, (B) the issuance or sale of shares of beneficial interest of PTR upon the exercise of any rights, options or warrants granted, or upon the conversion or exchange of any convertible or exchangeable security issued or sold, prior to the closing date of the Merger or in accordance with the provisions of the Amended and Restated Investor Agreement, (C) the issuance and sale of any shares of beneficial interest of PTR pursuant to any dividend reinvestment and share purchase plan approved by the Board or (D) the issuance, grant or distribution of rights, options or warrants to all holders of Common Shares entitling them to subscribe for or purchase shares of beneficial interest of PTR or securities convertible into or exercisable for shares of beneficial interest.

  The Amended and Restated Investor Agreement will also provide that, so long as Security Capital owns at least 10% of the outstanding Common Shares, PTR may not increase the number of persons serving on the Board to more than eight. Security Capital also will be entitled to designate one or more persons to be nominated for election to the Board, as follows: (i) so long as Security Capital owns at least 10% but less than 25% of the outstanding Common Shares, it will be entitled to nominate one person; and (ii) so long as Security Capital owns at least 25% of the outstanding Common Shares, it will be entitled to nominate that number of persons as shall bear approximately the same ratio to the total number of members of the Board as the number of Common Shares beneficially owned by Security Capital bears to the total number of outstanding Common Shares, provided that Security Capital will be entitled to designate no more than three persons so long as the Board consists of no more than eight members.

  As part of the Amended and Restated Investor Agreement, Security Capital will be permitted to make employment opportunities with Security Capital or its affiliates available to the officers and employees of PTR. Prior to commencing discussions with a senior officer of PTR about any such opportunity, Security Capital will be required to give the Board 14 days' prior written notice.

  In addition, the Amended and Restated Investor Agreement will provide Security Capital with registration rights pursuant to which, in certain specified circumstances, Security Capital will be permitted to request at any time, registration of all of Security Capital's Common Shares pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"). Security Capital will be permitted to request one such registration for every $100 million (based on market value) of Common Shares it owns.

  Administrative Services Agreement

  Upon consummation of the Merger transaction, PTR and Security Capital will enter into an administrative services agreement (the "Administrative Services Agreement"), pursuant to which Security Capital will provide PTR with certain administrative and other services with respect to certain aspects of PTR's business, as selected from time to time by PTR at its option. These services are expected to include, but are not limited to, payroll and tax administration services, cash management and accounts payable services, data processing and other computer services, human resources, research, investor relations, insurance administration and legal administration. The fees payable to Security Capital will be equal to Security Capital's cost of providing such services, plus 20%, subject to a maximum amount of approximately $7.7 million during the initial term of the agreement, of which approximately $2.2 million will apply to the period between closing of the Merger and December 31, 1997 and the remainder will apply to 1998. Cost savings under the Administrative Services

Agreement will accrue to PTR. The agreement will be for an initial term expiring on December 31, 1998 and will be automatically renewed for consecutive one-year terms, subject to approval by a majority of the independent members of the Board.

  License Agreement

  PTR and Security Capital will enter into a license agreement on the closing date of the Merger (the "License Agreement") pursuant to which Security Capital will grant PTR a non-exclusive license to use Security Capital's registered logo and the non-exclusive right to use the name "Security Capital". The term of the license will be for a period of 15 years, subject to PTR's right to extend the license for up to two additional five-year periods. As part of the License Agreement, Security Capital will agree that during the term of the agreement, it will not exercise its rights under the Declaration of Trust to cause PTR to change its name.

  Protection of Business Agreement

  PTR and Security Capital will enter into a protection of business agreement on the closing date of the Merger (the "Protection of Business Agreement"), which will prohibit Security Capital and its affiliates from providing, anywhere within the United States, directly or indirectly, substantially the same services as those currently provided by the REIT Manager and SCG Realty Services to any entity that owns or operates multifamily communities. The Protection of Business Agreement will not prohibit Security Capital or its affiliates from owning the securities of any class of PTR or ATLANTIC. The Protection of Business Agreement will terminate in the event of an acquisition, directly or indirectly (other than by purchase from Security Capital or any of its affiliates), by any person (or group of persons acting in concert), other than Security Capital or any of its affiliates, of the greater of (i) 25% or more of the outstanding shares of voting securities of PTR and (ii) the percentage of outstanding voting securities of PTR owned directly or indirectly by Security Capital and its affiliates, in either case without the prior written consent of the Board. Subject to earlier termination pursuant to the preceding sentence, the Protection of Business Agreement will terminate on the third anniversary of the closing date of the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  If the Merger transaction is consummated, the current officers and employees of the REIT Manager and SCG Realty Services (except C. Ronald Blankenship and Jeffrey A. Klopf) will become officers and employees of PTR and be compensated for their services by PTR. The following table sets forth the compensation for the Chief Executive Officer and the four other most highly compensated executive officers of PTR (the "Named Executive Officers") who will become employees of PTR and for all executive officers as a group (who will become employees of PTR) for 1996. All compensation for 1996 was paid by Security Capital.

                                                                    OTHER ANNUAL
   NAME AND TITLE                                  SALARY   BONUS   COMPENSATION
   --------------                                 -------- -------- ------------
   R. Scot Sellers, Managing Director............ $214,000 $236,000       0
   Patrick R. Whelan, Managing Director..........  190,000  150,000       0
   Jay S. Jacobson, Senior Vice President........  165,000   80,000       0
   Bryan J. Flanagan, Senior Vice President......  180,000   60,750       0
   Mark N. Tennison, Senior Vice President.......  150,000   88,000       0
   Executive Officers as a group (5 persons).....  899,000  614,750       0

  For 1997, each Named Executive Officer will remain an employee of the REIT Manager and be compensated by Security Capital until the closing of the Merger, at which time he will become an employee of PTR and be compensated by PTR. For 1997, each Named Executive Officer will receive a salary and be eligible for a target bonus. The actual amount of the bonus (which may be higher or lower than the target bonus) will be determined by the Compensation Committee at the end of the year and will be based on several factors, including individual performance, PTR's performance, PTR's financial condition, competitive conditions in the real estate industry and recommendations of senior management. PTR will continue the same compensation arrangements for the portion of 1997 in which the Named Executive Officers are employees of PTR. The Named Executive Officers will be paid the following salaries for 1997 and will be eligible for the following target bonuses for 1997:

                                                                         TARGET
      NAME AND TITLE                                            SALARY   BONUS
      --------------                                           -------- --------
      R. Scot Sellers, President and Chief Executive Officer.  $250,000 $150,000
      Patrick R. Whelan, Managing Director...................   200,000  135,000
      Jay S. Jacobson, Senior Vice President.................   198,000   40,000
      Bryan J. Flanagan, Senior Vice President...............   190,000   45,000
      Mark N. Tennison, Senior Vice President................   170,000   50,000

  In addition, subject to shareholder approval, during 1997 officers of PTR will be granted options to purchase Common Shares. Officers and certain employees of PTR will also be granted the right to purchase Common Shares under the Incentive Plan (as defined below). See "Long-Term Incentive Plan".

  The following table shows the option and share purchase rights that are expected to be received by (i) the Named Executive Officers, (ii) all executive officers as a group and (iii) all employees, including all officers who are not executive officers, as a group.

                                        OPTION AWARDS                    SHARE AWARDS
                          ------------------------------------------ ---------------------
                          DOLLAR VALUE
                           OF SHARES
                           SUBJECT TO  NUMBER OF EXERCISE EXPIRATION   DOLLAR    NUMBER OF
NAME AND TITLE             OPTION(1)    SHARES    PRICE      DATE    VALUE(2)(4)  SHARES
--------------            ------------ --------- -------- ---------- ----------- ---------
R. Scot Sellers,
 President and Chief
 Executive Officer......   $  300,000      (2)      (2)       (3)    $ 6,000,000     (2)
Patrick R. Whelan,
 Managing Director......      250,000      (2)      (2)       (3)      5,700,000     (2)
Jay S. Jacobson, Senior
 Vice President.........      221,000      (2)      (2)       (3)      3,000,000     (2)
Bryan J. Flanagan,
 Senior Vice President..      149,500      (2)      (2)       (3)      1,350,000     (2)
Mark N. Tennison, Senior
 Vice President.........      159,300      (2)      (2)       (3)      2,700,000     (2)
All executive officers
 as a group
 (5 persons)............    1,079,800      (2)      (2)       (3)     18,750,000     (2)
All employees, including
 all officers who are
 not executive officers,
 as a group (166
 persons)...............   $3,475,250      (2)      (2)       (3)    $49,500,000     (2)

--------
(1) Non-qualified options with dividend equivalent units and vesting schedule of 25% exercisable on the second anniversary of grant and an additional 25% on each of the third, fourth and fifth anniversaries of the date of grant.
(2) The exercise price for the options and the purchase price for the share awards will be the price of the Common Shares as of the date the shareholders approve the Incentive Plan. The number of shares subject to options and share awards will be determined by dividing the aggregate exercise price or aggregate share award by the price of the Common Shares as of the date the shareholders approve the Incentive Plan.
(3) Ten years from the date on which the shareholders approve the Incentive
    Plan.
(4) Includes shares which may be purchased plus matching options for two shares granted with respect to each Common Share purchased.

  In addition to the awards under the Incentive Plan, options will be granted to 50 officers of PTR to purchase an aggregate of $7,442,500 of shares of Class A Stock of Security Capital (based on the exercise price).

  The Board will also adopt a 401(k) plan which will permit eligible employees to make pre-tax contributions of up to $9,500 to the plan or such other amount as may be permitted under Section 401(k) of the Internal Revenue Code of 1986, as amended ("the Code"). PTR will match 50% of participants' contributions that do not exceed 6% of their compensation. PTR intends to make such matching contributions in the form of Common Shares. Participants will become vested in the matching contributions 20% per each year of service. Employees of the REIT Manager and SCG Realty Services will be credited for service for the time they were employees of Security Capital.

LONG-TERM INCENTIVE PLAN

 General

  The Board has adopted, subject to shareholder approval, the 1997 Incentive Plan (the "Incentive Plan") which authorizes the establishment of one or more option programs and share purchase programs and the award of share grants. No more than 5,650,000 Common Shares in the aggregate may be awarded under the Incentive Plan and no individual may be granted awards with respect to more than 500,000 Common Shares in any one-year period. The Compensation Committee of the Board (the "Compensation Committee") will administer the Incentive Plan. Subject to the terms of the Incentive Plan, the Compensation Committee determines which employees shall be eligible to receive awards under the Incentive Plan, and the amount, price, timing and other terms and conditions applicable to such awards. Non-employee Trustees are not eligible to participate in the Incentive Plan. All employees of PTR or any of its subsidiaries are eligible to participate in the Incentive Plan.

  Options awarded under the Incentive Plan may be either incentive share options or non-qualified share options. Options become exercisable and expire in accordance with the terms established by the Compensation Committee. Common Shares transferred to a participant pursuant to the exercise of an option may be subject to such additional restrictions or limitations as the Compensation Committee may determine. The Incentive Plan provides generally that participants who are awarded options will also receive dividend equivalent units with respect to the options. The dividend equivalent units will be subject to the same vesting schedule as the options and will be payable when the options are exercised, unless the participant elects to defer receipt, or expire. Each dividend equivalent unit also accumulates additional dividend equivalent units on an annual basis. All dividend equivalent units are paid in the form of Common Shares at the rate of one Common Share per dividend equivalent unit.

  The Incentive Plan provides that the Compensation Committee may award participants performance stock, subject to achievement of performance objectives. The number of Common Shares and the performance measures and periods shall be established by the Compensation Committee at the time the award is made, provided that any performance period shall be at least one year.

 Non-Qualified Options

  Concurrently with the consummation of the Merger transaction, the Named Executive Officers and other officers and employees of PTR will be granted options to purchase Common Shares at the closing price of the Common Shares on the date the Incentive Plan is approved by shareholders. The participants have no rights as shareholders with respect to the Common Shares subject to their options until the option is exercised. PTR ordinarily will be entitled to claim a federal income tax deduction on account of the exercise of a non-qualified option and payment of dividend equivalent units. The amount of the deduction is equal to the ordinary income recognized by a participant.

 Share Purchase Program

  Concurrently with the consummation of the Merger transaction, PTR will permit the Named Executive Officers and other officers and employees to purchase up to a total of $22,750,000 of Common Shares at the closing price of the Common Shares on the date the Incentive Plan is approved by shareholders with two matching options for each Common Share purchased. Each matching option shall have a subscription price equal to the closing price of one Common Share on the date the Incentive Plan is approved by the shareholders. No dividend equivalent units will be issued with respect to such matching options. The Common Share purchases provide for a one-year restricted period during which the participants may not, while employed, sell the Common Shares. If a participant leaves the employment of PTR prior to the end of the restricted period, PTR has the right to repurchase the Common Shares at the fair market value of such Common Shares at the time the participant's employment is terminated. At the end of the restricted period, the participant shall own the Common Shares without further restriction. However, if the participant sells the Common Shares after the end of the restricted period, the participant's matching options may be adversely affected. PTR will make loans for up to 95% of the purchase price available to participants. Each loan will be full recourse to the participant and be secured by the purchased Common Shares.

                            SELECTED FINANCIAL DATA

  The following table sets forth (1) historical selected financial data for the periods indicated and as of the dates indicated for PTR and (2) unaudited pro forma selected data as of March 31, 1997 and for the three months ended March 31, 1997 and for the year ended December 31, 1996, giving effect to the Merger, the Homestead Transaction (as defined in the pro forma financial statements incorporated by reference herein) and the acquisition and disposition of certain multifamily communities, as if the noted transactions had occurred as of January 1, 1996 for the Operations Summary, Per Share Data and Other Data information and as of March 31, 1997 for Financial Position information. Pro forma adjustments made to arrive at the pro forma amounts set forth below are described in PTR's pro forma financial statements incorporated by reference herein. The following information should be read in conjunction with and is qualified in its entirety by the PTR historical financial statements incorporated by reference herein and the PTR pro forma financial statements incorporated by reference herein. The unaudited pro forma selected information is intended for informational purposes and is not necessarily indicative of the future financial position or future results of operations of PTR or of the financial position or the results of operations of PTR that would have actually occurred had the noted transactions been completed as of the date or for the periods presented (amounts in thousands, except per share data).

                          PRO FORMA    HISTORICAL
                         THREE MONTHS THREE MONTHS  PRO FORMA
                            ENDED        ENDED      YEAR ENDED      HISTORICAL--YEAR ENDED DECEMBER 31,
                          MARCH 31,    MARCH 31,   DECEMBER 31,  ------------------------------------------
                             1997         1997         1996        1996     1995     1994    1993    1992
                         ------------ ------------ ------------  -------- -------- -------- ------- -------
OPERATIONS SUMMARY:
  Rental revenues.......   $80,730      $79,950      $340,098    $322,046 $262,473 $183,472 $76,129 $30,970
  Interest income on
   Homestead Notes......     3,174        3,174         6,786       2,035      --       --      --      --
  Total revenues........    84,274       83,494       349,050     326,246  264,873  186,105  78,418  32,779
  Property management
   fees paid to
   affiliates...........       --         2,690           --       11,610    8,912    7,148   3,862   1,424
  REIT management fee
   paid to affiliate....       --         4,617           --       22,191   20,354   13,182   7,073   2,711
  General and
   administrative
   expense..............     2,981          272        10,896       1,077      952      784     660     436
  Earnings from
   operations...........    20,939       20,276        87,817(1)   94,089   81,696   46,719  23,191   9,037
  Gain (loss) on sale of
   investments..........    25,335       25,335        37,492      37,492    2,623      --    2,302     (51)
  Preferred Share cash
   dividends paid.......     5,035        5,035        24,167      24,167   21,823   16,100   1,341     --
  Net earnings
   attributable to
   Common Shares........    41,239       40,576       100,272(1)  106,544   62,496   30,619  24,152   8,986
  Common Share cash
   distributions paid...   $24,712      $24,712      $ 90,728    $ 90,728 $ 76,804 $ 46,121 $29,162 $13,059
PER SHARE DATA:
  Net earnings
   attributable to
   Common Shares per
   Common Share.........   $  0.52         0.53      $   1.32(1) $   1.46 $   0.93 $   0.66 $  0.66 $  0.46
  Common Share cash
   distributions paid...     0.325        0.325          1.24        1.24     1.15     1.00    0.82    0.70
  Series A Preferred
   Share cash dividends
   paid.................    0.4377       0.4377          1.75        1.75     1.75     1.75  0.1458     --
  Series B Preferred
   Share cash dividends
   paid.................   $0.5625      $0.5625      $   2.25    $   2.25 $  1.363 $    --  $   --  $   --
  Weighted-average
   Common Shares
   outstanding..........    78,983       75,872        76,168      73,057   67,052   46,734  36,549  19,435

                         PRO FORMA  HISTORICAL        HISTORICAL--YEAR ENDED DECEMBER 31,
                         MARCH 31,  MARCH 31,  --------------------------------------------------
                            1997       1997       1996       1995       1994      1993     1992
                         ---------- ---------- ---------- ---------- ---------- -------- --------
FINANCIAL POSITION:
  Real estate owned, at
   cost................. $2,335,325 $2,233,866 $2,153,363 $1,855,866 $1,296,288 $872,610 $337,274
  Homestead Notes.......    191,829    191,829    176,304        --         --       --       --
  Total assets..........  2,516,761  2,441,977  2,282,432  1,840,999  1,295,778  890,301  342,235
  Credit facilities.....    193,865    193,865    110,200    129,000    102,000   51,500   54,802
  Long-term debt........    630,000    630,000    580,000    200,000    200,000      --       --
  Mortgages payable.....    287,964    230,578    217,188    158,054     93,624   48,872   30,824
  Total liabilities.....  1,193,416  1,135,018  1,014,924    565,331    455,136  135,284   94,186
  Shareholders' equity.. $1,323,345 $1,306,959 $1,267,508 $1,275,668 $  840,642 $755,017 $248,049
  Number of Common
   Shares outstanding...     79,187     76,076     75,511     72,211     50,456   44,645   27,034

                          PRO FORMA    HISTORICAL
                         THREE MONTHS THREE MONTHS  PRO FORMA
                            ENDED        ENDED      YEAR ENDED        HISTORICAL--YEAR ENDED DECEMBER 31,
                          MARCH 31,    MARCH 31,   DECEMBER 31,  --------------------------------------------------
                             1997         1997         1996        1996      1995      1994      1993       1992
                         ------------ ------------ ------------  --------  --------  --------  ---------  ---------
OTHER DATA:
  Net earnings
   attributable to
   Common Shares........  $  41,239    $  40,576     $100,272(1) $106,544  $ 62,496  $ 30,619  $  24,152  $   8,986
  Add (deduct):
    Real estate
     depreciation.......     12,679       12,049       49,956      44,887    36,685    24,614     10,509      5,311
    Provision for
     possible loss on
     investments........      1,500        1,500          --          --        420     1,600      2,270        400
    (Gain) or loss on
     disposition of
     investments........    (25,335)     (25,335)     (37,492)    (37,492)   (2,623)      --      (2,302)        51
    Extraordinary item--
     loss on early
     extinguishment of
     debt, net..........        --           --           739         739       --        --         --         --
    Amortization related
     to Homestead
     Notes(2)...........       (245)        (245)        (799)       (141)      --        --         --         --
    Other (primarily
     provision for loss
     on receivables)....        --           --           --          --        --        --          87        174
                          ---------    ---------     --------    --------  --------  --------  ---------  ---------
  Funds from operations
   attributable to
   Common Shares(3).....  $  29,838    $  28,545     $112,676    $114,537  $ 96,978  $ 56,833  $  34,716  $  14,922
                          =========    =========     ========    ========  ========  ========  =========  =========
  Net cash provided by
   operating activities.  $  24,239    $  22,725     $142,660    $143,939  $121,795  $ 94,625  $  49,247  $  20,252
  Net cash used by
   investing
   activities...........   (116,096)    (114,035)    (455,708)   (360,935) (294,488) (368,515)  (529,065)  (229,489)
  Net cash provided by
   financing activities.  $  93,650    $  93,650     $282,545    $195,720  $191,520  $276,457  $ 478,345  $ 185,130

-------
(1) Excludes the impact of a one-time adjustment of approximately $73 million relating to the costs incurred in acquiring the REIT Manager and SCG Realty Services, since the intent of providing this pro forma financial information is to reflect the expected continuing impact of the Merger on PTR. Upon consummation of the Merger, this expense will be recorded as an operating expense on PTR's statement of earnings, but PTR will not deduct this expense for purposes of calculating funds from operations, due to the non-recurring and non-cash nature of the expense.
(2) Represents non-cash amortization associated with the Homestead Note conversion feature and warrant-related deferred revenue which is not recognized for purposes of funds from operations.
(3) Funds from operations represents net earnings computed in accordance with GAAP, excluding gains (or losses) from real estate transactions, provisions for possible losses, extraordinary items, significant non-recurring items and real estate depreciation. PTR believes that funds from operations is helpful to a reader as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides a reader with an indication of the ability of PTR to incur and service debt, to make capital expenditures and to fund other cash needs. Funds from operations should not be considered as an alternative to net earnings or any other GAAP measurement of performance as an indicator of PTR's operating performance or as an alternative to cash flows from operating, investing or financing activities as a measure of liquidity. In June 1994, PTR adopted the National Association of Real Estate Investment Trusts' ("NAREIT") revised definition of funds from operations. Under this more conservative definition, loan cost amortization is not added back to net earnings in determining funds from operations. For comparability, funds from operations for the periods prior to July 1994 give effect to the revised definition. The funds from operations measure presented by PTR, while consistent with the NAREIT definition, will not be comparable to similarly titled measures of other REITs which do not compute funds from operations in a manner consistent with PTR. Funds from operations is not intended to represent cash made available to shareholders. Cash distributions paid to shareholders are presented above under "Operations Summary".

                            RECENT OPERATING RESULTS

  The following table sets forth PTR's preliminary unaudited operating results for the six months ended June 30, 1997 and 1996 (in thousands). These operating results are not necessarily indicative of the results to be expected for the entire year.

                                                           SIX MONTHS ENDED
                                                               JUNE 30,
                                                          --------------------
                                                            1997       1996
                                                          ---------  ---------
   Total revenues.......................................  $ 169,674  $ 156,299
   Net earnings attributable to Common Shares...........  $  70,708  $  41,821
   Net earnings attributable to Common Shares per Common
    Share...............................................  $    0.92  $    0.58
   Weighted-average Common Shares outstanding...........  $  76,639  $  72,217
   Common Share cash distributions paid.................  $   0.650  $   0.620
   Reconciliation of net earnings attributable to Common
    Shares to funds from operations attributable to
    Common Shares:
   Net earnings attributable to Common Shares...........  $  70,708  $  41,821
   Add (deduct):
     Real estate depreciation...........................     24,688     21,242
     Provision for possible loss on investments.........      1,500        --
     Gain on disposition of investments, net............    (37,207)    (8,083)
     Extraordinary item--loss on early extinguishment of
      debt, net.........................................        --         837
     Amortization related to Homestead Notes(1).........       (528)       --
                                                          ---------  ---------
   Funds from operations attributable to Common
    Shares(2)...........................................  $  59,161  $  55,817
                                                          =========  =========
   Cash flow summary:
     Net cash provided by operating activities;           $  70,118  $  60,122
     Net cash used by investing activities..............   (187,379)  (197,117)
     Net cash provided by financing activities..........  $ 117,230  $ 114,452

--------
(1) See footnote (2) on page S-25.
(2) See footnote (3) on page S-25.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

  The following information should be read in conjunction with PTR's financial statements and notes thereto incorporated by reference herein.

  The statements contained in this discussion and elsewhere in this report that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which PTR operates, management's beliefs and assumptions made by management. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. PTR's operating results depend primarily on income from multifamily communities, which is substantially influenced by (i) the demand for and supply of multifamily units in PTR's primary target market and submarkets, (ii) operating expense levels, (iii) the effectiveness of property-level operations and (iv) the pace and price at which PTR can acquire and develop additional multifamily communities. Capital and credit market conditions which affect PTR's cost of capital also influence operating results.

OVERVIEW

 General

  PTR's results of operations, financial position and liquidity have been influenced primarily by the operations of and investments made in PTR's multifamily communities. The term "multifamily" as used herein refers to garden-style communities and excludes Homestead Village(R) extended-stay lodging assets, which were contributed to a new publicly traded company, Homestead, on October 17, 1996, in exchange for Homestead securities.

 Multifamily Investments

  The following table provides an overview of PTR's multifamily portfolio and related investment activity for the three months ended March 31, 1997 (dollar amounts in thousands):

      OPERATING COMMUNITIES:
          Communities...............................................        133
          Units.....................................................     40,874
          Total expected investment(1).............................. $1,928,702
      COMMUNITIES UNDER CONSTRUCTION:
        Starts During Period:
          Communities...............................................          1
          Units.....................................................        192
          Total expected investment(1).............................. $    9,383
        Completions During Period:
          Communities...............................................          0
          Units.....................................................          0
          Total expected investment(1).............................. $        0
        Stabilizations During Period:
          Communities...............................................          0
          Units.....................................................          0
          Total expected investment(1).............................. $        0
        Under Construction at End of Period:
          Communities...............................................         18
          Units.....................................................      5,671
          Total expected investment(1).............................. $  359,366
          Investment to date........................................ $  227,325
        Development Expenditures During Period...................... $   52,883
      ACQUISITIONS:
          Communities...............................................          5
          Units.....................................................      1,652
          Total expected investment(1).............................. $  143,746
      DISPOSITIONS(2):
          Communities...............................................         13
          Units.....................................................      3,480
          Gross sales proceeds...................................... $  142,137
          Gains..................................................... $   25,335

--------
(1) For operating communities and acquisitions, represents cost through March 31, 1997 plus budgeted renovations, as of March 31, 1997. For communities under construction, represents cost through March 31, 1997 plus additional budgeted development expenditures as of March 31, 1997, which include the cost of land, fees, permits, payments to contractors, materials, architectural and engineering fees and interest and property taxes to be capitalized during the construction period.
(2) Includes the sale of an industrial building representing gross sale proceeds of approximately $300,000 and a gain of approximately $3,000.

 Current Development Activity

  PTR believes that development of multifamily communities from the ground up, which are built for long-term ownership and designed to meet broad resident preferences and demographic trends, will continue to provide an important source of long-term cash flow growth. PTR believes its ability to compete is significantly enhanced relative to other companies because of the REIT Manager's depth of development and acquisition personnel and presence in local markets combined with PTR's access to investment capital. The following table summarizes PTR's development communities under construction as of March 31, 1997 (dollar amounts in thousands):

                                       NUMBER                TOTAL
                                         OF      PTR       EXPECTED        %
                                       UNITS  INVESTMENT INVESTMENT(1) LEASED(2)
                                       ------ ---------- ------------- ---------
   Communities under construction and
    in
    lease-up(3)......................  2,640   $148,129    $161,370      85.53%
   Other communities under
    construction(4)..................  3,031     79,196     197,996
                                       -----   --------    --------
     Total communities under
      construction...................  5,671   $227,325    $359,366
                                       =====   ========    ========

--------
(1) Represents cost through March 31, 1997 plus additional budgeted development expenditures as of March 31, 1997, which include the cost of land, fees, permits, payments to contractors, materials, architectural and engineering fees and interest and property taxes to be capitalized during the construction period.
(2)  The percentage leased is based on total units completed.
(3) A development community is considered in "lease-up" once the first units are delivered.
(4) Lease-up has not yet commenced.

  There are risks associated with PTR's development and construction activities which include: development and acquisition opportunities explored may be abandoned; construction costs of a community may exceed original estimates due to increased material, labor or other expenses, which could make completion of the community uneconomical; occupancy rates and rents at a newly completed community are dependent on a number of factors, including market and general economic conditions, and may not be sufficient to make the community profitable; financing may not be available on favorable terms for the development of a community; and construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs. Development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary land-use, building, occupancy and other required governmental permits and authorizations. The occurrence of any of the events described above could adversely affect PTR's ability to achieve its projected yields on communities under development or redevelopment.

  To mitigate these risks, PTR obtains zoning and municipal approvals prior to purchasing land. Furthermore, PTR does not take construction risk, but instead uses qualified third-party general contractors to build its communities, using guaranteed maximum price contracts. PTR cannot eliminate all development risk, but believes that the opportunities to better control product and realize higher returns from development communities compensate for the limited risk.

 Recent Acquisitions

  In addition to its development activity, during the three-month period ended March 31, 1997, PTR completed the acquisition of five operating multifamily communities (1,652 units) at a total expected investment of $143.7 million.

  Acquisitions entail risks that investments will fail to perform in accordance with expectations and that judgments with respect to the cost of improvements to bring an acquired community up to standards established for the market position intended for that community will prove inaccurate, as well as general investment risks associated with any new real estate investment. Although PTR undertakes an evaluation of the physical condition of each new community before it is acquired, certain defects or necessary repairs may not be detected until after the community is acquired, which could significantly increase PTR's total acquisition costs.

  These risks are partially mitigated and managed by the extensive market research and rigorous due diligence process performed in connection with every community considered. These factors combined with PTR's extensive market experience throughout its target market and methodical approval process have proven PTR's ability to select investments that have a high probability of meeting or exceeding underwritten expectations.

RESULTS OF OPERATIONS

  Net earnings for the three months ended March 31, 1997 and 1996 were $45.6 million and $25.8 million, respectively, an increase of $19.8 million (76.5%). This increase resulted primarily from increased gains on dispositions of $22.4 million and increased earnings from multifamily communities offset by the elimination of earnings from Homestead Village properties and higher interest expense. A discussion of the major components of the increase in net earnings follows.

 Property Operations

  The following table summarizes the net operating income generated from property operations for each period (in thousands):

                                                 HOMESTEAD OTHER NON-
                                     MULTIFAMILY  VILLAGE  MULTIFAMILY  TOTAL
                                     ----------- --------- ----------- -------
   Net operating income--three
    months ended March 31, 1997(1)..   $48,812    $   --      $ 563    $49,375
   Net operating income--three
    months ended March 31, 1996(1)..    41,582      3,261       669     45,512
                                       -------    -------     -----    -------
     Increase (decrease)............   $ 7,230    $(3,261)    $(106)   $ 3,863
                                       =======    =======     =====    =======

--------
(1) Net operating income is defined as rental revenues less rental expenses, real estate taxes and property management fees paid to affiliates.

  At March 31, 1997, multifamily investments comprised 99.1% of PTR's total real estate portfolio, based on total expected investment. The overall $7.2 million increase in net operating income from PTR's multifamily communities for the three months ended March 31, 1997 as compared to the three months ended March 31, 1996 was attributable to an $11.1 million increase in rental revenues partially offset by an $3.9 million increase in rental expenses, real estate taxes and property management fees paid to affiliates ("Operating Expenses"). The $11.1 million increase in rental revenues from $68.2 million for the three months ended March 31, 1996 to $79.3 million for the three months ended March 31, 1997 was primarily attributable to a net increase in multifamily units from 38,970 units at March 31, 1996 to 40,874 units at March 31, 1997, combined with increases in rental revenues generated by existing multifamily communities, increased investments in newer markets such as California, and dispositions in markets with lower rental rates such as Tucson and Phoenix. Similarly, the $3.9 million increase in Operating Expenses from $26.6 million for the three months ended March 31, 1996 to $30.5 million for the three months ended March 31, 1997 is attributable primarily to additional units in operation, higher operating costs in new markets and increases in Operating Expenses associated with existing multifamily communities. Additional information for these communities is presented below under "-- Multifamily Communities Fully Operational Since January 1, 1996".

  PTR categorizes operating multifamily communities (which include all communities not under development) as either "stabilized" or "pre-stabilized". The term "stabilized" means that renovation, repositioning, new management and new marketing programs (or development and marketing in the case of newly developed communities) have been completed for a sufficient period of time (but in no event longer than 12 months, except for major rehabilitations) to achieve 93% occupancy at market rents. Prior to being "stabilized," a community is considered "pre-stabilized." Approximately 73.3% and 86.1% of PTR's operating multifamily portfolio was classified as stabilized as of March 31, 1997 and 1996, respectively, based on total expected investment.

  The $3.3 million in Homestead Village(R) net operating income shown for the three months ended March 31, 1996 resulted from rental revenues aggregating $6.9 million offset by Operating Expenses aggregating $3.6 million generated from 23 properties operating at March 31, 1996. The decrease in net operating income related to the Homestead Village(R) properties in the three months ended March 31, 1997 is entirely due to the contribution of all properties to Homestead, a newly formed company, on October 17, 1996.

  The decrease in net operating income on other non-multifamily properties is due primarily to property dispositions.

 Multifamily Communities Fully Operational Since January 1, 1996

  The following table illustrates the quarterly performance of PTR's communities which were fully operational in both periods ("same store communities") followed by the same store community information by region and market:

                                                               FULLY OPERATIONAL
                                                                COMMUNITIES AT
                                                                JANUARY 1, 1996
                                                               -----------------
      PORTFOLIO:
        Communities.......................................                91
        Units.............................................            27,607
        Total expected investment (in thousands)(1).......        $1,102,588
        % of total PTR portfolio(2).......................             48.19%

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                                1997 VS. 1996
                                                              ------------------
      OPERATING PERFORMANCE:
        Collections growth(3)............................            2.19%
        Property operating expense growth................            2.42%
        Net operating income growth......................            2.04%

                                          THREE MONTHS ENDED THREE MONTHS ENDED
                                            MARCH 31, 1997     MARCH 31, 1996
                                          ------------------ ------------------
      SUMMARY INFORMATION (IN ACTUAL
       DOLLARS):
        Average physical occupancy.......       94.22%             94.54%
        Property operating expense
         ratio(4)........................       38.91%             38.82%
        Average rental rate per unit(5)..        $629               $608
        Recurring capital expenditures
         per unit........................        $ 38               $ 21

--------
  See notes following next table.

                         AVERAGE PHYSICAL AVERAGE PHYSICAL COLLECTIONS
                           OCCUPANCY %      OCCUPANCY %      GROWTH
                           THREE MONTHS     THREE MONTHS    MARCH 31,  1/1/96 SAME STORE  TOTAL PTR
                              ENDED            ENDED        1997 VS.   COMMUNITIES  % BY PORTFOLIO %
                          MARCH 31, 1997   MARCH 31, 1996    1996(3)       MARKET(2)     BY MARKET(2)
                         ---------------- ---------------- ----------- ----------------- ------------
CENTRAL REGION:
  Austin, Texas.........      92.83%           96.82%          1.65%          3.67%           3.13%
  Dallas, Texas.........      94.17            95.53           1.45           3.86            3.60
  Denver, Colorado......      96.29            96.59           2.45           7.57            4.59
  El Paso, Texas........      92.39            92.94          (0.75)          7.33            4.07
  Houston, Texas........      95.92            96.60           2.98           8.52            6.74
  San Antonio, Texas....      93.05            93.47          (0.76)          9.40            6.34
                              -----            -----          -----         ------          ------
    CENTRAL REGION
     SUBTOTAL...........      94.05%           94.94%          1.04%         40.35%          28.47%
                              -----            -----          -----         ------          ------
NORTHWEST REGION:
  Portland, Oregon......      93.82%           94.41%          0.96%          5.73            4.78%
  Salt Lake City, Utah..      94.31            95.44           4.41           3.30            4.89
  Seattle, Washington...      96.91            91.04          14.48           5.92            6.27
                              -----            -----          -----         ------          ------
    NORTHWEST REGION
     SUBTOTAL...........      95.07%           93.39%          6.80%         14.95%          15.94%
                              -----            -----          -----         ------          ------
WEST REGION:
  Albuquerque, New
   Mexico...............      92.86%           90.32%          1.90%          6.41%           5.76%
  Las Vegas, Nevada.....      95.18            94.64           4.25          10.97            5.29
  Phoenix, Arizona......      95.15            95.87           0.02          14.76           12.69
  Northern California ..      91.75            93.35          11.52           3.54           13.94
  Southern California ..      93.61            94.50           2.42           4.17           13.40
  Tucson, Arizona.......      93.86            93.83          (1.27)          2.41            1.87
                              -----            -----          -----         ------          ------
    WEST REGION
     SUBTOTAL...........      94.42%           94.36%          2.23%         42.26%          52.95%
                              -----            -----          -----         ------          ------
Other Markets...........      90.26%           95.62%         (3.62)%         2.44%           2.64%
                              -----            -----          -----         ------          ------
Totals..................      94.22%           94.54%          2.19%        100.00%         100.00%
                              =====            =====          =====         ======          ======

--------
(1) Represents cost plus budgeted renovations.
(2) Based on total expected investment at March 31, 1997.
(3) Represents percentage growth in rental revenues, net of vacancies, bad debts and concessions.
(4) Represents Operating Expenses as a percentage of rental revenues.
(5) Represents weighted-average monthly "asking rents" during each period.

 Homestead Interest and Homestead Notes

  Through March 31, 1997, PTR had funded $117.4 million of its $198.8 million Homestead funding commitment of which $16.3 million was funded during the three months ended March 31, 1997. This leaves a remaining commitment under the funding commitment agreement of approximately $81.4 million, which will be provided to Homestead throughout the remainder of 1997 and early 1998 to fund developments as needed on development properties contributed by PTR. The remaining unfunded commitment as of June 30, 1997 was $56.4 million.

  During the three months ended March 31, 1997, PTR recorded $3.2 million in interest income ($2.9 million for purposes of calculating funds from operations) from the Homestead Notes. PTR deducts from net earnings the interest income related to the amortization of discounts and warrant-related deferred revenue in calculating funds from operations. Homestead interest income is expected to increase in future periods as PTR continues to fund Homestead's development activity up to its $198.8 million funding commitment.

  Upon full funding, PTR will have funded $198.8 million in exchange for Homestead Notes having a face amount of $221.3 million. The Homestead Notes are convertible into Homestead common stock after March 31, 1997 on the basis of one share of Homestead common stock for every $11.50 of principal face amount outstanding, which would result in the ownership of approximately 19.2 million shares of Homestead common stock at full funding. Under these assumptions and using the trading price of Homestead common stock at March 31, 1997 of $16.875, PTR's ownership would result in the following incremental value per PTR Common Share at March 31, 1997 (in thousands, except per share amounts):

      Homestead common stock price.................................... $ 16.875
      Conversion price................................................   11.500
                                                                       --------
        Incremental value per share of Homestead common stock......... $  5.375
      Shares of Homestead common stock upon conversion (at full
       funding).......................................................   19,246
                                                                       --------
          Total incremental value from conversion..................... $103,447
      PTR Common Shares outstanding...................................   76,076
                                                                       --------
          Assumed incremental value per PTR Common Share.............. $   1.36
                                                                       ========

  Upon full funding of the Homestead Notes by PTR and ATLANTIC, PTR's conversion rights would represent a 34.7% ownership interest in Homestead. This ownership interest assumes no further equity offerings by Homestead, conversion of all Homestead Notes by PTR and ATLANTIC and exercise of all outstanding warrants.

 Depreciation Expense

  The increase in depreciation expense resulted primarily from the increase in the number of operating communities partially offset by dispositions, including those related to the contribution of assets to Homestead on October 17, 1996.

 Interest Expense

  The following table summarizes PTR's interest expense (in thousands):

                                                    THREE MONTHS   THREE MONTHS
                                                       ENDED          ENDED
                                                   MARCH 31, 1997 MARCH 31, 1996
                                                   -------------- --------------
      Credit facilities...........................    $ 3,548        $ 2,100
      Long-term unsecured debt....................     10,718          4,727
      Mortgages payable...........................      4,122          3,190
      Capitalized interest........................     (4,427)        (3,497)
                                                      -------        -------
        Total interest expense....................    $13,961        $ 6,520
                                                      =======        =======

  Interest expense on PTR's credit facilities increased $1.4 million (69.0%) resulting primarily from higher average outstanding balances. Average borrowings on the line of credit were approximately $151.6 million (with an average effective interest rate of 8.1%) during the three months ended March 31, 1997, as compared to average borrowings of approximately $94.2 million (with an average effective interest rate of 7.58%) for the same period in 1996.

   Interest expense on PTR's long-term unsecured debt ("Long-Term Debt") increased $6.0 million (126.7%) for the three months ended March 31, 1997 as compared to the same period in 1996. The increase is primarily attributable to the issuance of $380 million of Long-Term Debt during 1996.

  Mortgage interest expense increased approximately $1.0 million (29.2%) for the three months ended March 31, 1997 as compared with the same period in 1996. This increase is the result of additional weighted-average debt outstanding due to mortgage assumptions related to community acquisitions which were partially offset by prepayments during 1996 and 1997.

  The increase in interest costs were partially offset by an increase of approximately $1.0 million (26.6%) in capitalized interest. The increase in capitalized interest is attributable to higher levels of multifamily development activity for the three months ended March 31, 1997 as compared to the same period in 1996.

 REIT Management Fee Paid to Affiliate

  The REIT Management fee paid by PTR decreased by approximately 16.9% during the three months ended March 31, 1997 as compared to the same period in 1996. This decrease is primarily attributable to an overall increase in the assumed principal amortization and interest on Long-Term Debt for purposes of the fee calculation, coupled with the fact that interest income on the Homestead Notes has been excluded from the calculation of the fee in accordance with the terms of the agreement. In the future, to the extent that PTR completes additional Long-Term Debt offerings and nonconvertible preferred share offerings and as additional fundings of the Homestead Notes occur, the REIT Management fee will continue to decline in proportion to PTR's earnings from operations. See "-- Liquidity and Capital Resources--REIT Management Agreement". See "The Merger Transaction" for information regarding a proposed merger transaction which would result in PTR becoming an internally managed REIT with Security Capital remaining as PTR's largest shareholder.

 Gains and Provision for Possible Loss on Investments

  As a result of PTR's asset optimization strategy, PTR disposed of 12 multifamily communities and one industrial building during the first quarter of 1997, representing gross proceeds of $142.1 million. As of March 31, 1997, PTR held a portion of the 1997 disposition proceeds aggregating $59 million in an interest bearing escrow account, pending acquisition of other multifamily communities to complete the tax-deferred exchange. During the first quarter of 1996, PTR disposed of four multifamily communities representing gross proceeds of $39.5 million. The proceeds from the 1996 and 1997 dispositions have been or will be redeployed into other multifamily communities that in PTR's view offer better long-term cash flow growth prospects. For federal income tax purposes, the majority of the 1997 and 1996 dispositions were structured as tax-deferred exchanges which deferred gain recognition. For financial reporting purposes, however, the transactions qualified for profit recognition, and aggregate gains of $25.3 million and $2.9 million, were recorded for the three months ended March 31, 1997 and 1996, respectively.

  As part of PTR's asset optimization strategy, 18 multifamily communities were held for disposition at March 31, 1997. The aggregate carrying value of properties held for disposition was approximately $144.0 million at March 31, 1997, net of a provision for possible loss of $1.5 million on certain communities. A substantial aggregate gain is expected upon the disposition of the remaining communities, although generally accepted accounting principles disallows recognition of anticipated gains. Subject to normal closing risks, PTR expects to complete the disposition of these communities during 1997 and redeploy the net proceeds from such dispositions, where appropriate, through tax-deferred exchanges, into the acquisition of multifamily communities.

ENVIRONMENTAL MATTERS

  PTR is subject to environmental regulations related to the ownership, operation, development and acquisition of real estate. As part of its due diligence procedures, PTR has conducted Phase I environmental assessments on each community prior to acquisition. The cost of complying with environmental regulations was not material to PTR's results of operations during either period. PTR is not aware of any environmental condition on any of its communities that is likely to have a material adverse effect on PTR's financial position or results of operations.

LIQUIDITY AND CAPITAL RESOURCES

  PTR considers its liquidity and ability to generate cash from operations and financings to be adequate and expects it to continue to be adequate to meet PTR's development, acquisition, operating, debt service, Homestead funding obligation and shareholder distribution requirements.

 Operating Activities

  Net cash flow provided by operating activities increased by $6.6 million (40.5%) for the three months ended March 31, 1997 as compared to the same period in 1996. This increase was due primarily to reduced cash outlays for operating liabilities resulting from timing differences.

 Investing and Financing Activities

  During the three months ended March 31, 1997 and 1996, PTR invested cash of $177.9 and $101.3 million, respectively, in real estate investments relating primarily to the significant acquisition and development activity summarized in "--Overview" above. The $177.9 million invested in real estate and $16.3 million in fundings of Homestead Notes during the three months ended March 31, 1997 were financed primarily from $80.1 million in net proceeds from property dispositions (excluding $59.0 million held in escrow pending tax-deferred exchanges), and borrowings under PTR's credit facilities which were partially repaid from proceeds related to PTR's $50 million offering of Long-Term Debt issued in March 1997. The $101.3 million invested during the three months ended March 31, 1996 was financed primarily from borrowings under PTR's credit facilities which were partially repaid from proceeds related to PTR's $150 million offering of Long-Term Debt issued in February 1996. Total mortgage debt assumed during 1997 in connection with community acquisitions aggregated $23.5 million.

  Other significant financing activity included the payment of $29.7 million and $28.8 million in Common Share and preferred share distributions for the three months ended March 31, 1997 and 1996, respectively. The increase is primarily attributable to a 4.8% increase in the distributions paid per Common Share. Preferred share dividends decreased approximately $1.4 million during the respective periods as a result of conversions of Series A Preferred Shares to Common Shares.

 Credit Facilities

  PTR has a $350 million unsecured revolving line of credit with TCB, as agent for a group of financial institutions (collectively, the "Lenders"). The line matures in August 1998 and may be extended annually for an additional year with the approval of the Lenders. The line of credit bears interest at the greater of prime (8.5% at June 30, 1997) or the federal funds rate plus 0.50%, or at PTR's option, LIBOR (5.6875% at June 30, 1997) plus 1.125% (6.8125% at
June 30, 1997). The spread over LIBOR can vary from LIBOR plus 0.75% to LIBOR plus 1.50% based upon PTR's Long-Term Debt rating. Additionally, there is a commitment fee on the average unfunded line of credit balance. The commitment fee was $114,000 and $218,000 for the six months ended June 30, 1997 and 1996, respectively. PTR recently renegotiated a number of modifications to the terms of the line of credit, which have been approved by TCB and all of the other lenders. Among the changes expected to be made are a reduction in the spread over LIBOR to 0.75% and an extension of the maturity to August 1999. The new terms are expected to be effective on August 13, 1997.

  A summary of PTR's line of credit borrowings is as follows (dollars in thousands):

                                           THREE MONTHS ENDED    YEAR ENDED
                                             MARCH 31, 1997   DECEMBER 31, 1996
                                           ------------------ -----------------
      Total line of credit................      $350,000          $350,000
      Borrowings outstanding at end of
       period.............................       133,500            99,750
      Weighted-average daily borrowings...       151,606           112,248
      Maximum borrowings outstanding at
       any month end......................       205,000           188,750
      Weighted-average daily nominal
       interest rate......................          6.9%              7.3%
      Weighted-average daily effective
       interest rate......................          8.1%              8.8%
      Weighted-average nominal interest
       rate at end of period..............          6.7%              6.6%

  At June 30, 1997, there were $90.3 million of borrowings outstanding under PTR's line of credit.

  On September 9, 1996, PTR entered into a short-term, unsecured, borrowing agreement with TCB. The loan matures March 18, 1998 and bears interest at an overnight rate which ranged from 5.94% to 7.00% during the six months ended June 30, 1997. At June 30, 1997, there were $34.8 million of borrowings outstanding under this agreement.

  On March 10, 1997, PTR borrowed $60 million under a short-term unsecured borrowing agreement with a financial institution. The loan matures on September 10, 1997, but provides for early repayment at PTR's option on the 10th day of each month during the term. Interest is payable monthly at an annual rate of LIBOR plus 0.60% (6.2875% at June 30, 1997). On April 4, 1997, PTR borrowed an additional $40 million under a short-term unsecured borrowing agreement with the same financial institution, having approximately the same interest rate and repayment terms. The proceeds from both loans were used to repay borrowings under PTR's line of credit.

  The aggregate amount of borrowings outstanding under all of PTR's credit facilities at June 30, 1997 was $203.0 million.

 Long-Term Debt

  At June 30, 1997, PTR had issued a total of $630 million of Long-Term Debt, which bears interest at fixed rates, payable semi-annually. Funds from such issuances were used primarily for acquisition, development and renovation of multifamily communities and to repay balances on credit facilities incurred for such purposes. The following table summarizes the Long-Term Debt as of June 30, 1997:

                                 ISSUANCE           AVERAGE EFFECTIVE
                                   AND                INTEREST RATE,   AVERAGE
                               OUTSTANDING  AVERAGE INCLUDING OFFERING ORIGINAL
                                PRINCIPAL   COUPON    DISCOUNTS AND      LIFE
          DATE OF ISSUANCE        AMOUNT     RATE     ISSUANCE COSTS   (YEARS)
          ----------------     ------------ ------- ------------------ --------
      March 31, 1997.......... $ 50 million  7.905%       7.850%        16.00
      October 21, 1996........  130 million  7.350        7.500          6.85
      August 6, 1996..........  100 million  7.840        7.950         15.60
      February 23, 1996.......  150 million  7.710        7.840         15.50
      February 8, 1994........  200 million  7.240        7.370         14.25
                               ------------  -----        -----         -----
          Total/Average....... $630 million  7.530%       7.640%        13.37
                               ============  =====        =====         =====

  The Long-Term Debt together with PTR's mortgages payable result in a relatively level amortization schedule which minimizes PTR's refinancing risk. The Long-Term Debt, other than a $15 million tranche of 6.500% Notes issued October 21, 1996 and due 2026 (the "6.500% Notes"), is redeemable at any time at the option of PTR, in whole or in part, at a redemption price equal to the sum of the principal amount of the Long-Term Debt being redeemed plus accrued interest thereon to the redemption date plus an adjustment, if any, based on the yield to maturity relating to market yields available at redemption. The 6.500% Notes may be repaid on October 15, 1999 at the option of the holders at their full principal amount together with accrued interest. If the holders do not exercise their right to require PTR to repay the 6.500% Notes on October 15, 1999, they may be repaid at the option of PTR, in whole or in part, at a redemption price equal to the sum of the principal amount of the Long-Term Debt being redeemed plus accrued interest thereon to the redemption date plus an adjustment, if any, based on the yield to maturity relating to market yields available at redemption. The Long-Term Debt is governed by the terms and provisions of an indenture agreement.

 Mortgages Payable

  The changes in mortgages payable during the three months ended March 31, 1997 consisted of the following (in thousands):

      Balance at January 1, 1997..................................... $217,188
        Mortgage notes assumed.......................................   23,527
        Principal payments, including prepayments upon community
         dispositions................................................  (10,137)
                                                                      --------
      Balance at March 31, 1997...................................... $230,578
                                                                      ========

 Scheduled Debt Maturities

  Approximate principal payments due during each of the calendar years in the 20-year period ending December 31, 2016 and thereafter, at March 31, 1997, were as follows (in thousands):

                                         CREDIT   LONG-TERM
                                       FACILITIES   DEBT    MORTGAGES   TOTAL
                                       ---------- --------- --------- ----------
      1997............................  $ 60,365  $     --   $14,787  $   75,152
      1998............................   133,500        --    40,173     173,673
      1999............................        --    30,000     8,347      38,347
      2000............................        --        --    30,057      30,057
      2001............................        --    12,500    23,794      36,294
      2002............................        --    32,500    17,315      49,815
      2003............................        --    38,750     1,717      40,467
      2004............................        --    38,750     1,865      40,615
      2005............................        --    38,750    12,024      50,774
      2006............................        --    38,750     2,195      40,945
      2007............................        --    38,750    13,478      52,228
      2008............................        --    38,750    18,810      57,560
      2009............................        --    36,250     1,545      37,795
      2010............................        --    38,750     1,669      40,419
      2011............................        --    25,000     1,803      26,803
      2012............................        --    30,000     1,947      31,947
      2013............................        --    35,000     2,104      37,104
      2014............................        --    42,500     2,273      44,773
      2015............................        --    40,000     2,455      42,455
      2016............................        --    45,000     2,653      47,653
      Thereafter......................        --    30,000    29,567      59,567
                                        --------  --------   -------  ----------
        Total.........................  $193,865  $630,000   230,578  $1,054,443
                                        ========  ========   =======  ==========

 Covenants

  PTR's debt instruments generally contain certain covenants common to the type of facility or borrowing, including financial covenants establishing minimum debt service coverage ratios and maximum leverage ratios. PTR was in compliance with all covenants pertaining to its debt instruments at March 31, 1997.

 Commitments and Contingencies

  At June 30, 1997, PTR had contingent contracts or letters of intent, subject to PTR's final due diligence and approval of all entitlements, to acquire land for new development communities with an estimated 6,602 multifamily units at a total development cost of approximately $612.7 million. At the same date, PTR also had contingent contracts or letters of intent, subject to final due diligence, for the acquisition of 328 additional operating multifamily units with a total expected investment of $17.5 million, including budgeted renovations. At June 30, 1997, PTR had unfunded development commitments for developments under construction of $180.4 million. For a description of unfunded commitments in connection with the Homestead Notes see "--Results of Operations--Homestead Interest and Homestead Notes".

  PTR expects to finance these activities and other future investment and operating needs with cash on hand, borrowings under its credit facilities and disposition proceeds from its asset optimization strategy, prior to arranging long-term capital. The credit facilities should facilitate an efficient response to market opportunities while minimizing the amount of cash invested in short-term investments at lower yields. Other sources of future liquidity and financial flexibility include $365.5 million (at June 30, 1997) in shelf-registered securities which can be issued on an as-needed basis, subject to PTR's ability to effect offerings on satisfactory terms. PTR believes that its current conservative ratio of long-term debt to total long-term undepreciated book capitalization (the sum of long-term debt and shareholders' equity after adding back accumulated depreciation) of 37.95% at March 31, 1997, provides considerable flexibility with respect to its ability to finance its investment activities.

  From time to time, PTR utilizes derivative financial instruments as hedges in anticipation of future debt offerings in order to manage well-defined interest rate risk. In anticipation of the $50 million Long-Term Debt offering that closed March 31, 1997, PTR entered into interest rate contracts with notional amounts aggregating $50 million in 1996. Upon completion of the offering, PTR terminated the interest rate contracts, realizing a gain of approximately $819,000 which has been deferred and is being amortized as an offset to interest expense over the term of the Long-Term Debt that was issued.

 Distributions

  PTR paid first and second quarter 1997 distributions of $0.325 per Common Share on February 20 and May 29, 1997. On July 21, 1997, the Board declared a cash distribution of $0.325 per Common Share which is payable on August 27, 1997 to shareholders of record on August 13, 1997. On March 31 and June 30, 1997, PTR paid quarterly dividends on the Series A Preferred Shares of $0.4377425 per share and quarterly dividends on its Series B Cumulative Redeemable Preferred Shares of Beneficial Interest (the "Series B Preferred Shares") of $0.5625 per share.

 Funds From Operations

  Funds from operations is defined as net earnings computed in accordance with GAAP, excluding gains (or losses) from real estate transactions, provisions for possible losses on extraordinary items significant non-recurring items and real estate depreciation. PTR believes that funds from operations is helpful to a reader as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides a reader with an indication of the ability of PTR to incur and service debt, to make capital expenditures and to fund other cash needs. Funds from operations should not be considered as an alternative to net earnings or any other GAAP measurement of performance as an indicator of PTR's operating performance or as an alternative to cash flows from operating, investing, or financing activities as a measure of liquidity. In June 1994, PTR adopted NAREIT's revised definition of funds from operations. Under this more conservative definition, loan cost amortization is not added back to net earnings in determining funds from operations. The funds from operations measure presented by PTR, while consistent with the NAREIT definition, will not be comparable to similarly titled measures of other REITs which do not compute funds from operations in a manner consistent with PTR. Funds from operations is not intended to represent cash made available to shareholders. Cash distribution paid to shareholders are described above under "Distributions".

  In 1996, PTR contributed its Homestead Village(R) assets to Homestead. Management believes that funds from operations for the three months ended March 31, 1996 should be adjusted to reflect the effects of the Homestead transaction to provide a more meaningful comparison to the historical 1997 results. Accordingly, pro forma funds from operations for the three months ended March 31, 1996 has been calculated as if the Homestead transaction had occurred on January 1, 1996. The funds from operations information is unaudited and the pro forma funds from operations is not necessarily indicative of what actual funds from operations would have been if the Homestead transaction had occurred on January 1, 1996.

  Funds from operations for the three months ended March 31, 1997 and pro forma funds from operations for the three months ended March 31, 1996 were as follows (amounts in thousands):

                                                              THREE      THREE
                                                             MONTHS     MONTHS
                                                              ENDED      ENDED
                                                            MARCH 31,  MARCH 31,
                                                              1997       1996
                                                            ---------  ---------
Net earnings attributable to Common Shares................. $ 40,576    $19,455
Add (deduct):
  Real estate depreciation.................................   12,049     10,618
  Gain on disposition of investments.......................  (25,335)    (2,923)
  Provision for possible loss on investments...............    1,500        --
  Amortization related to Homestead Notes..................     (245)       --
                                                            --------    -------
Historical funds from operations attributable to Common
 Shares....................................................   28,545     27,150
Add (deduct) pro forma adjustments relating to the
 contribution
 of Homestead Assets:
  Reduction in revenues and operating expenses(1)..........      --      (3,261)
  Increase in interest income(2)...........................      --         823
  Increase in interest expense(3)..........................      --        (166)
  Reduction in capitalized interest(4).....................      --        (575)
  REIT Management fee effect(5)............................      --         641
  Other....................................................      --          22
                                                            --------    -------
    Total pro forma adjustments............................      --      (2,516)
                                                            --------    -------
Funds from operations attributable to Common Shares
 (Pro forma for 1996)...................................... $ 28,545    $24,634
                                                            ========    =======
Weighted-average Common Shares outstanding.................   75,872     72,211
                                                            ========    =======

--------
(1) Represents the elimination of Homestead's historical revenues and operating expenses.
(2) Represents the interest income which would have been recognized on the Homestead Notes, assuming that PTR received Homestead common stock in exchange for its contribution first, and then Homestead Notes in exchange for the balance of its contribution over the respective time periods.
(3) Represents the assumed amount of incremental interest expense which would have been incurred as a result of higher line of credit balances due to reduced cash flow.
(4) Represents the reclassification of historical interest costs capitalized on Homestead developments to interest expense.
(5) Represents the decrease in REIT Management fee that would have resulted from the pro forma adjustments.

REIT MANAGEMENT AGREEMENT

  Effective March 1, 1991, PTR entered into a REIT management agreement (the "REIT Management Agreement") with the REIT Manager pursuant to which the REIT Manager assumed day-to-day management of PTR. All officers of PTR are employees of the REIT Manager and PTR currently has no employees. The REIT

Manager provides both strategic and day-to-day management of PTR, including research, investment analysis, acquisition, development, dispositions, property management, capital markets, legal, accounting and other administrative services. The REIT Manager is a wholly owned subsidiary of Security Capital, which owned approximately 34.0% of the Common Shares at July 31, 1997.

  The REIT Management Agreement requires PTR to pay a base annual fee of $855,000 plus 16% of cash flow as defined in the REIT Management Agreement in excess of $4,837,000, payable monthly. In the REIT Management Agreement, cash flow is calculated by reference to PTR's cash flow from operations plus (i) fees paid to the REIT Manager, (ii) extraordinary expenses incurred at the request of the independent Trustees of PTR and (iii) 33% of any interest paid by PTR on convertible subordinated debentures (of which there has been none since inception of the REIT Management Agreement); and after deducting (i) regularly scheduled principal payments (excluding prepayments or balloon payments) for debt with commercially reasonable amortization schedules, (ii) actual or assumed principal and interest payments on Long-Term Debt, (iii) interest income received in connection with the Homestead Notes and (iv) distributions actually paid with respect to any nonconvertible preferred shares of beneficial interest of PTR. The REIT Management Agreement provides that Long-Term Debt is treated as if it had regularly scheduled principal and interest payments similar to a 20-year, level monthly payment, fully amortizing mortgage, and the assumed principal and interest payments are deducted from cash flow in determining the fee. Cash flow does not include dividend and interest income from PTR Development Services, realized gains or losses from dispositions of investments or income from cash equivalent investments. The REIT Manager also receives a fee of 0.25% per year on the average daily balance of cash equivalent investments.

  As PTR arranges additional Long-Term Debt and nonconvertible preferred share financing and as additional funding of Homestead Notes occurs, the REIT Management fee will effectively decline in proportion to PTR's earnings from operations. This decline will result from the fact that actual or assumed regularly scheduled principal payments associated with Long-Term Debt and distributions actually paid with respect to nonconvertible preferred shares are deducted from the cash flow amount on which the REIT Management fee is based. Similarly, interest income from the Homestead Notes is not included in the cash flow amount in determining the REIT Management fee.

  PTR is obligated to reimburse the REIT Manager for certain expenses incurred by the REIT Manager on behalf of PTR relating to PTR's operations, consisting primarily of external professional fees, offering costs and travel expenses.

  The REIT Management Agreement is renewable by PTR annually, subject to a determination by the independent Trustees (who receive performance benchmark information verified by an independent third party) that the REIT Manager's performance has been satisfactory and that the compensation payable to the REIT Manager is fair. Each of PTR and the REIT Manager may terminate the REIT Management Agreement on 60 days' notice.

  On March 24, 1997, Security Capital and PTR entered into the Merger Agreement. Pursuant to the Merger Agreement, Security Capital will cause the REIT Manager and SCG Realty Services to be merged into a newly formed subsidiary of PTR. The REIT Management Agreement will be terminated upon closing of the Merger. As a result of the Merger, the employees of the REIT Manager and SCG Realty Services will become employees of PTR. Assuming that the market value of the Common Shares issued to Security Capital on the Merger date is $75.8 million, approximately $3.1 million will be allocated to the net tangible assets acquired and the $72.7 million difference will be accounted for as costs incurred in acquiring the management companies from a related party since the management companies do not qualify as "businesses" for purposes of applying APB Opinion No. 16 "Business Combinations". This one-time adjustment will be recorded as an operating expense on PTR's statement of earnings but PTR will not deduct this expense for purposes of calculating funds from operations, due to the non-recurring and non-cash nature of this expense. See "The Merger Transaction" for a more complete description of the Merger.

                                REIT MANAGEMENT

  The REIT Manager and its specialized service affiliates provide PTR with strategic and day-to-day management, research, investment analysis, acquisition, development, marketing, disposition of assets, asset management, due diligence, capital markets, legal and accounting services and a number of administrative services, all of which are included in the REIT management fee. Hence, PTR depends upon the quality of the management provided by the REIT Manager. PTR believes that its relationship with the REIT Manager provides PTR with access to high quality and depth of management, savings from a dedicated capital markets group, and access to centralized research, accounting, legal and administrative support. The REIT Manager has approximately 90 professionals dedicated to implementing PTR's highly focused operating and investment strategy. The REIT Manager also provides office and other facilities for PTR's needs. See "The Merger Transaction" for a description of an agreement that PTR has entered into with Security Capital to merge the REIT Manager and SCG Realty Services into a newly formed subsidiary of PTR in exchange for Common Shares.

  The REIT Manager has organized itself such that each operating professional specializes in a particular discipline (such as research, marketing, development, acquisition, due diligence, dispositions, property management, capital markets or financial operations) rather than being responsible for all functions on a project-by-project basis. All investments are approved by the REIT Manager's investment committee, using uniform criteria, prior to being submitted to the Board. Additionally, regional operating professionals focus on specific target markets to ensure high levels of attention to resident services. PTR believes that the quality of management should be assessed in light of the factors discussed below.

  Management Depth/Succession. PTR believes that management should have several senior executives with the leadership, operational, investment and financial skills and experience to oversee the entire operations of the REIT. PTR believes that several of its senior officers could serve as the principal executive officer and continue PTR's performance. See "--Trustees and Officers of PTR and Directors and Officers of the REIT Manager."

  Strategic Vision and Research Capability. PTR believes that management should have the strategic vision to determine an investment focus that provides both favorable initial yields and strong long-term growth prospects. To identify favorable investment opportunities, PTR relies heavily on the strong research capabilities of Security Capital Real Estate Research. The REIT Manager and its affiliates have several persons, who work closely with the senior officers of the REIT Manager, devoting substantial time to research on a submarket-by-submarket basis. This research is dedicated to new multifamily investment opportunities as well as new products such as the Homestead Village(R) extended-stay lodging product, which resulted in the spin-off of Homestead in November 1996.

  Investment Committee Process. PTR believes that an investment committee should provide discipline and guidance to the investment activities of the REIT in order to achieve its investment goals. The five members of the REIT Manager's investment committee have a combined 77 years of experience in the real estate industry. The investment committee receives detailed written analyses and research, in a standardized format, from the REIT Manager's personnel and evaluates all prospective investments pursuant to uniform underwriting criteria prior to submission of investment recommendations to the Board. The quality of the REIT Manager's investment committee process is demonstrated by PTR's ability to achieve its investment goals and generally exceed its projected initial returns and cash flow growth from PTR's multifamily investments.

  Development/Redevelopment and Acquisition Capability. PTR believes that by internally developing projects and redeveloping well located existing communities, management can create value for the REIT that normally escapes through sales premiums paid to successful developers. The REIT Manager's personnel have substantial development and redevelopment experience, as described in "--Trustees and Officers of PTR and Directors and Officers of the REIT Manager." The REIT Manager has 34 full-time professionals committed to development and acquisition activities. This team has arranged for approximately $2.1 billion of successful acquisitions and has developed or commenced development of multifamily communities with a budgeted development cost of approximately $1.1 billion for PTR from March 1991 through June 30, 1997, based on total expected investment. At June 30, 1997, the REIT Manager had 9,778 multifamily units under construction or in planning and owned for PTR, with a total budgeted development cost of $642.7 million. In addition, as of the same date, PTR had contingent contracts or letters of intent, subject to PTR's final due diligence and approval of all entitlements, to acquire land for the development of an estimated 6,602 multifamily units with a total budgeted development cost of approximately $612.7 million and owned land for the future development of an expected 1,254 multifamily units with a total budgeted development cost of $67.2 million.

  Disposition Capability. The ability to identify and effectively complete the cost-effective disposition of targeted communities is essential to the successful execution of PTR's investment strategy. Since PTR's asset optimization program began in December 1995 and through June 30, 1997, PTR had completed the disposition of 12,835 multifamily units, realizing aggregate gains of $77.2 million on aggregate gross proceeds of $549.4 million, which were redeployed, typically on a tax-deferred basis, into strategic acquisitions.

  Due Diligence Process. PTR believes that management should have experienced senior personnel dedicated to performing comprehensive due diligence. The REIT Manager has nine full-time due diligence professionals and has developed uniform systems and procedures for due diligence. The REIT Manager's due diligence personnel have analyzed and screened over $4.0 billion of investments for PTR.

  Operating Capability. PTR believes that management can substantially improve funds from operations by actively and effectively managing its multifamily communities. The REIT Manager and its affiliates have devoted substantial personnel and financial resources to develop value-added operating systems, which control and effectively administer the management of PTR's multifamily portfolio.

  Capital Markets Capability. PTR believes that management must be able to effectively raise capital for the REIT in order for the REIT to achieve growth through investment. Capital Markets Group and the REIT Manager have arranged for funding of over $1.9 billion from securities offerings of debt and equity securities and have arranged for credit facilities including an unsecured $350 million line of credit. These credit facilities provide PTR with the financial flexibility to take advantage of attractive investment opportunities prior to raising capital through securities offerings.

  Communications/Shareholders Relations Capability. PTR believes that a REIT's success in capital markets and investment activities can be enhanced by management's ability to effectively communicate the REIT's strategy and performance to investors, sellers of property and the financial media. The REIT Manager provides full-time personnel who prepare informational materials for and conduct periodic meetings with the investment community and analysts.

  PTR believes that successfully combining the foregoing attributes significantly enhances a REIT's ability to increase cash flow and the market valuation of the REIT's portfolio.

TRUSTEES AND OFFICERS OF PTR AND DIRECTORS AND OFFICERS OF THE REIT MANAGER

 Trustees of PTR

  C. RONALD BLANKENSHIP--47--Non-Executive Chairman of PTR since June 1997 and Chairman from June 1991 to June 1997. Managing Director of Security Capital since March 1991 and Trustee of PTR since June 1991. Mr. Blankenship is a Director of Strategic Hotel Capital Incorporated and an advisory Director of ATLANTIC and Homestead. From July 1988 to June 1991, Mr. Blankenship was a regional partner with Trammel Crow Residential in Chicago, a multifamily real estate development and property management firm. Prior thereto, Mr. Blankenship was an Executive Vice President and Chief Financial Officer of the Mischer Corporation in Houston, a multi-business holding company with investments primarily in real estate.

  JAMES A. CARDWELL--65--Trustee of PTR; Chairman and Chief Executive Officer, Petro Stopping Centers, L.P., El Paso, Texas (operation of full-service truck stopping centers) since 1974; Director, El Paso Electric Company.

  JOHN T. KELLEY, III--56--Trustee of PTR; advisory Trustee of SCI, a REIT affiliated with Security Capital; Chairman of Pacific Retail Trust (ownership and development of infill retail properties in the southwestern United States); from 1987 to 1991, Chairman of the Board, Kelley-Harris Company, Inc., El Paso, Texas (real estate investment company); from 1968 to 1987, Managing Director, LaSalle Partners Limited, Chicago, Illinois (corporate real estate services). Mr. Kelley is also a Director of Security Capital and Tri State Media.

  CALVIN K. KESSLER--65--Trustee of PTR; President and principal shareholder, Kessler Industries, Inc., El Paso, Texas (manufacturer of furniture and aluminum castings) since 1960.

  WILLIAM G. MYERS--70--Trustee of PTR; Trustee of SCI, a REIT affiliated with Security Capital; Chief Executive Officer of Ojai Ranch and Investment Company, Inc., Santa Barbara, California, which he founded in 1963 (agri-business and other investments); Director, Chalone Wine Group, Napa, California.

  JAMES H. POLK, III--54--Trustee of PTR since 1976; from March 1997 until June 1997, President of Capital Markets Group and Managing Director of Capital Markets Group from August 1992 to March 1997. Mr. Polk was affiliated with the REIT Manager from March 1991 until June 1997; prior thereto, he was President and Chief Executive Officer of PTR for sixteen years. Mr. Polk is registered with the National Association of Securities Dealers, Inc. and is past President and Trustee of NAREIT.

  JOHN C. SCHWEITZER--53--Trustee of PTR; Managing Partner, Continental Properties Company, Austin, Texas (real estate and investments) since 1976; General Partner, G.P. Campbell Capital Ltd. (real estate and investments) since 1976; Trustee, Texas Christian University; Director of Homestead and Austin Smiles.

 Directors and Senior Officers of the REIT Manager

  Upon consummation of the Merger transaction, each of the persons discussed below will become officers of PTR and be compensated for such services by PTR (other than Mr. Klopf who will be compensated by Security Capital).

  R. SCOT SELLERS--40--President and Chief Executive Officer of PTR since June 1997; from September 1994 to June 1997, Managing Director of PTR and Director and Managing Director of the REIT Manager, where he had overall responsibility for PTR's investment program, and from May 1994 to September 1994, Senior Vice President of PTR; from April 1993 to May 1994, Senior Vice President of Security Capital, where he was responsible for national multifamily acquisitions; from September 1981 to April 1993, an operating partner and Vice President of Lincoln Property Company (development, acquisition and management of multifamily communities), where he was responsible, among other things, for the development of more than 6,500 multifamily units in a number of different markets.

  PATRICK R. WHELAN--40--Managing Director of PTR and the REIT Manager since December 1995 and Director of the REIT Manager since February 1995, where he has responsibility for PTR's operations; since October 1994, President of SCG Realty Services, where he has overall responsibility for property management; from February 1994 to October 1994, Senior Vice President and Co-Manager of Multifamily Acquisitions of Security Capital; from July 1986 to January 1994, Senior Vice President of Trammell Crow Company (development, acquisition and management of commercial properties).

  BRYAN J. FLANAGAN--44--Senior Vice President of PTR and the REIT Manager since November 1996, where he has responsibility for financial operations; from June 1995 to November 1996, Senior Vice President of Security Capital, where he was responsible for financial operations; from September 1987 to June 1995, Vice President-Financial Analysis for Marriott Hotels, Resorts & Suites.

  JAY S. JACOBSON--44--Senior Vice President of PTR and the REIT Manager since June 1996, and from July 1993 to June 1996, Vice President of PTR, where he has overall responsibility for investments and operations in the Central Region; from 1988 to June 1993, Vice President-Residential Development for Michael Swerdlow Companies, Inc. and Hollywood Inc., South Florida real estate development/management companies under common control, where he was responsible for the planning and development of over 2,200 multifamily units as well as other development projects.

  JEFFREY A. KLOPF--49--Senior Vice President and Secretary of PTR, the REIT Manager and Security Capital since January 1996, where he provides securities offerings and corporate acquisition services and oversees the provision of legal services for affiliates of Security Capital; from January 1988 to December 1995, partner with Mayer, Brown & Platt where he practiced corporate and securities law.

  MARK N. TENNISON--37--Senior Vice President of PTR and the REIT Manager since December 1996, and from July 1992 to November 1996, Vice President of PTR, where he has overall responsibility for investment and operations in the Northwest Region; from May 1991 to July 1992, Executive Vice President/Chief Operating Officer of Metro Concap, Inc., an operator of over 7,100 multifamily units; from January 1991 to May 1991, attorney for the Federal Deposit Insurance Corporation.

  PAMELA D. PORTER--36--Vice President of PTR and the REIT Manager since September 1996 and Director of the REIT Manager since January 1997, where she has overall responsibility for the nine-person due diligence group and is responsible for contract negotiations for acquisitions, due diligence, approval and oversight of land entitlements and management and implementation of tax-free exchanges; from November 1994 to September 1996, Vice President of SCI and Security Capital Industrial Incorporated, where she had overall responsibility for due diligence and was a member of the due diligence team since November 1993; from May 1992 to November 1993, Partner with Lantana Properties, Inc., a commercial real estate brokerage company in San Antonio, Texas; from July 1991 to April 1992, Broker and Analyst with Wilsonschanzer, Inc. in San Antonio, Texas, where she sold investment properties, performed financial analyses and coordinated market reports.

 Other Officers

  FRANK R. ANDERSON--38--Vice President of PTR and the REIT Manager since June 1995, where he is a Project Manager in the Northwest Region; prior thereto, Vice President, Acquisitions and Land Development of Shea Homes, a single family and multifamily developer in San Diego, California.

  ASH K. ATWOOD--33--Vice President of PTR and the REIT Manager since December 1996, where he is responsible for PTR's corporate accounting and external financial reporting; prior thereto, Senior Manager in the assurance practice of KPMG Peat Marwick LLP, where he had extensive involvement in PTR's annual audit and securities offerings since joining the firm in June 1986.

  MICHAEL P. BISSELL--47--Vice President of PTR and the REIT Manager since February 1997; Vice President of SCG Realty Services since August 1996, where he is responsible for community operations in the Northwest Region; from September 1991 to August 1996, President of Michael P. Bissell & Associates, where he was involved in a variety of consulting assignments with clients in the multifamily industry.

  MICHAEL A. BRITTI--37--Vice President of PTR and the REIT Manager since September 1996 and with the REIT Manager since September 1995, where he is responsible for new product development and revenue enhancement through portfolio-wide initiatives; from November 1993 to September 1995, Vice President-Asset Management with the National Corporation for Housing Partnerships in Washington, D.C., where he led acquisitions and restructuring of large apartment portfolios; from July 1987 to November 1993, Vice President-Investment Management with Oxford Realty Services Corporation in Bethesda, Maryland.

  JAMES C. BORMANN--44--Vice President of PTR since December 1995 and the REIT Manager since June 1995, where he is responsible for production and construction activities in the Central Region; from August 1992 to May 1995, Vice President of construction with Roseland Property Company (formerly Lincoln Property Company Northeast); prior thereto, Construction Superintendent with Toll Brothers, Inc.

  HENRY J. BUNIS--44--Vice President of PTR since May 1997, and from October 1994 to May 1997, a member of the acquisitions group, where he is responsible for acquisition of existing communities in the Northwest Region and land acquisitions in Salt Lake City; from May 1994 to October 1994, he was with the acquisition group for Security Capital Atlantic Incorporated; from September 1993 to May 1994, he was with the portfolio acquisitions group for Security Capital.

  RICHARD W. DICKASON--41--Vice President of PTR and the REIT Manager since March 1995, where he has overall responsibility for PTR's investment activity in the Northwest Region; from December 1993 to March 1995, Vice President of PACIFIC; from July 1992 to September 1993, President of J.M. Peters Company/Capital Pacific Homes, where he acquired properties for the development of single family homes and apartments; from May 1980 to January 1992, Partner and Vice President of Lincoln Property Company N.C. Inc., where he was responsible for the acquisition, development, construction and management of a 4,000 unit multifamily residential portfolio in the California marketplace; prior thereto, Mr. Dickason represented private investors in the development of condominiums, townhouses, shopping centers and single family homes throughout California.

  JOSEPH G. DI CRISTINA--37--Vice President of PTR and the REIT Manager since March 1995, where he has overall responsibility for PTR's investment activity in the Central Region; from August 1994 to March 1995, Vice President of PACIFIC; prior thereto, Vice President of Forward Planning at Robertson Homes, where he was responsible for the development of eight multifamily projects totalling 2,845 units throughout California.

  KERRY E. ENDSLEY--48--Vice President of PTR and the REIT Manager since December 1996, where he is Project Manager in the Central Region; from January 1994 to July 1995, President of Construction for MTI Construction, Inc. in Houston, Texas, where he managed construction of over 1,100 multifamily units in Texas and Colorado; from October 1988 to December 1993, Vice President of General Contracting for Bradley Construction Co., Inc., where he was responsible for over 2,000 multifamily units, schools, dormitories and warehouses and where he recruited personnel.

  SUE P. FREEDMAN--49--Vice President of PTR and the REIT Manager since February 1997, where she has overall responsibility for the company's Education and Organizational Development activities; from August 1995 to October 1996, Creator and Manager of Knowledge Work Associates, where she worked with clients on organizational improvement; from January 1994 to July 1995, Manager of Organization Effectiveness for Texas Instruments, where she advised and assisted senior executives in the implementation of change from a traditional to an entrepreneurial culture; from January 1984 to December 1993, with Texas Instruments Systems Group, where her most recent position was manager of organizational effectiveness and where she selected and managed delivery of management and organizational effectiveness programs.

  PETER M. GRIMM--55--Vice President of PTR since 1975 and the REIT Manager since March 1991, where he is a Project Manager in the Central Region.

  DANA K. HAMILTON--28--Vice President of PTR and the REIT Manager since December 1996, where she is responsible for new product development and revenue enhancement through portfolio-wide initiatives; from April 1996 to December 1996, Vice President of Operations for SCG Realty Services, where she focused on national operations; from August 1994 to April 1995, in the Management Development Program of Security Capital; from June 1993 to October 1993, Consultant to Rouse and Associates in San Francisco, where she was responsible for evaluating the quality of property management at five properties, and Consultant to Construction Specialties International in Jakarta, Indonesia.

  KEVIN M. HAMPTON--34--Vice President of PTR and the REIT Manager since December 1996, where he is responsible for land acquisition and product development throughout Southern California; from August 1995 to December 1996, Vice President of Land Acquisitions for The Akins Companies in Irvine, California, where he was responsible for coordination of land acquisition activities and purchase and sale negotiations; from June 1993 to August 1995, Vice President of New Business Development for J.M. Peters Company in Newport Beach, California, where he managed land acquisitions throughout Southern California; from October 1989 to March 1993, Director of Business Development for Lincoln Property Company in Irvine, California.

  CHRISTOPHER C. HARNESS--45--Vice President of PTR and the REIT Manager since December 1995, where he is responsible for community operations in Houston, Dallas and El Paso, Texas; from August 1993 to June 1994, Senior Analyst for Due Diligence at SCG Realty Services; prior thereto, Mr. Harness was responsible for development of commercial properties in eight Texas markets for Affiliated Builders.

  NELSON L. HENRY--62--Vice President of PTR since December 1994 and the REIT Manager since January 1995, where he is responsible for production and construction activities in the Western Region; from January 1983 to September 1993, Construction Vice President for Lincoln Property Company N.C. Inc., where he was responsible for the construction of over 8,000 units in Colorado and California; prior thereto, President of Royal Investment Corporation, a regional multifamily and single family developer.

  RICK D. JACOBSEN--38--Vice President of PTR and the REIT Manager since March 1997, where he has been responsible for corporate budgeting and financial planning, and reporting and financial analysis since February 1996; from 1983 to 1996, Director of Financial Analysis for Weingarten Realty Investors, Houston, Texas, where he was responsible for budgeting and forecasting, new development underwriting activity and other corporate finance and capital market activities.

  RICHARD A. JUAREZ--49--Vice President of PTR and the REIT Manager since December 1996, where he is Project Manager for the Western Region; from February 1978 to December 1996, Partner and Vice President with Lincoln Property Company in Northern California and Las Vegas, Nevada, where he was responsible for the development of more than 6,000 multifamily units.

  JOHN JORDANO III--40--Vice President of PTR and the REIT Manager since March 1995, where he has overall responsibility for PTR's investment activity in the Western Region; from August 1994 to March 1995, Vice President of PACIFIC; from January 1992 to July 1994, Senior Vice President of Prospect Partners, where he was responsible for identifying and advising individual and corporate clients on financial institution and Resolution Trust Corporation REO apartment acquisition and investment opportunities in the western United States; prior thereto, Partner with Trammell Crow Residential Company, where he established the Sacramento office and was responsible for the development of multifamily projects.

  THOMAS D. KLAESS--36--Vice President of PTR since June 1997, where he is responsible for property operations in Denver, Colorado. Prior thereto, he was District Manager for National Housing Partnership, Inc. from January 1992 to June 1997.

  DEIDRE A. KURING--36--Vice President of PTR since June 1997, where she is responsible for property operations in Portland, Oregon; from June 1996 to June 1997, she was an Operations Manager for SCG Realty Services. Prior thereto, from December 1995 to May 1996, she was Vice President of Operations for Lexford Properties, Inc., a firm she joined in August 1993 as District Manager; from February 1990 to August 1993, she was District Property Manager and Marketing Director for Polygon Management, Inc.

  GRETCHEN L. LAMBERSON--32--Vice President of PTR since June 1997, where she is responsible for directing and coordinating human resources activities and policies. Prior thereto, Director of Human Resources from October 1996 to June 1997; from May 1995 to October 1996, she was a Regional Human Resources Manager. Prior thereto, from August 1987 to February 1995, she was a Recruiter for Walt Disney World Co.

  LAWRENCE S. LEVITT--40--Vice President of PTR since September 1995 and the REIT Manager since December 1995, where he is responsible for the acquisition of existing communities throughout California; from

May 1992 to August 1995, Vice President-Director of Residential Acquisitions of Sares-Regis Group, where he managed the residential acquisitions division; from August 1991 to May 1992, Principal of Integrated Mortgage Resources, a commercial and residential mortgage banking firm; prior thereto, Vice President of Con Am Management Corporation, where he directed acquisition transactions.

  TONI L. LOPEZ--40--Vice President of PTR and the REIT Manager since February 1997; Vice President of SCG Realty Services since August 1996, where she has overall responsibility for community operations in Denver, Austin and San Antonio; since July 1993, Ms. Lopez was responsible for community operations in San Antonio and Austin; from December 1985 to January 1993, Vice President of Beacon Hill Investments, Inc., where she was responsible for new account generation and property and asset management.

  GREGORY J. LOZINAK--31--Vice President of PTR since June 1997, where he is responsible for property operations in Houston, Texas; from June 1996 to June 1997, he was a Senior Operations Manager for SCG Realty Services, and Operations Manager from January 1994 to June 1996. Prior thereto, Mr. Lozinak was a Captain in the United States Army from October 1987 to December 1993.

  CHRISTINE M. MEECE--39--Vice President/Regional Controller of PTR and the REIT Manager since April 1997, where she is responsible for all accounting and financial activities for the West Region of PTR; from January 1996 to March 1997, Regional Controller--West Region PTR. Prior to joining PTR, Ms. Meece was Director of Finance and Administration for the Texas operations of Nichols Institute from 1992 to 1995. In addition, she spent eleven years with General Electric Company in various accounting and finance positions.

  SCOTT V. MONROE--37--Vice President of PTR and the REIT Manager since February 1997; since August 1996, Vice President of SCG Realty Services, where he has overall responsibility for community operations in California; from March 1987 to July 1996, Vice President, Maxim Property Management, where he had direct management responsibility for a residential portfolio consisting of over 11,000 units located throughout California and Arizona.

  CHARLES E. MUELLER, JR.--34--Vice President of PTR and the REIT Manager since September 1996, where he is responsible for corporate finance and capital markets activities; prior thereto, he was with Capital Markets Group, where he provided financial services to Security Capital and its affiliates; from April 1994 through April 1995, in the Management Development Program of Security Capital.

  MATTHEW T. MURPHY--33--Vice President of PTR and the REIT Manager since April 1997, where he is responsible for the accounting and financial reporting for PTR's Northwest Region; from March 1996 to March 1997, Regional Controller for the Northwest Region of PTR; from February 1995 to February 1996 he was with Security Capital Industrial Incorporated where he provided accounting and financial reporting services; from March 1992 to January 1995 he was with the REIT Manager where he provided accounting and financial reporting services; prior thereto, he was a staff accountant with Coopers & Lybrand.

  DANIEL W. OGDEN--36--Vice President of PTR and the REIT Manager since December 1995 and SCG Realty Services since March 1995, where he is responsible for community operations in Phoenix and Tucson, Arizona, Albuquerque, New Mexico and Reno and Las Vegas, Nevada; from June 1994 to February 1995, Executive Vice President of Mutual Real Estate Corporation in Dallas, where he was responsible for the management of a portfolio located in seven states; prior thereto, Regional Vice President of Lincoln Property Company, where he was responsible for the management of over 16,000 multifamily units located in twelve mid-Atlantic/Midwest states.

  MONICA J. PAIRETT--33--Vice President/Regional Controller of PTR and the REIT Manager since April 1, 1997, where she is responsible for all accounting and financial activities for the Central Region of PTR. Previously, she was Regional Controller for the Central Region of PTR from January 1, 1996 to March 1997. From 1991-1993 she was Assistant Controller with Wilson Schanzer; 1989-1991 Assistant Vice President with Alamo Savings Association.

  THOMAS L. POE--40--Vice President of PTR since June 1994 and the REIT Manager since April 1992, where he is responsible for the accounting and financial reporting for each of PTR's three geographic regions; from 1988 to 1992, Vice President of Finance and from 1981 to 1992, Real Estate Controller for the Mischer Corporation, Houston, Texas, prior thereto, staff accountant with Arthur Andersen & Company.

  HAROLD D. RILEY--61--Vice President of PTR since 1974 and the REIT Manager since March 1991, where he provides accounting and financial reporting services.

  DAVID K. ROBBINS--45--Vice President of PTR and the REIT Manager since March 1995, where he is a Project Manager in the Western Region; from June 1994 to January 1995, Vice President of ATLANTIC, where he was a member of the development group; from December 1992 to May 1994, Vice President of PTR, where he had overall responsibility for the due diligence group; from January 1988 to December 1992, partner in the law firm of Hill, Farrer & Burrill in Los Angeles, where his practice focused on real estate acquisitions and development. He also served as general counsel to Hollywood Park Racetrack, where he was involved in forming Hollywood Park's public REIT.

  W. ROBERT SMITH--37--Vice President of PTR and the REIT Manager since November 1996, where he is a Project Manager in the Central Region; from July 1989 to November 1996, Senior Vice President of IBG Development in Washington, D.C., where he was responsible for the development of high-rise commercial, mixed-use, and residential projects in the central business district.

  SHYAM R. TAGGARSI--42--Vice President of PTR and the REIT Manager since September 1996, where he is responsible for development activity in Northern California; from January 1993 to September 1996, Real Estate Consultant in Foster City, California; from December 1987 to January 1993, Development Partner of Trammell Crow Residential in Foster City, California, where he was responsible for all aspects of multifamily residential project management and development in the South Bay area.

  GARY L. TRUITT--46--Vice President of PTR and the REIT Manager since December 1995, where he has overall responsibility for production and construction activities in the Northwest Region; from July 1994 to January 1995, Project Manager with C.F. Jordan Inc.; prior thereto, Superintendent of Benchmark Contractors, where he had supervision and code and specifications compliance responsibilities.

  TIMOTHY R. WELSH--42--Vice President of PTR and the REIT Manager since September 1996, where he is a Project Manager of Development in the Central Region; from February 1993 to September 1996, Regional Vice President and Project Manager for C.F. Jordan Residential, a multifamily general contracting company in Dallas and El Paso, Texas; from 1986 to February 1993, Project Manager and Senior Project Engineer with the Weitz Company, a commercial real estate development company in Des Moines, Iowa.

  DAVID B. WOODWARD--30--Vice President of PTR and the REIT Manager since June 1993 and SCG Realty Services since January 1995, where he is responsible for community operations in Northern California; prior thereto, asset manager with USF&G's Real Estate Division.

  K. DOUGLAS WRIGHT--50--Vice President of PTR and the REIT Manager since July 1995, where he is a Project Manager in the Western Region; from December 1991 to June 1995, Mr. Wright was a real estate consultant, developer and asset manager; prior thereto, President of Summit Development Company.

  PTR currently has no employees. The REIT Manager, whose sole activity is advising PTR, manages the day-to-day operations of PTR. The REIT Manager has assembled a team of approximately 90 professionals, collectively possessing extensive experience in multifamily real estate. These persons are employed directly by the REIT Manager and will become employees of PTR after consummation of the Merger transaction.

                                 THE OFFERING

RIGHTS

  PTR is issuing as a dividend, at no cost, to each holder of Common Shares of record as of the close of business on the Record Date, one Right for each Common Share held by such holder on such Record Date. Seven Rights entitle the holder thereof to purchase one Common Share at the Subscription Price. The Rights are evidenced by transferable Rights certificates, which shareholders will receive with the delivery of this Prospectus Supplement. A holder of Rights may (a) subscribe for Common Shares through the exercise of all of his or her Rights, thereby preserving approximately the same percentage ownership in PTR, (b) subscribe for Common Shares through the exercise of part of his or her Rights and transfer or sell the remainder of his or her Rights, (c) transfer or sell all of his or her Rights or (d) allow part or all of his or her Rights to expire unexercised. In any of the latter three cases, the shareholder would own a smaller relative equity ownership and voting interest in PTR after the Offering and the Merger.

SUBSCRIPTION PRICE

  The Subscription Price for one Common Share, which may be purchased upon the exercise of seven Rights, is $21 13/16.

EXPIRATION DATE

  The Rights will expire and become void at 5:00 p.m., Eastern Daylight Time, on September 9, 1997 or such later date as PTR may determine in its sole discretion. The Rights will thereafter have no value. Notice will be given to shareholders of record on the Record Date, by mail or by publication in a newspaper of national circulation, of a new Expiration Date in the event PTR extends the period for the exercise of the Rights.

OVERSUBSCRIPTION PRIVILEGE

  A holder of Common Shares on the Record Date who validly exercises all of the Rights initially issued to such holder to the extent possible will have the further right to exercise the Oversubscription Privilege for Unsubscribed Shares at the Subscription Price. Only holders of Common Shares on the Record Date will be entitled to the Oversubscription Privilege. Holders of Common Shares so entitled to exercise the Oversubscription Privilege may oversubscribe for as many additional Common Shares as desired (subject to the maximum number of Common Shares offered in the Offering and certain other restrictions). See "--Limitation on Subscriptions". If the demand for Common Shares pursuant to the Oversubscription Privilege exceeds the number of Common Shares available, holders of Common Shares on the Record Date shall participate in the Oversubscription Privilege (up to, but not exceeding, the number of Common Shares oversubscribed for by each such holder) pro rata based upon the number of Rights exercised by each such person (without regard to the number of Common Shares oversubscribed for by each such person pursuant to the Oversubscription Privilege), with fractional Common Shares adjusted in any manner PTR deems appropriate. Promptly after the Expiration Date, PTR will send each subscriber exercising the Oversubscription Privilege a written confirmation of the number of Common Shares allocated to such subscriber under the Oversubscription Privilege. Any amounts overpaid by subscribers will be refunded promptly after the Expiration Date without interest.

UNSUBSCRIBED SHARES AND THIRD PARTY SALES

  PTR, with the assistance of Capital Markets Group, will, simultaneously with the offering of Common Shares to Rights holders, seek third-party investors to acquire Unsubscribed Shares. Capital Markets Group will offer the Unsubscribed Shares, at the Subscription Price, on a best-efforts basis in jurisdictions where it is authorized to do so. PTR will indemnify Capital Markets Group against certain civil liabilities, including liabilities under the Securities Act. No person has committed to underwrite the sale of Unsubscribed Shares to third parties. The REIT Manager or Security Capital will pay a fee of $250,000 to Capital Markets Group. PTR has agreed to pay the expenses of Capital Markets Group related to the Offering, which expenses are not expected to exceed $25,000.

  Third-party investors who desire to purchase Unsubscribed Shares should mail or deliver the subscription form (the "Subscription Form") to the Subscription Agent (as hereinafter defined) at the appropriate address set forth under "-- Subscription Agent". The Subscription Form must be properly completed and duly executed. Subscription Forms may be obtained by contacting Capital Markets Group at (505) 986-6506. Subscriptions for less than 1,000 Common Shares from third-party investors will not be accepted. If subscriptions exceed available Unsubscribed Shares, PTR may allocate available Unsubscribed Shares in PTR's sole discretion. Subscription Forms must be received by the Subscription Agent prior to 5:00 p.m., Eastern Daylight Time, on the Expiration Date. Subscription Forms received after such time will not be honored. On or promptly after September 10, 1997, the business day after the Expiration Date, Capital Markets Group will send each third-party investor a written confirmation of the number of Common Shares allocated to such investor. On or prior to September 15, 1997, the fourth business day after the Expiration Date, third-party investors must deliver payment for the Common Shares subscribed for to the Subscription Agent by wire transfer of immediately available funds, based upon such investor's prorated allocation of Common Shares as notified by PTR or Capital Markets Group.

  Capital Markets Group is affiliated with PTR and, acting as placement agent, may be deemed to be an "underwriter" under the Securities Act in connection with this Offering.

LIMITATION ON SUBSCRIPTIONS

  In its sole discretion, PTR may reduce subscriptions to ensure that no shareholder (other than Security Capital) will beneficially own more than 9.8% of the Common Shares following the Offering and the Merger. PTR's Declaration of Trust limits each shareholder's beneficial ownership to 9.8% of the outstanding shares of PTR's stock without approval of the Board. The Board has the authority pursuant to PTR's Declaration of Trust to redeem any shares in excess of such 9.8% limit. See "Description of Common Shares--Restriction on Size of Holdings" in the accompanying Prospectus.

WITHDRAWAL

  PTR reserves the right to withdraw the Offering (and the offering of Unsubscribed Shares to third parties) at any time prior to or on the Expiration Date and for any reason (including, without limitation, the market price of the Common Shares), in which event all funds received from subscribers will be refunded promptly without interest.

PRINCIPAL SHAREHOLDER

  Security Capital, which owns approximately 34% of the outstanding Common Shares prior to the Offering and the Merger, has agreed that it will not exercise its Rights to purchase additional Common Shares and that it will not sell its Rights. Also, Common Shares underlying the Rights issued to Security Capital will not be available for oversubscriptions or for sales to third parties. Security Capital's ownership could increase from approximately 34% to approximately 37%, if no Common Shares are purchased in the Offering. If the Offering is fully subscribed, Security Capital's ownership would remain at approximately 34% of the outstanding Common Shares after the Offering and the Merger.

SUBSCRIPTION AGENT

  The Subscription Agent and escrow agent for the Offering is Chase Mellon Shareholder Services, L.L.C. (the "Subscription Agent"). The address to which Rights Certificates, Subscription Forms, Notices of Guaranteed Delivery and payments should be mailed or delivered is:

           By Regular Mail:                           By Hand:
  Chase Mellon Shareholder Services,     Chase Mellon Shareholder Services,
                L.L.C.                                 L.L.C.
       Reorganization Department              Reorganization Department
             P.O. Box 3305                    120 Broadway, 13th Floor
  South Hackensack, New Jersey 07606          New York, New York 10271


      By Facsimile Transmission:                By Overnight Courier:
            (201) 329-8936               Chase Mellon Shareholder Services,
   (for Eligible Institutions only)                    L.L.C.
         Confirm by Telephone                 Reorganization Department
            (201) 296-4860                       85 Challenger Road
   (for Facsimile Confirmation Only)               Mail Drop-Reorg
                                          Ridgefield Park, New Jersey 07660

  Delivery of Rights Certificates, Subscription Forms, Notices of Guaranteed Delivery and payments (other than wire transfers) other than as set forth above will not constitute a valid delivery.

  ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE METHOD OF SUBSCRIBING FOR COMMON SHARES OR FOR ADDITIONAL COPIES OF THIS PROSPECTUS SUPPLEMENT SHOULD BE DIRECTED TO PTR'S INFORMATION AGENT, GEORGESON & COMPANY, INC., AT 1-800-223-2064.

FRACTIONAL SHARES

  No fractional Common Shares will be issued, and PTR may adjust for fractional Common Shares resulting from the exercise of the Oversubscription Privilege in any manner it deems appropriate. Rights Certificates may not be divided in such a manner as to create fractional Rights or permit holders to subscribe for a greater number of Common Shares. Banks, trust companies, securities dealers and brokers that hold Common Shares as nominees for more than one beneficial owner may have a Rights Certificate divided by the Subscription Agent (see "--Method of Transferring Rights"), or may, upon proper showing to the Subscription Agent, exercise their Rights Certificates on the same basis as if the beneficial owners were record holders on the Record Date. PTR reserves the right to deny any division of Rights Certificates if in its opinion the result would be inconsistent with the intent of this privilege.

METHOD OF EXERCISING RIGHTS AND OVERSUBSCRIPTION PRIVILEGE

  Common Shares may be subscribed for pursuant to the exercise of the Rights and the Oversubscription Privilege by properly completing and duly executing the Rights Certificate accompanying this Prospectus Supplement and mailing or delivering the Rights Certificate, together with payment of the full Subscription Price for each Common Share subscribed for pursuant to the exercise of Rights and the Oversubscription Privilege, to the Subscription Agent at the appropriate address set forth above. Banks, trust companies, securities dealers and brokers that hold Common Shares as nominee for more than one beneficial owner may, upon proper showing to the Subscription Agent, exercise their Rights and the Oversubscription Privilege on the same basis as if the beneficial owners were record holders on the Record Date. Payments must be made in United States currency by personal check, cashier's check, bank draft or money order payable to the order of "PTR Rights Offering". In the case of holders of Rights that are held of record through The Depository Trust Company ("DTC"), such Rights may be exercised by instructing DTC to transfer Rights from such holder's DTC account to the Subscription Agent's DTC account, together with payment of the full Subscription Price. Except as described under "--Late Delivery of Payment and Rights Certificates", to be accepted, the properly completed and duly executed Rights Certificate and the payment must be received by the Subscription Agent prior to 5:00 p.m., Eastern Daylight Time, on the Expiration Date. Rights Certificates received after such time will not be honored.

  A holder of Rights who exercises fewer than all of the Rights represented by his or her Rights Certificate will receive from the Subscription Agent a new Rights Certificate representing such unexercised Rights. No new Rights Certificates will be issued after September 2, 1997. Neither PTR nor the Subscription Agent shall incur any liability if a Rights Certificate, furnished by the Subscription Agent or otherwise, is not received in time to be exercised, transferred or sold.

  The instruction letter accompanying the Rights Certificate should be read carefully and strictly followed. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO PTR. Except as described under the captions "--Unsubscribed Shares and Third Party Sales" and "--Late Delivery of Payments and Rights Certificates", no subscription will be deemed to have been received until the Subscription Agent has received delivery of a properly completed and duly executed Rights Certificate and payment of the full Subscription Price. The risk of delivery of all documents and payments is on subscribers, not PTR or the Subscription Agent. If the mail is used, it is recommended that insured, registered mail, return receipt requested, be used and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent before the Expiration Date.

LATE DELIVERY OF PAYMENTS AND RIGHTS CERTIFICATES

  If, prior to 5:00 p.m., Eastern Daylight Time, on the Expiration Date, the Subscription Agent has received a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form accompanying this Prospectus Supplement (either by hand, mail, telegram or facsimile transmission) specifying the name of the holder of Rights and the number of Common Shares subscribed for (stating separately the number of Common Shares subscribed for pursuant to the exercise of Rights and the Oversubscription Privilege) and guaranteeing that the properly completed and duly executed Rights Certificate and payment of the full Subscription Price for all Common Shares subscribed and oversubscribed for will be delivered to the Subscription Agent within three business days after the Expiration Date, such subscription may be accepted, subject to the Subscription Agent's withholding the certificates for the Common Shares until receipt of the properly completed and duly executed Rights Certificate and payment of such amount within such time period. In the case of holders of Rights that are held of record through DTC, such Rights may be exercised by instructing DTC to transfer Rights from such holder's DTC account to the Subscription Agent's DTC account, together with payment of the full Subscription Price. The Notice of Guaranteed Delivery must be guaranteed by a commercial bank, trust company or credit union having an office, branch or agency in the United States or by a member of a Stock Transfer Association approved medallion program such as STAMP, SEMP or MSP. Notices of Guaranteed Delivery and Payments should be mailed or delivered to the appropriate addresses set forth under "--Subscription Agent".

METHOD OF TRANSFERRING RIGHTS

  Rights may be transferred, in whole or in part, to persons who are residents of the United States. Rights may be transferred in whole by endorsing the Rights Certificate for transfer. Rights may be transferred in part by delivering to the Subscription Agent, at the appropriate address set forth under "--Subscription Agent", a Rights Certificate that has been properly endorsed for transfer, with instructions to reissue the Rights in part in the name of the transferee and reissue the balance to the Rights holder. The Rights Certificate must be received by the Subscription Agent by 5:00 p.m., Eastern Daylight Time, on September 2, 1997 for new Rights Certificates to be issued. Unless arrangements are made for return overnight delivery, new Rights Certificates to be issued on or about September 2, 1997 may not be received prior to the Expiration Date. Any arrangements for, and the related expenses of, overnight delivery of new Rights Certificates must be made by the individual holder. Any questions regarding the transfer of Rights should be directed to PTR's information agent, Georgeson & Company, Inc., at 1-800-223-2064.

  All commissions, fees and other expenses (including brokerage commissions and any transfer taxes) incurred in connection with the purchase, sale or exercise of Rights are for the account of the transferor or the transferee of the Rights, and none of such commissions, fees or expenses will be paid by PTR.

  Pursuant to a listing application for the underlying Common Shares, the Rights will be traded on the NYSE under the symbol "PTR-RT". Pursuant to the rules of the NYSE, the Rights will be traded only up to the close of the NYSE on September 8, 1997, the business day preceding the Expiration Date. No assurance can be given that a public market will develop or be sustained for the Rights.

VALIDITY OF SUBSCRIPTIONS

  All questions with respect to the validity and form of the exercise of any Rights or the Oversubscription Privilege or third-party subscriptions for Unsubscribed Shares (including time of receipt and eligibility to participate in the Offering) will be determined solely by PTR, which determination shall be final and binding. Once made, subscriptions and directions are irrevocable, and no alternative, conditional or contingent subscriptions or directions will be accepted. PTR reserves the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which, in the opinion of PTR's counsel, would be unlawful. Any irregularities in connection with subscriptions must be cured prior to the Expiration Date unless waived by PTR in its sole discretion. Neither PTR nor the Subscription Agent shall be under any duty to give notification of defects in such subscriptions or incur any liability for failure to give such notification. A subscription will be deemed to have been accepted (subject to PTR's right to withdraw or terminate the Offering) only when a properly completed and duly executed Subscription Form or Rights Certificate, any other required documents and payment of the full Subscription Price with respect to such subscription have been received by the Subscription Agent. PTR's interpretations of the terms and conditions of the Offering shall be final and binding.

RIGHTS OF SUBSCRIBERS

  Subscribers will have no rights as shareholders of PTR with respect to Common Shares subscribed for until certificates representing such Common Shares are issued to them. Subscribers will have no right to revoke their subscriptions after delivery to the Subscription Agent of a completed Rights Certificate or Subscription Form and any other required documents.

FOREIGN SHAREHOLDERS

  Rights Certificates will not be mailed to shareholders whose mailing address is outside the United States or the Province of Ontario, Canada, but will instead be held by the Subscription Agent for such shareholders' accounts until transfer instructions are received. If no instructions are received prior to 10:00 a.m., Eastern Daylight Time, on the fifth business day preceding the Expiration Date, the Subscription Agent will endeavor to sell the Rights of such shareholders for their respective accounts. The net proceeds, if any, from such sales (based on the average price received during such day) will be distributed to such foreign holders. No assurance can be given that the Subscription Agent will be able to sell such Rights.

  The Rights issued pursuant to the Offering to residents of Ontario are not transferable in Ontario and the Common Shares issued to residents of Ontario upon exercise of Rights may not be sold or otherwise disposed of for value in Ontario, except pursuant to either a prospectus or a statutory exemption available only in specific and limited circumstances.

DELIVERY OF COMMON SHARES

  Certificates for Common Shares purchased pursuant to the exercise of Rights will be mailed as soon as practicable after the receipt of all required documents and payment in full of the Subscription Price due for such Common Shares. Certificates for Common Shares purchased pursuant to the exercise of the Oversubscription

Privilege or third-party subscriptions for Unsubscribed Shares will be mailed as soon as practicable after the Expiration Date and the receipt of all required documents and payment in full of the Subscription Price due for such Common Shares. In the case of shareholders whose Common Shares are held through DTC and third-party investors who arrange for delivery and payment through DTC, the appropriate participant account will be credited.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS REGARDING THE OFFERING

  The following discussion summarizes all material U.S. federal income tax considerations of the Offering to PTR and its shareholders. To the extent such summary discusses matters of law, such summary represents the opinion of Mayer, Brown & Platt. The following discussion is based upon the current provisions of the Code, its legislative history, administrative pronouncements, judicial decisions and Treasury regulations, all of which are subject to change, possibly with retroactive effect. The following discussion does not purport to be a complete discussion of all U.S. federal income tax considerations. The following discussion does not address the tax consequences of the Offering under state, local or non-U.S. tax laws. In addition, the following discussion may not apply, in whole or in part, to particular categories of PTR shareholders, such as dealers in securities, insurance companies, foreign persons, tax-exempt organizations and financial institutions. The discussion of U.S. federal income tax considerations of the Offering set forth below assumes that the Common Shares owned by a shareholder and the Common Shares issued pursuant to the Offering constitute capital assets in the hands of such shareholder. It should be noted that under current law, net capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income, and the deductibility of capital losses is subject to limitations. THE FOLLOWING DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY. ALL PTR SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE OFFERING, INCLUDING ANY STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES.

 Taxation of PTR's Shareholders


    Receipt of Right. A shareholder (including a foreign shareholder) will not recognize any gain or loss upon his or her receipt of a Right.

    Tax Basis of Right. If a shareholder exercises or sells a Right, the tax basis of such Right in the hands of the shareholder will be determined by allocating the shareholder's existing tax basis of his or her Common Shares with respect to which the Right was distributed ("Old Shares") between his or her Old Shares and the Right, in proportion to their relative fair market values on the date of distribution. If, however, the fair market value of the Rights distributed to the shareholder (on the date of distribution) is less than 15% of the fair market value of his or her Old Shares, the tax basis of each Right will be deemed to be zero unless the shareholder affirmatively elects, by attaching an election statement to his or her federal income tax return for the year in which he or she receives his or her Rights, to compute the tax basis of his or her Rights in accordance with the preceding sentence. Once made, such an election is irrevocable. A Right will not be treated as having any tax basis if it lapses and, therefore, the holder of an expired Right will not recognize a loss for tax purposes.

    Sale of Right. If a shareholder sells a Right, the shareholder will generally recognize capital gain or loss in an amount equal to the difference between the proceeds of the sale and the shareholder's tax basis of such Right. Such gain or loss will be long-term capital gain or loss if the shareholder's holding period for such Right (which will include the shareholder's holding period for his or her Old Shares) is more than one year on the date of sale.

    Exercise of Right. No gain or loss will generally be recognized by a shareholder (including a foreign shareholder) upon the purchase of a Common Share pursuant to the exercise of a Right. The tax basis of the Common Shares purchased pursuant to the exercise of Rights will be equal to the sum of (a) the shareholder's tax basis of the Rights exercised and (b) the Subscription Price paid for such Common Shares. The holding period of the Common Shares purchased pursuant to the exercise of Rights will commence on the date of exercise. Upon the subsequent sale of such Common Shares (other than to PTR pursuant to a redemption), the shareholder will generally recognize capital gain or loss in an amount equal to the difference between the proceeds of the sale and the shareholder's tax basis of such Common Shares. Such gain or loss will be long-term capital gain or loss if the shareholder's holding period for such Common Shares is more than one year on the date of sale.

    Foreign Persons. Assuming that PTR currently qualifies and has qualified as a domestically controlled REIT (which PTR believes is the case) (see "Federal Income Tax Considerations--Taxation of Shareholders--Taxation of Foreign Shareholders" in the accompanying Prospectus), gain from the sale of the Common Shares and Rights by a foreign person should not be subject to U.S. taxation, unless such gain is effectively connected with such person's U.S. business or, in the case of an individual foreign person, such person is present within the U.S. for more than 182 days in such taxable year.

 Taxation of PTR

  PTR will generally not recognize any gain or loss upon (a) the issuance of Rights, (b) the receipt of cash for Common Shares pursuant to the exercise of Rights or (c) the lapse of Rights.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following is a summary of certain federal income tax matters of general application pertaining to the holding and disposing of Common Shares under the Code. This discussion is general in nature and is not exhaustive of all possible tax considerations, nor does the discussion address any state, local or foreign tax considerations. The discussion is based on current law, is for general information only, and is not tax advice. This discussion does not purport to deal with all aspects of federal income taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders (including insurance companies, tax exempt organizations, financial institutions or broker dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws. PTR has not requested and will not request a ruling from the IRS with respect to any of the federal income tax issues discussed below.

  This Prospectus Supplement does not address the taxation of PTR or the impact on PTR of its election to be taxed as a REIT. Such matters are addressed in the accompanying Prospectus under "Federal Income Tax Considerations--Taxation of PTR". Prospective investors should consult, and must depend on, their own tax advisors regarding the state, local, foreign and other tax consequences of holding and disposing of Common Shares.

  For a discussion regarding the taxation of dividends and other distributions, see "Federal Income Tax Considerations--Taxation of PTR's Shareholders" in the accompanying Prospectus.

  For a discussion of backup withholding, see "Federal Income Tax
Considerations--Other Tax Considerations--Backup Withholding" in the accompanying Prospectus.

  Upon the sale or exchange of Common Shares to a party other than PTR, a holder of Common Shares will realize a capital gain or loss measured by the difference between the amount realized on the sale or other disposition and the holder's adjusted tax basis in the Common Shares (provided the Common Shares are held as a capital asset). Such gain or loss will be a long term capital gain or loss if the holder's holding period with respect to the Common Shares is more than one year at the time of the sale or exchange. Further, any loss on a sale of Common Shares which were held by the holder for six months or less and with respect to which a capital gain dividend was received will be treated as a long term capital loss, up to the amount of the capital gain dividend received with respect to such shares.

TAX CONSIDERATIONS REGARDING THE MERGER

 General

  The following discussion summarizes the material U.S. federal income tax considerations of the Merger and the Warrant Issuance to PTR and its shareholders. The following discussion is based upon the current provisions of the Code, its legislative history, administrative pronouncements, judicial decisions and Treasury regulations, all of which are subject to change, possibly with retroactive effect. The following discussion does not purport to be a complete discussion of all U.S. federal income tax considerations. The following discussion does not address the tax consequences of the Merger and the Warrant Issuance under state, local or non-U.S. tax laws. In addition, the following discussion may not apply, in whole or in part, to particular categories of PTR shareholders, such as dealers in securities, insurance companies, foreign persons, financial institutions and tax-exempt organizations (except with regard to "unrelated business taxable income"). THE FOLLOWING DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY. ALL PTR SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER OR WARRANT ISSUANCE, INCLUDING ANY STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES.

 The Merger

  In the opinion of Mayer, Brown & Platt, based on certain representations of Security Capital and PTR , the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, PTR will not recognize income, gain or loss upon the consummation of the Merger (assuming that PTR makes the election described under "--Built-in Gain Rules" below). In addition, the Merger will not result in a taxable event to the PTR shareholders. Nonetheless, such opinion is not binding on the IRS nor will it preclude the IRS from adopting a contrary position. Moreover, since no ruling from the IRS will be sought with respect to the federal income tax consequences of the Merger, there can be no complete assurance that the IRS will agree with the conclusions set forth herein. The discussion below assumes that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

  Basis and Holding Period. Immediately following the closing date of the Merger, the assets of the REIT Manager and SCG Realty Services in the hands of PTR will have the same adjusted tax basis as they had in the hands of the REIT Manager and SCG Realty Services immediately prior to the closing date of the Merger. The holding period for each of the assets of the REIT Manager and SCG Realty Services in the hands of PTR following the closing date of the Merger will include the period each asset was held by the REIT Manager and SCG Realty Services immediately prior to the closing date of the Merger.

  Built-in Gain Rules. Under the "Built-in Gain Rules" of IRS Notice 88-19, 1988-1 C.B. 486, PTR will be subject to a corporate level tax if it disposes of any of the assets acquired from Security Capital in the Merger at any time during the 10-year period beginning on the closing date of the Merger (the "Restriction Period"). This tax would be imposed on PTR at the top regular corporate rate (currently 35%) in effect at the time of the disposition on the excess of (i) the lesser of (a) the fair market value on the closing date of the assets disposed of or (b) the selling price of such assets over (ii) PTR 's adjusted basis on the closing date in such assets (such excess being referred to as the "Built-in Gain"). PTR currently does not intend to dispose of any of the assets acquired in the Merger during the Restriction Period, but there can be no assurance that one or more of such dispositions will not occur. The results described above with respect to the recognition of Built-in Gain assume that PTR will make the appropriate election pursuant to the Built-in Gain Rules or applicable future administrative rules or Treasury regulations. Under the Merger Agreement, PTR has covenanted to make this election.

  Liability for Other Taxes. Pursuant to the Merger Agreement, Security Capital will be responsible for income tax liabilities attributable to the operations of the REIT Manager and SCG Realty Services through the consummation of the Merger. However, PTR, as successor to the REIT Manager and SCG Realty Services in the Merger, will be severally liable (together with Security Capital and the members of its "affiliated group" within the meaning of Section 1502 of the
Code) for income tax liabilities of Security Capital and the members of its "affiliated group" for periods prior to and including the year in which the consummation of the Merger occurs. Security Capital, however, has agreed to indemnify and hold harmless PTR from and against any income tax liabilities of the REIT Manager and SCG Realty Services for all periods prior to the closing date of the Merger and any income tax liabilities of Security Capital and the members of its "affiliated group".

  Consequences of the Merger on PTR's Qualification as a REIT. In light of the unique federal income tax requirements applicable to REITs, the Merger could have adverse consequences on PTR's continued qualification as a REIT. In the opinion of Mayer, Brown & Platt, based upon certain representations of Security Capital and PTR, the consummation of the Merger will not jeopardize the status of PTR as a REIT under the Code.

 The Warrant Issuance

  Receipt of Warrants. Pursuant to the Warrant Issuance, (i) a shareholder will have ordinary income upon receipt of a warrant in an amount equal to the fair market value of the warrants received on the issuance date, (ii) a shareholder's tax basis in the warrants received will equal the fair market value of the warrants received on the issuance date and (iii) a shareholder's holding period for the warrants received will begin on the issuance date.

  Fractional Warrants. If a shareholder receives cash in lieu of a fractional warrant, such shareholder will recognize gain or loss measured by the difference between the tax basis of such fractional warrant (i.e. the fair market value of such fractional warrant on the issuance date) and the amount of cash received. Such gain or loss will constitute capital gain or loss if the shareholder holds the warrants as a capital asset on the issuance date, and will be short-term capital gain or loss since the holding period for such fractional warrants will be less than one year.

  Disposition of Shares Prior to the Warrant Issuance Record Date. While a shareholder generally would not recognize ordinary income on the disposition of his or her Common Shares, a shareholder disposing of his or her Common Shares on or after the closing date of the Merger and prior to the record date for the Warrant Issuance may recognize ordinary income in an amount equal to the fair market value of the right of a holder of the Common Shares to receive the warrants, measured as of the time of disposition of the Common Shares. A shareholder would not be able to offset any portion of such ordinary income with his or her tax basis in his or her Common Shares. To the extent a shareholder recognizes ordinary income, the amount realized for purposes of calculating capital gain or loss on such disposition will be reduced by the amount of such ordinary income.

  Tax-Exempt Shareholders. Section 511 of the Code imposes on organizations exempt from federal income tax under Section 501(a) of the Code a tax at corporate income tax rates on such organizations' "unrelated business taxable income." In the opinion of Mayer, Brown & Platt, the receipt by tax-exempt shareholders of PTR of the warrants pursuant to the Warrant Issuance will be treated as unrelated business taxable income.

  Backup Withholding. Under the backup withholding rules of the Code (which generally impose a 31% withholding tax on certain persons who fail to furnish the information required under the United States tax reporting requirements), a PTR shareholder may be subject to backup withholding with respect to the receipt of the warrants unless such shareholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number and certifies under penalties of perjury that the taxpayer identification number is correct and that the holder is not currently subject to backup withholding because of a failure to report all dividend and interest income. Any amount withheld under these rules will be credited against the shareholder's Federal income tax liability.

  Information Reporting. Security Capital is required to report to the PTR shareholders receiving warrants and the IRS the value of the warrants issued pursuant to the Warrant Issuance on Form 1099-MISC.

  Sale, Disposition, Exercise or Expiration of Warrants. In general, upon a sale or other disposition of a warrant, a holder of warrants will recognize gain or loss measured by the difference between the amount realized on the sale or other disposition and the warrant holder's tax basis in the warrant. In general, such gain or loss will be a capital gain or loss if the stock into which the warrants are exercisable would be a capital asset in the warrant holder's hands and will be a short-term capital gain or loss because the warrants will expire in one year from the date of issuance.

  Exercise of Warrants. Except as discussed below with respect to cash received in lieu of fractional Class B Stock, a warrant holder will not recognize gain or loss upon the exercise of a warrant. A warrant holder's tax basis in the Class B Stock received upon exercise of a warrant will be equal to the sum of (1) the warrant holder's tax basis in the warrant exercised and
(2) the exercise price paid. The holding period of the Class B Stock received upon the exercise of a warrant will begin on the date of exercise. Holders receiving cash in lieu of fractional Class B Stock upon exercise of a warrant will recognize gain to the extent that the cash received exceeds the warrant holder's tax basis in the portion of the warrant exercised for cash in lieu of fractional Class B Stock.

  Expiration of the Warrants. If a warrant holder's warrants expire without being exercised, the warrant holder will recognize a loss equal to its tax basis in the expired warrants. In general, such loss will be a capital loss if the stock into which the warrants were exercisable would be a capital asset in the warrant holder's hands and will be a short-term loss because the warrants will expire in one year from the date of issuance.

  Adjustment of Conversion Ratio. The terms of the warrants distributed pursuant to the Merger Agreement provide for adjustment of the price for exercise if Security Capital makes certain distributions of stock, cash or other property to its shareholders. While Security Capital does not presently contemplate making such a distribution, if Security Capital makes a distribution of cash or property resulting in an adjustment to the exercise price, the holders of the warrants may be viewed as receiving a "deemed distribution" under Section 305 of the Code, even if such warrant holder does not hold any Class B Stock at such time. The deemed distribution would constitute a taxable dividend, taxable as ordinary income, to the extent that the earnings and profits of Security Capital were allocable to the deemed distribution. The amount of the deemed distribution which exceeded the allocated earnings and profits of Security Capital would be considered a return of capital, and would reduce the warrant holder's tax basis in the warrants (but not below zero) by the value of the deemed distribution. To the extent that the value of the deemed distribution exceeds the warrant holder's tax basis in its warrants, the deemed distribution would result in gain to such warrant holder. In any event, the warrant holder's tax basis in its warrants would then immediately be increased by the value of the property deemed to have been distributed.

OTHER TAX CONSIDERATIONS

 Possible Legislative or Other Actions Affecting Tax Consequences

  Prospective shareholders should recognize that the present federal income tax treatment of an investment in PTR may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in PTR.

 State and Local Taxes

  PTR and its shareholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of PTR and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Common Shares of PTR.

  EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF SHARES IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

                           VALIDITY OF COMMON SHARES

  The validity of the issuance of the Common Shares offered pursuant to this Prospectus Supplement will be passed upon for PTR by Mayer, Brown & Platt, Chicago, Illinois. Mayer, Brown & Platt has in the past represented, and is currently representing, PTR, Security Capital and certain of their affiliates.

PROSPECTUS

                                 $300,000,000

             DEBT SECURITIES, PREFERRED SHARES AND COMMON SHARES*

                               ----------------

  Security Capital Pacific Trust ("PTR") may from time to time offer in one or more series its (i) unsecured senior debt securities (the "Debt Securities"),
(ii) Preferred Shares of Beneficial Interest, par value $1.00 per share (the "Preferred Shares"), and (iii) Common Shares of Beneficial Interest, par value $1.00 per share (the "Common Shares"). The Debt Securities, Preferred Shares and Common Shares (together, the "Offered Securities") may be offered, separately or together, in separate series, in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

  The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of PTR or repayment at the option of the Holder, terms for sinking fund payments, and any initial public offering price; (ii) in the case of Preferred Shares, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; and (iii) in the case of Common Shares, any initial public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of PTR as a real estate investment trust ("REIT") for federal income tax purposes.

  The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

  The Offered Securities may be offered directly by PTR, through agents designated from time to time by PTR, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Offered Securities.

*Pursuant to Rule 429 under the Securities Act of 1933, as amended (the
   "Securities Act"), this Prospectus also relates to an additional $120,000,000 of the Debt Securities and Preferred Shares of Beneficial Interest which were registered under a previous registration statement.

                               ----------------

  THESE SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIES
    AND EXCHANGE COMMISSION  OR ANY  STATE SECURITIES  COMMISSION, NOR  HAS
      THE SECURITIES  AND EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES
        COMMISSION  PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS
          PROSPECTUS.  ANY  REPRESENTATION  TO  THE  CONTRARY  IS   A
            CRIMINAL OFFENSE.

                               ----------------

                The date of this Prospectus is August 6, 1997.

                        SECURITY CAPITAL PACIFIC TRUST

  PTR's objective is to be the preeminent real estate operating company focusing on the development, acquisition, operation and long-term ownership of multifamily communities in its western United States target market. Through its REIT Management Agreement with Security Capital Pacific Incorporated (the "REIT Manager" or "REIT Management"), PTR has access to the extensive services provided by the REIT Manager, which provides PTR with access to the same resources as a fully integrated operating company. The REIT Manager has 90 professionals dedicated to implementing PTR's highly focused operating and investment strategy.

  PTR seeks to achieve long-term sustainable growth in cash flow by maximizing the operating performance of its core portfolio through value-added operating systems and concentrating its highly experienced team of professionals on developing and acquiring industry-leading product in targeted submarkets. These submarkets are identified by proprietary research as exhibiting strong job growth and favorable demographic trends.

  PTR's investment strategy is focused on three principal components: (1) the development of state-of-the-art new communities targeted primarily at one of the largest segments of the renter market, moderate income households; (2) the acquisition of multifamily communities exhibiting high cash flow growth potential or attractive redevelopment opportunities; and (3) the execution of its asset optimization strategy, which involves the disposition of properties which no longer meet PTR's investment objectives and the redeployment of the proceeds, typically on a tax-deferred basis, into assets that in PTR's view offer better long-term cash flow growth prospects.

  PTR was organized in 1963 as a real estate investment trust under the laws of Maryland. Its principal executive offices are located at 7670 South Chester Street, Suite 100, Englewood, Colorado 80112, and its telephone number is
(303) 708-5959.

                                USE OF PROCEEDS

  Unless otherwise described in the applicable Prospectus Supplement, the net proceeds from the sale of the Offered Securities will be used for the development and acquisition of additional multifamily communities, as suitable opportunities arise, for the repayment of certain outstanding indebtedness at such time and for working capital purposes.

                               RATIO INFORMATION

  For the purpose of computing these ratios, (a) "earnings" consist of earnings from operations plus fixed charges other than capitalized interest and (b) "fixed charges" consist of interest on borrowed funds (including capitalized interest) and amortization of debt discount and expense.

                                     YEAR ENDED DECEMBER 31,
                                     ------------------------ THREE MONTHS ENDED
                                     1992 1993 1994 1995 1996   MARCH 31, 1997
                                     ---- ---- ---- ---- ---- ------------------
Ratio of earnings to fixed charges.  2.9  4.0  2.6  3.2  2.5         1.9
Ratio of earnings to fixed charges
 and Preferred Share dividends.....  2.9  3.4  1.6  1.9  1.7         1.5

                        DESCRIPTION OF DEBT SECURITIES

  The Debt Securities are to be issued under an Indenture, dated as of February 1, 1994, as supplemented by the First Supplemental Indenture, dated as of February 2, 1994 (as so supplemented, the "Indenture"), between PTR and State Street Bank and Trust Company (the "Trustee"). The Indenture has been incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part and is available for inspection at the corporate trust office of the Trustee at 225 Franklin Street, Boston, Massachusetts 02110 or as described below under "Available Information." The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made hereunder relating to the Indenture and the Debt Securities to be issued thereunder are summaries of certain provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities. All section references appearing herein are to sections of the Indenture, and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

GENERAL

  The Debt Securities will be direct, unsecured obligations of PTR and will rank equally with all other unsecured and unsubordinated indebtedness of PTR. The Indenture provides that the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of PTR's Board of Trustees (the "Board") or as established in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series (Section 301).

  The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series (Section 608). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee (Sections 101 and 609), and, except as otherwise indicated herein, any action described herein to be taken by the Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

  Reference is made to the Prospectus Supplement relating to the series of Debt Securities being offered for the specific terms thereof, including:

    (1) the title of such series of Debt Securities;

    (2) the aggregate principal amount of such series of Debt Securities and any limit on such principal amount;

    (3) the percentage of the principal amount at which the Debt Securities of such series will be issued and, if other than the full principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or the method by which any such portion shall be determined;

    (4) the date or dates, or the method by which such date or dates will be determined, on which the principal of such Debt Securities will be payable and the amount of principal payable thereon;

    (5) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

    (6) the date or dates, or the method by which such date or dates will be determined, from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable, the Regular Record Dates for such Interest Payment Dates, or the method by which such dates shall be determined, the Person to whom, and the manner in which, such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year comprised of twelve 30-day months;

    (7) the place or places where the principal of (and premium or Make-Whole Amount (as defined), if any) and interest and Additional Amounts, if any, on the Debt Securities of such series will be payable, where such Debt Securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon PTR in respect of such Debt Securities and the Indenture may be served;

    (8) the period or periods within which, the price or prices (including the premium or Make-Whole Amount, if any) at which, the currency or currencies in which, and the other terms and conditions upon which the Debt Securities of such series may be redeemed, as a whole or in part, at the option of PTR, if PTR is to have such an option;

    (9) the obligation, if any, of PTR to redeem, repay or purchase the Debt Securities of such series pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which, the date or dates upon which, the price or prices at which, the currency or currencies, currency unit or units or composite currency or currencies in which, and the other terms and conditions upon which such Debt Securities shall be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

    (10) if other than United States dollars, the currency or currencies in which the Debt Securities of such series are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

    (11) whether the amount of payments of principal of (and premium or Make-Whole Amount, if any) or interest, if any, on the Debt Securities of such series may be determined with reference to an index, formula or other method (which index, formula or method may be, but need not be, based on a currency or currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

    (12) whether the principal of (and premium or Make-Whole Amount, if any) or interest or Additional Amounts, if any, on the Debt Securities of such series are to be payable, at the election of PTR or a Holder, in a currency or currencies, currency unit or units or composite currency or currencies, other than that in which such Debt Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies in which such Debt Securities are denominated or stated to be payable and the currency or currencies in which such Debt Securities are to be so payable;

    (13) any additions to, modifications of or deletions from the terms of such series of Debt Securities with respect to the Events of Default or covenants set forth in the Indenture;

    (14) whether the Debt Securities of such series will be issued in certificated or book-entry form;

    (15) whether the Debt Securities of such series will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof if other than $5,000 and the terms and conditions relating thereto;

    (16) the applicability, if any, of the defeasance and covenant defeasance provisions of Article Fourteen of the Indenture to such series of Debt Securities and any provisions in modification thereof, in addition thereto or in lieu thereof;

    (17) if the Debt Securities of such series are to be issued upon the exercise of debt warrants, the time, manner and place for such Debt Securities to be authenticated and delivered;

    (18) whether and under what circumstances PTR will pay Additional Amounts as contemplated in the Indenture on the Debt Securities of such series in respect of any tax, assessment or governmental charge and, if so, whether PTR will have the option to redeem such Debt Securities in lieu of making such payment; and

    (19) any other terms of such series of Debt Securities not inconsistent with the provisions of the Indenture (Section 301).

  The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof or bear no interest or bear interest at a rate which at the time of issuance is below market rates ("Original Issue Discount Securities"). Special United States federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

  Under the Indenture, PTR will have the ability, in addition to the ability to issue Debt Securities with terms different from those of Debt Securities previously issued, without the consent of the Holders, to reopen a previous issue of a series of Debt Securities and issue additional Debt Securities of such series.

  Except as set forth below under "Certain Covenants--Limitations on Incurrence of Debt," the Indenture does not contain any other provisions that would limit the ability of PTR to incur indebtedness or that would afford Holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving PTR or in the event of a change of control of PTR. However, PTR's Restated Declaration of Trust, as amended and supplemented (the "Declaration of Trust"), restricts beneficial ownership of PTR's outstanding Common Shares by a single person, or persons acting as a group, to 9.8% of such Common Shares, with certain exceptions (including an exception for the ownership of up to 49% of such Common Shares in the case of Security Capital Group Incorporated ("Security Capital Group")). See "Description of Common Shares--Restriction on Size of Holdings." Additionally, the Articles Supplementary relating to PTR's Cumulative Convertible Series A Preferred Shares of Beneficial Interest, par value $1.00 per share (the "Series A Preferred Shares") and PTR's Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $1.00 per share (the "Series B Preferred Shares") restrict beneficial ownership of the Series A Preferred Shares and Series B Preferred Shares, respectively, by a person, or persons acting as a group, to 25% of the Series A Preferred Shares or Series B Preferred Shares, as the case may be. Similarly, the Articles Supplementary for each series of Preferred Shares will contain certain provisions restricting the ownership and transfer of the Preferred Shares. See "Description of Preferred Shares-- Restrictions on Ownership." These restrictions are designed to preserve PTR's status as a REIT and, therefore, may act to prevent or hinder a change of control. Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of PTR that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

  Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series issued in registered form will be issuable in denominations of $1,000 and integral multiples thereof. Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series issued in bearer form will be issuable in denominations of $5,000 (Section 302).

  Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium or Make-Whole Amount, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, initially located at 225 Franklin Street, Boston, Massachusetts 02110; provided that, at the option of PTR, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by wire transfer of funds to such Person to an account maintained within the United States (Sections 301, 305, 306, 307 and
1002).

  If any Interest Payment Date, Principal Payment Date or the Maturity Date falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date, Principal Payment Date or the Maturity Date, as the case may be. "Business Day" means any day, other than a Saturday or Sunday, on which banks in Boston, Massachusetts are not required or authorized by law or executive order to close. Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and either may be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such

Defaulted Interest to be fixed by the Trustee, notice of which shall be given to the Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture (Section 307).

  Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the Trustee referred to above. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for registration of transfer thereof at the corporate trust office of the Trustee referred to above. Every Debt Security surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but PTR may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). If the applicable Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by PTR with respect to any series of Debt Securities, PTR may at any time rescind the designation of any such transfer agent or approve a change in the location at which any such transfer agent acts, except that PTR will be required to maintain a transfer agent in each Place of Payment for such series. PTR may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002).

  Neither PTR nor the Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section
305).

MERGER, CONSOLIDATION OR SALE

  PTR may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided that (a) either PTR shall be the continuing entity, or the successor entity (if other than PTR) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets is a Person organized and existing under the laws of the United States or any State thereof and shall expressly assume payment of the principal of (and premium or Make-Whole Amount, if any) and any interest (including Additional Amounts, if any) on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of PTR or any Subsidiary as a result thereof as having been incurred by PTR or such Subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to the Trustee (Sections 801 and 803).

CERTAIN COVENANTS

  Limitations on Incurrence of Debt. PTR will not, and will not permit any Subsidiary to, incur any Debt (as defined below) if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of PTR and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 60% of the sum of (without duplication) (i) PTR's Total Assets (as defined below) as of the end of the calendar quarter covered in PTR's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Trustee) prior to the incurrence of such additional Debt and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by PTR or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt (Section 1004).

  In addition to the foregoing limitation on the incurrence of Debt, PTR will not, and will not permit any Subsidiary to, incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of the property of PTR or any Subsidiary if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of PTR and its Subsidiaries on a consolidated basis which is secured by any mortgage, lien, charge, pledge, encumbrance or security interest on property of PTR or any Subsidiary is greater than 40% of PTR's Total Assets (Section
1004).

  In addition to the foregoing limitations on the incurrence of Debt, PTR will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service (as defined below) to the Annual Service Charge (as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5:1, on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred by PTR and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period; (ii) the repayment or retirement of any other Debt by PTR and its Subsidiaries since the first day of such four-quarter period had been incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period); (iii) in the case of Acquired Debt (as defined below) or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and (iv) in the case of any acquisition or disposition by PTR or its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation (Section 1004).

  Existence. Except as permitted under "--Merger, Consolidation or Sale," PTR will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises; provided, however, that PTR shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities (Section 1005).

  Maintenance of Properties. PTR will cause all of its properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of PTR may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that PTR and its Subsidiaries shall not be prevented from selling or otherwise disposing for value its properties in the ordinary course of business (Section 1006).

  Insurance. PTR will, and will cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with financially sound and reputable insurance companies (Section 1007).

  Payment of Taxes and Other Claims. PTR will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of PTR or any Subsidiary and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of PTR or any Subsidiary; provided, however, that PTR shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1008).

  Provision of Financial Information. Whether or not PTR is subject to Section 13 or 15(d) of the Exchange Act, PTR will, to the extent permitted under the Exchange Act, file with the Securities and Exchange Commission (the "Commission") the annual reports, quarterly reports and other documents which PTR would have been required to file with the Commission pursuant to such
Section 13 and 15(d) (the "Financial Statements") if PTR were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which PTR would have been required so to file such documents if PTR were so subject. PTR will also in any event (i) within 15 days of each Required Filing Date (x) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports which PTR would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if PTR were subject to such Sections and (y) file with the Trustee copies of the annual reports, quarterly reports and other documents which PTR would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if PTR were subject to such Sections and (ii) if filing such documents by PTR with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder (Section
1009).

  As used herein,

  "Acquired Debt" means Debt of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Debt incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

  "Annual Service Charge" as of any date means the maximum amount which is payable in any period for interest on, and original issue discount of, Debt of PTR and its Subsidiaries and the amount of dividends which are payable in respect of any Disqualified Stock.

  "Capital Stock" means, with respect to any Person, any capital stock (including preferred stock), shares, interests, participations or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible into or exchangeable for corporate stock), warrants or options to purchase any thereof.

  "Consolidated Income Available for Debt Service" for any period means Earnings from Operations (as defined below) of PTR and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (i) interest on Debt of PTR and its Subsidiaries, (ii) provision for taxes of PTR and its Subsidiaries based on income, (iii) amortization of debt discount, (iv) provisions for gains and losses on properties and property depreciation and amortization, (v) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period and (vi) amortization of deferred charges.

  "Debt" of PTR or any Subsidiary means any indebtedness of PTR or any Subsidiary, whether or not contingent, in respect of (i) borrowed money or evidenced by bonds, notes, debentures or similar instruments; (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by PTR or any Subsidiary; (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement; (iv) the principal amount of all obligations of PTR or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock; or (v) any lease of property by PTR or any Subsidiary as lessee which is reflected on PTR's Consolidated Balance Sheet as a capitalized lease in accordance with generally accepted accounting principles to the extent, in the case of items of indebtedness under (i) through (iii) above, that any such items (other than letters of credit) would appear as a liability on PTR's Consolidated Balance Sheet in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, any obligation by PTR or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of another Person (other than PTR or any Subsidiary) (it being understood that Debt shall be deemed to be incurred by PTR or any Subsidiary whenever PTR or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

  "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise,
(ii) is convertible into or exchangeable or exercisable for Debt or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the Stated Maturity of the series of Debt Securities.

  "Earnings from Operations" for any period means net earnings excluding gains and losses on sales of investments, net as reflected in the financial statements of PTR and its Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles.

  "Subsidiary" means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) in the case of a partnership or any other entity other than a corporation, the outstanding equity interest of which are owned, directly or indirectly, by such Person. For the purposes of this definition, "voting equity securities" means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

  "Total Assets" as of any date means the sum of (i) PTR's Undepreciated Real Estate Assets and (ii) all other assets of PTR determined in accordance with generally accepted accounting principles (but excluding accounts receivable and intangibles).

  "Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of real estate assets of PTR and its Subsidiaries on such date, before depreciation and amortization determined on a consolidated basis in accordance with generally accepted accounting principles.

EVENTS OF DEFAULT, NOTICE AND WAIVER

  The Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (i) default for 30 days in the payment of any installment of interest or Additional Amounts payable on any Debt Security of such series; (ii) default in the payment of the principal of (or premium or Make-Whole Amount, if any, on) any Debt Security of such series at its Maturity; (iii) default in making any sinking fund payment as required for any Debt Security of such series; (iv) default in the performance of any other covenant of PTR contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the Indenture; (v) default in the payment of an aggregate principal amount exceeding $10,000,000 of any evidence of indebtedness of PTR or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (vi) the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against PTR or any of its Subsidiaries in an aggregate amount (excluding amounts fully covered by insurance) in excess of

$10,000,000 and such judgments, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount (excluding amounts fully covered by insurance) in excess of $10,000,000 for a period of 30 consecutive days; (vii) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of PTR or any Significant Subsidiary or for all or substantially all of either of its property; and (viii) any other Event of Default provided with respect to a particular series of Debt Securities (Section 501). The term "Significant Subsidiary" means each significant subsidiary (as defined in Regulation S-X promulgated by the Commission) of PTR.

  If an Event of Default under the Indenture with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of, and the Make-Whole Amount, if any, on, all of the Debt Securities of that series to be due and payable immediately by written notice thereof to PTR (and to the Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of not less than a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) may rescind and annul such declaration and its consequences if (i) PTR shall have deposited with the Trustee all required payments of the principal of (and premium or Make-Whole Amount, if any) and interest, and any Additional Amounts, on the Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the Trustee and (ii) all Events of Default, other than the nonpayment of accelerated principal (or specified portion thereof and the Make-Whole Amount, if any) or interest, with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) have been cured or waived as provided in the Indenture (Section 502). The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (i) in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest or Additional Amounts payable on any Debt Security of such series or (ii) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

  The Trustee is required to give notice to the Holders of Debt Securities within 90 days of a default under the Indenture; provided, however, that the Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest or Additional Amounts payable on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if the Responsible Officers of the Trustee consider such withholding to be in the interest of such Holders (Section 601).

  The Indenture provides that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of reasonable indemnity (Section 507). This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium or Make-Whole Amount, if any), interest on, and Additional Amounts payable with respect to, such Debt Securities at the respective due dates thereof (Section 508).

  Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under the Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity (Section 602). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section
512).

  Within 120 days after the close of each fiscal year, PTR must deliver to the Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof (Section 1010).

MODIFICATION OF THE INDENTURE

  Modifications and amendments of the Indenture may be made with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby,
(i) change the Stated Maturity of the principal of (or premium or Make-Whole Amount, if any), or any installment of principal of or interest or Additional Amounts payable on, any such Debt Security; (ii) reduce the principal amount of, or the rate or amount of interest on, or any premium or Make-Whole Amount payable on redemption of, or any Additional Amounts payable with respect to, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security or Make-Whole Amount, if any, that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security; (iii) change the Place of Payment, or the coin or currency, for payment of principal of (and premium or Make-Whole Amount, if any), or interest on, or any Additional Amounts payable with respect to, any such Debt Security; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (v) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or
(vi) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902).

  The Holders of not less than a majority in principal amount of Outstanding Debt Securities have the right to waive compliance by PTR with certain covenants in the Indenture (Section 1012).

  Modifications and amendments of the Indenture may be made by PTR and the Trustee without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another Person to PTR as obligor under the Indenture; (ii) to add to the covenants of PTR for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon PTR in the Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities;
(vii) to establish the form or terms of Debt Securities of any series and any related coupons; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in the Indenture or to make any other changes, provided that in each case, such action shall not adversely affect the interests of Holders of Debt Securities of any series in any material respect; (x) to close the Indenture with respect to the authentication and delivery of additional series of Debt Securities or to qualify, or maintain qualification of, the Indenture under the TIA; or (xi) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section
901).

  The Indenture provides that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof; (ii) the principal amount of a Debt Security denominated in a Foreign Currency that shall be deemed outstanding shall be the United States dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the United States dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above); (iii) the principal amount of an Indexed Security that shall be deemed outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to Section 301 of the Indenture; and (iv) Debt Securities owned by PTR or any other obligor upon the Debt Securities or any Affiliate of PTR or of such other obligor shall be disregarded (Section 101).

  The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series (Section 1501). A meeting may be called at any time by the Trustee, and also, upon request, by PTR or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture (Section 1502). Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of such series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of such series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Section 1504).

  Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or of the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and (ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture (Section 1504).

  Any request, demand, authorization, direction, notice, consent, waiver or other action provided by the Indenture to be given or taken by a specified percentage in principal amount of the Holders of any or all series of Debt Securities may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such specified percentage of Holders in person or by agent duly appointed in writing; and, except as otherwise expressly provided in the Indenture, such action shall become effective when such instrument or instruments are delivered to the Trustee. Proof of execution of any instrument or of a writing appointing any such agent shall be sufficient for any purpose of the Indenture and (subject to Article Six of the Indenture) conclusive in favor of the Trustee and PTR, if made in the manner specified above (Section 1507).

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

  PTR may discharge certain obligations to Holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium or Make-Whole Amount, if any) and interest and Additional Amounts payable to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be (Section 401).

  The Indenture provides that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series pursuant to Section 301 of the Indenture, PTR may elect either (i) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section 1402) or (ii) to be released from its obligations with respect to such Debt Securities under Sections 1004 to 1009, inclusive, of the Indenture (being the restrictions described under "--Certain Covenants") and, if provided pursuant to Section 301 of the Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section 1403), in either case upon the irrevocable deposit by PTR with the Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

  Such a trust may only be established if, among other things, PTR has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture (Section 1404).

  "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the Foreign Currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the Foreign Currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101).

  Unless otherwise provided in the applicable Prospectus Supplement, if after PTR has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (i) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to Section 301 of the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security or
(ii) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate (Section 1405). "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency (other than the ECU or other currency unit) both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium or Make-Whole Amount, if any) and interest on any Debt Security that is payable in a Foreign Currency that ceases to be used by its government of issuance shall be made in United States dollars (Section 101).

  In the event PTR effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (iv) under "--Events of Default, Notice and Waiver" with respect to Sections 1004 to 1009, inclusive, of the Indenture (which Sections would no longer be applicable to such Debt Securities) or described in clause
(vii) under "--Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, PTR would remain liable to make payment of such amounts due at the time of acceleration.

  The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

REGISTRATION AND TRANSFER

  Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the Trustee referred to above. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer thereof at the corporate trust office of the Trustee referred to above. Every Debt Security surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but PTR may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). PTR may at any time designate a transfer agent (in addition to the Trustee) with respect to any series of Debt Securities. If PTR has designated such a transfer agent or transfer agents, PTR may at any time rescind the designation of any such transfer agent or approve a change in the location at which any such transfer agent acts, except that PTR will be required to maintain a transfer agent in each Place of Payment for such series (Section 1002).

  Neither PTR nor the Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section
305).

BOOK-ENTRY PROCEDURES

  The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Securities") that will be deposited with, or on behalf of, a depository (the "Depository") identified in the applicable Prospectus Supplement relating to such series. Global Securities, if any, are expected to be deposited with The Depository Trust Company, as Depository. Global Securities may be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by the Depository or any nominee of such Depository to a successor Depository or any nominee of such successor.

  The specific terms of the depository arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series. Unless otherwise indicated in the applicable Prospectus Supplement, PTR anticipates that the following provisions will apply to depository arrangements.

  Upon the issuance of a Global Security, the Depository for such Global Security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depository ("Participants"). Such accounts shall be designated by the underwriters, dealers or agents with respect to such Debt Securities or by PTR if such Debt Securities are offered and sold directly by PTR. Ownership of beneficial interests in a Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depository or its nominee (with respect to beneficial interests of Participants) and records of Participants (with respect to beneficial interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a Global Security.

  So long as the Depository for a Global Security or its nominee is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as provided below or in the applicable Prospectus Supplement, owners of beneficial interest in a Global Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

  Payments of principal of, any premium or Make-Whole Amount and any interest on, or any Additional Amounts payable with respect to, individual Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. None of PTR, the Trustee, any Paying Agent or the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  PTR expects that the Depository for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium, Make-Whole Amount or interest in respect of a permanent Global Security representing any of such Debt Securities, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Debt Securities as shown on the records of such Depository or its nominee. PTR also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

  If a Depository for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by PTR within 90 days, PTR will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. In addition, PTR may, at any time and in its sole discretion, subject to any limitations described in the applicable Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of such series represented by one or more Global Securities and, in such event, will issue individual Debt Securities of such series in exchange for the Global Security or Securities representing such series of Debt Securities. Individual Debt Securities of such series so issued will be issued in denominations, unless otherwise specified by PTR, of $1,000 and integral multiples thereof.

NO PERSONAL LIABILITY

  No past, present or future trustee, officer, employee or shareholder, as such, of PTR or any successor thereof shall have any liability for any obligations of PTR under the Debt Securities or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Debt Securities by accepting such Debt Securities waives and releases all such liability. The waiver and release are part of the consideration for the issue of Debt Securities (Section 111).

TRUSTEE

  The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series (Section 608). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee (Sections 101 and 609), and except as otherwise indicated herein, any action described herein to be taken by the Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

                        DESCRIPTION OF PREFERRED SHARES

GENERAL

  Subject to limitations prescribed by Maryland law and the Declaration of Trust, the Board is authorized to issue, from the authorized but unissued shares of beneficial interest of PTR, Preferred Shares in series and to establish from time to time the number of Preferred Shares to be included in such series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each series, and such other subjects or matters as may be fixed by resolution of the Board or a duly authorized committee thereof. On July 31, 1997, PTR had 5,555,999 of its Series A Preferred Shares issued and outstanding and held of record by approximately 78 shareholders and 4,200,000 of its Series B Preferred Shares issued and outstanding and held of record by approximately 289 shareholders.

  Reference is made to the Prospectus Supplement relating to the series of Preferred Shares being offered for the specific terms thereof, including:

    (1) The title and stated value of such series of Preferred Shares;

    (2) The number of shares of such series of Preferred Shares offered, the liquidation preference per share and the offering price of such Preferred Shares;

    (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to Preferred Shares of such series;

    (4) The date from which dividends on Preferred Shares of such series shall cumulate, if applicable;

    (5) The procedures for any auction and remarketing, if any, for Preferred Shares of such series;

    (6) The provision for a sinking fund, if any, for Preferred Shares of such series;

    (7) The provision for redemption, if applicable, of Preferred Shares of such series;

    (8) Any listing of such series of Preferred Shares on any securities exchange;

    (9) The terms and conditions, if applicable, upon which Preferred Shares of such series will be convertible into Common Shares, including the conversion price (or manner of calculation thereof);

    (10) Whether interests in Preferred Shares of such series will be represented by Global Securities;

    (11) Any other specific terms, preferences, rights, limitations or restrictions of such series of Preferred Shares;

    (12) A discussion of federal income tax considerations applicable to Preferred Shares of such series;

    (13) The relative ranking and preferences of Preferred Shares of such series as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of PTR;

    (14) Any limitations on issuance of any series of Preferred Shares ranking senior to or on a parity with such series of Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of PTR; and

    (15) Any limitations on direct or beneficial ownership and restrictions on transfer of Preferred Shares of such series, in each case as may be appropriate to preserve the status of PTR as a REIT.

RANK

  Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Shares of each Series will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of PTR, rank (i) senior to all classes or series of Common Shares, and to all equity securities ranking junior to such series of Preferred Shares; (ii) on a parity with all equity securities issued by PTR the terms of which specifically provide that such equity securities rank on a parity with the Preferred Shares of such series; and (iii) junior to all equity securities issued by PTR the terms of which specifically provide that such equity securities rank senior to Preferred Shares of such series.

DIVIDENDS

  Holders of Preferred Shares of each series shall be entitled to receive, when, as and if declared by the Board, out of assets of PTR legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of PTR on such record dates as shall be fixed by the Board.

  Dividends on any series of the Preferred Shares may be cumulative or noncumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board fails to declare a dividend payable on a dividend payment date on any series of the Preferred Shares for which dividends are noncumulative, then the holders of such series of the Preferred Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and PTR will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

  If Preferred Shares of any series are outstanding, no full dividends shall be declared or paid or set apart for payment on the Preferred Shares of PTR of any other series ranking, as to dividends, on a parity with or junior to the Preferred Shares of such series for any period unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Preferred Shares of any series and the shares of any other series of Preferred Shares ranking on a parity as to dividends with the Preferred Shares of such series, all dividends declared upon Preferred Shares of such series and any other series of Preferred Shares ranking on a parity as to dividends with such Preferred Shares shall be declared pro rata so that the amount of dividends declared per share on the Preferred Shares of such series and such other series of Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Shares of such series (which shall not include any cumulation in respect of unpaid dividends for prior dividend periods if such series of Preferred Shares does not have a cumulative dividend) and such other series of Preferred Shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Shares of such series which may be in arrears.

  Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient of the payment thereof set apart for payment for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in Common Shares or other capital shares ranking junior to the Preferred Shares of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Shares or any other capital shares of PTR ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation, nor shall any Common Shares or any other capital shares of PTR ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such series) by PTR (except by conversion into or exchange for other capital shares of PTR ranking junior to the Preferred Shares of such series as to dividends and upon liquidation).

  Any dividend payment made on a series of Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

REDEMPTION

  If so provided in the applicable Prospectus Supplement, the Preferred Shares will be subject to mandatory redemption or redemption at the option of PTR, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

  The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of Preferred Shares of such series that shall be redeemed by PTR in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such series of Preferred Shares does not have a cumulative dividend, include any cumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Shares of any series is payable only from the net proceeds of the issuance of capital shares of PTR, the terms of such series of Preferred Shares may provide that, if no such capital shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, Preferred Shares of such series shall automatically and mandatorily be converted into shares of the applicable capital shares of PTR pursuant to conversion provisions specified in the applicable Prospectus Supplement.

  Notwithstanding the foregoing, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all Preferred Shares of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on all Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no Preferred Shares of any series shall be redeemed unless all outstanding Preferred Shares of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series, and, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on all Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, PTR shall not purchase or otherwise acquire directly or indirectly any Preferred Shares of such series (except by conversion into or exchange for capital shares of PTR ranking junior to the Preferred Shares of such series as to dividends and upon liquidation).

  If fewer than all of the outstanding Preferred Shares of any series are to be redeemed, the number of shares to be redeemed will be determined by PTR and such shares may be redeemed pro rata from the holders of record of Preferred Shares of such series in proportion to the number of Preferred Shares of such series held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by PTR.

  Notice of redemption will be mailed at least 30 days but not more than 90 days before the redemption date to each holder of record of Preferred Shares of any series to be redeemed at the address shown on the share transfer books of PTR. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Shares to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Shares are to be surrendered for payment of the redemption price; (v) that dividends on the Preferred Shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such Preferred Shares shall terminate. If fewer than all the Preferred Shares of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Preferred Shares to be redeemed from each such holder. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been set aside by PTR in trust for the benefit of the holders of any Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Shares, and all rights of the holders of such Preferred Shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

  Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of PTR, then, before any distribution or payment shall be made to the holders of any Common Shares or any other class or series of shares of beneficial interest of PTR ranking junior to such series of Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of PTR, the holders of each series of Preferred Shares shall be entitled to receive out of assets of PTR legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any cumulation in respect of unpaid dividends for prior dividend periods if such series of Preferred Shares does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Shares of such series will have no right or claim to any of the remaining assets of PTR. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of PTR are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Shares of such series and the corresponding amounts payable on all shares of other classes or series of capital shares of PTR ranking on a parity with Preferred Shares of such series in the distribution of assets, then the holders of Preferred Shares of such series and all other such classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

  If liquidating distributions shall have been made in full to all holders of Preferred Shares of such series, the remaining assets of PTR shall be distributed among the holders of any other classes or series of capital shares ranking junior to the Preferred Shares of such series upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of PTR with or into any other entity, or the sale, lease or conveyance of all or substantially all of the property or business of PTR, shall not be deemed to constitute a liquidation, dissolution or winding up of PTR.

VOTING RIGHTS

  Holders of the Preferred Shares of each series will not have any voting rights, except as set forth below or in the applicable Prospectus Supplement or as otherwise required by applicable law. The following is a summary of the voting rights that, unless provided otherwise in the applicable Prospectus Supplement, will apply to each series of Preferred Shares.

  If six quarterly dividends (whether or not consecutive) payable on the Preferred Shares of such series or any other series of Preferred Shares ranking on a parity with such series of Preferred Shares with respect in each case to the payment of dividends, amounts upon liquidation, dissolution and winding up ("Parity Shares") are in arrears, whether or not earned or declared, the number of Trustees then constituting the Board will be increased by two, and the holders of Preferred Shares of such series, voting together as a class with the holders of any other series of Parity Shares (any such other series, the "Voting Preferred Shares"), will have the right to elect two additional trustees to serve on the Board at any annual meeting of shareholders or a properly called special meeting of the holders of Preferred Shares of such series and such Voting Preferred Shares and at each subsequent annual meeting of shareholders until all such dividends and dividends for the current quarterly period on the Preferred Shares of such series and such other Voting Preferred Shares have been paid or declared and set aside for payment. Such voting rights will terminate when all such accrued and unpaid dividends have been declared and paid or set aside for payment. The term of office of all trustees so elected will terminate with the termination of such voting rights. For so long as Security Capital Group and certain of its affiliates beneficially own in excess of 10% of the outstanding Common Shares, in any such vote by holders of Preferred Shares of such series, Security Capital Group and certain of its affiliates shall vote their Preferred Shares of such series, if any, in the same respective percentages as the Preferred Shares of such series and Voting Preferred Shares that are not held by such persons.

  The approval of two-thirds of the outstanding Preferred Shares of such series and all other series of Voting Preferred Shares similarly affected, voting as a single class, is required in order to (i) amend PTR's Declaration of Trust to affect materially and adversely the rights, preferences or voting power of the holders of the Preferred Shares of such series or the Voting Preferred Shares; (ii) enter into a share exchange that affects the Preferred Shares of such series, consolidate with or merge into another entity, or permit another entity to consolidate with or merge into PTR, unless in each such case each Preferred Share of such series remains outstanding without a material and adverse change to its terms and rights or is converted into or exchanged for preferred shares of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of a Preferred Share of such series (except for changes that do not materially and adversely affect the holders of the Preferred Shares of such series); or (iii) authorize, reclassify, create, or increase the authorized amount of any class of shares having rights senior to the Preferred Shares of such series with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up. However, PTR may create additional classes of Parity Shares and other series of Preferred Shares ranking junior to such series of Preferred Shares with respect in each case to the payment of dividends, amounts upon liquidation, dissolution and winding up ("Junior Shares"), increase the authorized number of Parity Shares and Junior Shares and issue additional series of Parity Shares and Junior Shares without the consent of any holder of Preferred Shares of such series.

  Except as provided above and as required by law, the holders of Preferred Shares of each series will not be entitled to vote on any merger or consolidation involving PTR or a sale of all or substantially all of the assets of PTR.

CONVERSION RIGHTS

  The terms and conditions, if any, upon which Preferred Shares of any series are convertible into Common Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of Common Shares into which the Preferred Shares of such series are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Shares of such series or PTR, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the Preferred Shares of such series.

RESTRICTIONS ON OWNERSHIP

  As discussed below under "Description of Common Shares--Restriction on Size of Holdings," for PTR to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding shares of beneficial interest may be owned by five or fewer individuals at any time during the last half of a taxable year, and the capital stock must be beneficially owned by 100 or more persons during at least 335 days of PTR's taxable year of 12 months. Therefore, the Articles Supplementary for each series of Preferred Shares will contain certain provisions restricting the ownership and transfer of the Preferred Shares (the "Preferred Shares Ownership Limit Provision"). Except as otherwise described in the applicable Prospectus Supplement relating thereto, the provisions of each Articles Supplementary relating to the Preferred Shares Ownership Limit will provide (as in the case of the Series A Preferred Shares and the Series B Preferred Shares) as summarized below.

  The Preferred Shares Ownership Limit Provision will provide that, subject to certain exceptions contained in such Articles Supplementary, no person, or persons acting as a group, may beneficially own more than 25% of any series of Preferred Shares outstanding at any time, except as a result of PTR's redemption of Preferred Shares. Shares acquired in excess of the Preferred Shares Ownership Limit Provision must be redeemed by PTR at a price equal to the average daily per share closing sale price during the 30-day period ending on the business day prior to the redemption date. Such redemption is not applicable if a person's ownership exceeds the limitations due solely to PTR's redemption of Preferred Shares; provided that thereafter any additional Preferred Shares acquired by such person shall be Excess Shares (as hereinafter defined). See "Description of Common Shares--Restriction on Size of Holdings." From and after the date of notice of such redemption, the holder of the Preferred Shares thus redeemed shall cease to be entitled to any distribution (other than distributions declared prior to the date of notice of redemption), voting rights and other benefits with respect to such shares except the right to receive payment of the redemption price determined as described above. The Preferred Shares Ownership Limit Provision may not be waived with respect to certain affiliates of PTR.

  All certificates representing shares of Preferred Shares will bear a legend referring to the restrictions described above.

                         DESCRIPTION OF COMMON SHARES

GENERAL

  The Declaration of Trust authorizes PTR to issue up to 150,000,000 Shares of Beneficial Interest, par value $1.00 per share, consisting of Common Shares, Preferred Shares and such other types or classes of shares of beneficial interest as the Board may create and authorize from time to time. At July 31, 1997 approximately 79,399,839 Common Shares were issued and outstanding and held of record by approximately 3,000 shareholders.

  The following description sets forth certain general terms and provisions of the Common Shares to which any Prospectus Supplement may relate, including a Prospectus Supplement which provides for Common Shares issuable pursuant to subscription offerings or rights offerings or upon conversion of Preferred Shares which are offered pursuant to such Prospectus Supplement and convertible into Common Shares for no additional consideration. The statements below describing the Common Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Declaration of Trust and PTR's Bylaws.

  The outstanding Common Shares are fully paid and, except as set forth below under "--Shareholder Liability," non-assessable. Each Common Share entitles the holder to one vote on all matters requiring a vote of shareholders, including the election of Trustees. Holders of Common Shares do not have the right to cumulate their votes in the election of Trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the Trustees then standing for election. Holders of Common Shares are entitled to such distributions as may be declared from time to time by the Board out of funds legally available therefor. Holders of Common Shares have no conversion, redemption, preemptive or exchange rights to subscribe to any securities of PTR. In the event of a liquidation, dissolution or winding up of the affairs of PTR, the holders of the Common Shares are entitled to share ratably in the assets of PTR remaining after provision for payment of all liabilities to creditors and payment of liquidation preferences and accrued dividends, if any, on the Series A Preferred Shares and Series B Preferred Shares, and subject to the rights of holders of other series of Preferred Shares, if any. The right of holders of the Common Shares are subject to the rights and preferences established by the Board for the Series A Preferred Shares and Series B Preferred Shares and any other series of Preferred Shares which may subsequently be issued by PTR. See "Description of Preferred Shares."

PURCHASE RIGHTS

  On July 11, 1994, the Board declared a dividend of one preferred share purchase right (a "Purchase Right") for each Common Share outstanding, payable to holders of Common Shares of record at the close of business on July 21, 1994. The holders of any additional Common Shares issued after such date and before the redemption or expiration of the Purchase Rights are also entitled to receive one Purchase Right for each such additional Common Share. Each Purchase Right entitles the holder under certain circumstances to purchase from PTR one one-hundredth of a share of a series of participating preferred shares, par value $1.00 per share (the "Participating Preferred Shares") at a price of $60.00 per one one-hundredth of a Participating Preferred Share, subject to adjustment. Purchase Rights are exercisable when a person or group of persons acquires 20% or more of the outstanding Common Shares (49% in the case of Security Capital Group and its affiliates) or announces a tender offer or exchange offer for 25% or more of the outstanding Common Shares. Under certain circumstances, each Purchase Right entitles the holder to purchase, at the Purchase Right's then current exercise price, a number of Common Shares having a market value of twice the Purchase Right's exercise price. The acquisition of PTR pursuant to certain mergers or other business transactions would entitle each holder to purchase, at the Purchase Right's then current exercise price, a number of the acquiring company's common shares having a market value at the time equal to twice the Purchase Right's exercise price. The Purchase Rights held by certain 20% shareholders (other than Security Capital Group) would not be exercisable. The Purchase Rights will expire on July 21, 2004 and are subject to redemption in whole, but not in part, at a price of $.01 per Purchase Right payable in cash, shares of PTR or any other form of consideration determined by the Board.

TRANSFER AGENT

  The transfer agent and registrar for the Common Shares is ChaseMellon Shareholder Services, L.L.C. The Common Shares are listed on the New York Stock Exchange (the "NYSE") under the symbol "PTR."

RESTRICTION ON SIZE OF HOLDINGS

  The Declaration of Trust restricts beneficial ownership of PTR's outstanding shares of beneficial interest by a single person, or persons acting as a group, to 9.8% of such shares. The purposes of the restriction are to assist in protecting and preserving PTR's REIT status and to protect the interest of shareholders in takeover transactions by preventing the acquisition of a substantial block of shares unless the acquiror makes a cash tender offer for all outstanding shares. For PTR to qualify as a REIT under the Code, not more than 50% in value of its outstanding shares of beneficial interest may be owned by five or fewer individuals at any time during the last half of any taxable year. The restriction permits five persons to acquire up to a maximum of 9.8% each, or an aggregate of 49% of the outstanding shares, and, thus, assist the Board in protecting and preserving PTR's REIT status for tax purposes. This restriction does not apply to Security Capital Group, which counts as numerous holders for purposes of the tax rule, because its shares are attributed to its shareholders for purposes of this rule.

  Shares of beneficial interest owned by a person or group of persons in excess of 9.8% (49% in the case of Security Capital Group and its affiliates) of the outstanding shares of beneficial interest ("Excess Shares") are subject to redemption by PTR, at its option, upon 30 days' notice, at a price equal to the average daily per share closing sale price during the 30-day period ending on the business day prior to the redemption date. PTR may make payment of the redemption price at any time or times up to the earlier of five years after the redemption date or liquidation of PTR. PTR may refuse to effect the transfer of any shares of beneficial interest which would make the transferee a holder of Excess Shares. Shareholders of PTR are required to disclose, upon demand of the Board, such information with respect to their direct and indirect ownership of shares of PTR as the Board deems necessary to comply with the provisions of the Code pertaining to qualification, for tax purposes, of REITs, or to comply with the requirements of any other appropriate taxing authority.

  The 9.8% restriction does not apply to acquisitions by any underwriter in a public offering and sale of shares of beneficial interest of PTR or to any transaction involving the issuance of shares of beneficial interest in which a majority of the Board determines that the eligibility of PTR to qualify as a REIT for federal income tax purposes will not be jeopardized or the disqualification of PTR as a REIT is advantageous to the shareholders. Security Capital Group's ownership of shares is attributed for tax purposes to its shareholders. The Board has permitted Security Capital Group to acquire up to 49% of the outstanding Common Shares.

TRUSTEE LIABILITY

  The Declaration of Trust provides that Trustees shall not be individually liable for any obligation or liability incurred by or on behalf of PTR or by Trustees for the benefit and on behalf of PTR. Under the Declaration of

Trust and Maryland law governing REITs, Trustees are not liable to PTR or the shareholders for any act or omission except for acts or omissions which constitute bad faith, willful misfeasance or gross negligence in the conduct of their duties.

SHAREHOLDER LIABILITY

  Both Maryland statutory law governing REITs organized under the laws of the state and the Declaration of Trust provide that shareholders shall not be personally or individually liable for any debt, act, omission or obligation of PTR or the Board. The Declaration of Trust further provides that PTR shall indemnify and hold each shareholder harmless from all claims and liabilities to which the shareholder may become subject by reason of his or her being or having been a shareholder and that PTR shall reimburse each shareholder for all legal and other expenses reasonably incurred by the shareholder in connection with any such claim or liability, except to the extent that such claim or liability arises out of the shareholder's bad faith, willful misconduct or gross negligence and provided that such shareholder gives PTR prompt notice of any such claim or liability and permits PTR to conduct the defense thereof. In addition, PTR is required to, and as a matter of practice does, insert a clause in its management and other contracts providing that shareholders assume no personal liability for obligations entered into on behalf of PTR. Nevertheless, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by PTR. Inasmuch as PTR carries public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which PTR's assets plus its insurance coverage would be insufficient to satisfy the claims against PTR and its shareholders.

                       FEDERAL INCOME TAX CONSIDERATIONS

  PTR intends to operate in a manner that permits it to satisfy the requirements for taxation as a REIT under the applicable provisions of the Code. No assurance can be given, however, that such requirements will be met. The following is a description of the federal income tax consequences to PTR and its shareholders of the treatment of PTR as a REIT. Since these provisions are highly technical and complex, each prospective purchaser of the Offered Securities is urged to consult his or her own tax advisor with respect to the federal, state, local, foreign and other tax consequences of the purchase, ownership and disposition of the Offered Securities.

  Based upon certain representations of PTR with respect to the facts as set forth and explained in the discussion below, in the opinion of Mayer, Brown & Platt, counsel to PTR, PTR has been organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation described in this Prospectus and as represented by management will enable it to satisfy the requirements for such qualification.

  This opinion is conditioned upon certain representations made by PTR as to certain factual matters relating to PTR's organization and intended or expected manner of operation. In addition, this opinion is based on the law existing and in effect on the date hereof. PTR's qualification and taxation as a REIT will depend on PTR's ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below. Mayer, Brown & Platt will not review compliance with these tests on a continuing basis. No assurance can be given that PTR will satisfy such tests on a continuing basis.

  In brief, if certain detailed conditions imposed by the REIT provisions of the Code are met, entities such as PTR, that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations, are generally not taxed at the corporate level on their "REIT taxable income" that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at both the corporate and shareholder levels) that generally results from the use of corporations.

  If PTR fails to qualify as a REIT in any year, however, it will be subject to federal income taxation as if it were a domestic corporation, and its shareholders will be taxed in the same manner as shareholders of ordinary corporations. In this event, PTR could be subject to potentially significant tax liabilities, and therefore the amount of cash available for distribution to its shareholders would be reduced or eliminated.

  The Board believes that PTR has been organized and operated and currently intends that PTR will continue to operate in a manner that permits it to qualify as a REIT. There can be no assurance, however, that this expectation will be fulfilled, since qualification as a REIT depends on PTR continuing to satisfy numerous asset, income and distribution tests described below, which in turn will be dependent in part on PTR's operating results.

  The following summary is based on existing law, is not exhaustive of all possible tax considerations and does not give a detailed discussion of any state, local, or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to certain types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.

TAXATION OF PTR

  To qualify as a REIT under the Code for a taxable year, PTR must meet certain organizational and operational requirements.

 Asset Tests

  At the close of each quarter of PTR's taxable year, PTR must satisfy certain tests relating to the nature of its assets (determined in accordance with generally accepted accounting principles). First, at least 75% of the value of PTR's total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, and government securities, and qualified temporary investments. Second, although the remaining 25% of PTR's assets generally may be invested without restriction, securities in this class may not exceed either (i) in the case of securities of any non-government issuer, 5% of the value of PTR's total assets or (ii) 10% of the outstanding voting securities of any one issuer.

 Gross Income Tests

  For each taxable year at least 75% of PTR's gross income must be derived from certain real estate sources, including rents from real property and interest on mortgage obligations. Real estate sources for purposes of those requirements also include gains from the sale of real property not held primarily for sale to customers in the ordinary course of business, dividends on REIT shares, interest on loans secured by mortgages on real property and income from foreclosure property. For rents to qualify, they may not be based on the income or profits of any person, except that they may be based on a percentage or percentages of gross income or receipts, and, subject to certain limited exceptions, the REIT's management of the property and rendering of services to tenants must either be with respect to usual or customary services or furnished through a qualified independent contractor.

  In addition to deriving 75% of its gross income from the sources listed above, at least 95% of PTR's gross income for the taxable year must be derived from real estate sources described above or from dividends, interest, gains from the sale or disposition of stock or other securities that are not dealer property and specified other items. Dividends (including PTR's share of any dividends paid by PTR Development Services Incorporated ("PTR Development Services") and interest on any obligations not collateralized by an interest in real property qualify for purposes of the 95% test, but not for purposes of that 75% test.

  PTR must also derive less than 30% of its gross income for each taxable year from the sale or other disposition of: (i) real property held for less than four years (other than foreclosure property and by reason of involuntary conversion); (ii) stock or securities held for less than one year; and (iii) property in a prohibited transaction.

 Ownership Restrictions

  PTR must satisfy certain ownership restrictions under the Code that limit
(i) concentration of ownership of its shares of capital stock by specified persons and (ii) ownership by PTR of its tenants. The Declaration of Trust restricts the transfer of shares when necessary to maintain PTR's qualification as a REIT under these standards. See "Description of Common Shares--Restrictions on Size of Holdings." However, because the Code imposes broad attribution rules in determining constructive ownership, no assurance can be given that these restrictions would be effective in maintaining PTR's REIT status.

 Annual Distribution Requirements

  So long as PTR qualifies for taxation as a REIT and distributes at least 95% of its real estate investment trust taxable income (computed without respect to net capital gains or the dividends paid deduction) for each taxable year to its shareholders annually, PTR itself will not be subject to federal income tax on that portion of such income distributed to shareholders. PTR will be taxed at regular corporate rates on all income not distributed to shareholders. Nevertheless, it is PTR's policy to distribute at least 95% of its taxable income. REITs may also incur taxes for certain other activities.

 Failure to Quality

  If PTR fails to qualify for taxation as a REIT in any taxable year and certain relief provisions do not apply, PTR will be subject to tax (including applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which PTR fails to quality as a REIT will not be deductible by PTR, nor generally will they be required to be made under the Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and subject to certain limitations in the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, PTR also will be disqualified from reelecting taxation as a REIT for the four taxable years following the year during which qualification was lost.

TAXATION OF PTR'S SHAREHOLDERS

  Distributions paid to PTR's shareholders out of current or accumulated earnings and profits of PTR will generally be taxed to them as ordinary income. Such distributions are not eligible for the dividends-receivable deduction for corporations. PTR's earnings and profits will first be allocated to any outstanding Preferred Shares. A distribution of net capital gains by PTR will generally be treated as a long-term capital gain to shareholders to the extent properly designated by PTR as a capital gain distribution and regardless of the length of time a shareholder has held his shares. Capital gains distributions are not eligible for the dividends-received deduction for corporations. Any loss on a sale of shares that were held for six months or less and with respect to which a capital gain distribution was received will be treated as a long-term capital loss, up to the amount of the capital gain distribution received with respect to such shares. A distribution in excess of current or accumulated earnings and profits will constitute a nontaxable return of capital, to the extent of the shareholder's basis in his shares. To the extent such a distribution exceeds such basis, it will be treated as capital gain to those shareholders holding their shares as capital assets. PTR will notify each shareholder as to the portions of each distribution that, in its view, constitute ordinary income, capital gain or return of capital. Should PTR incur ordinary or capital losses, shareholders will not be entitled to include such losses in their own income tax returns.

OTHER TAX CONSIDERATIONS

 Homestead Mortgages

  PTR holds mortgage notes of Homestead Village Incorporated ("Homestead") which are convertible into shares of Homestead common stock. Pursuant to the terms of the funding commitment agreement, PTR funds $900,000 for each $1,000,000 of convertible mortgage loans. Pursuant to Sections 1271 through 1275 of the

Code and regulations thereunder, PTR will be treated as having acquired the convertible mortgage loans with original issue discount in an amount equal to the difference between the issue price (the amount funded by PTR) and the principal amount at maturity of the convertible mortgage loans. PTR will be required to accrue such original issue discount in income on a yield to maturity basis over the terms of the convertible mortgage loans before receipt of the cash attributable to such income. Because PTR is generally required to distribute 95% of its income in order to retain its REIT status and 100% of its income to avoid being taxed, PTR may be required to borrow funds in order to distribute amounts attributable to any such original issue discount. Interest paid by Homestead (and the original issue discount) to PTR on the mortgage notes constitutes qualified income for purposes of determining whether PTR meets the gross income requirements for REIT qualification.

  The terms of the mortgages provide for adjustment of the price for conversion of the mortgages into the Homestead common stock if Homestead makes certain distributions of stock, cash or other property to its shareholders. If Homestead makes a distribution of cash or property resulting in an adjustment to the conversion price, PTR, as a holder of such convertible mortgages, may be viewed as receiving a "deemed distribution" under Section 305 of the Code, even if PTR does not hold any Homestead common stock at such time. The deemed distribution would constitute a taxable dividend, taxable as ordinary income, to the extent that the earnings and profits of Homestead were allocable to the deemed distribution. The amount of the deemed distribution which exceeded the allocated earnings and profits of Homestead would be considered a return of capital and would reduce PTR's tax basis in the convertible mortgages (but not below zero) by the value of the deemed distribution. To the extent that the value of the deemed distribution exceeds PTR's tax basis in the convertible mortgages, the deemed distribution would result in gain to PTR. PTR's tax basis in the convertible mortgages would then immediately be increased by the value of the property deemed to have been distributed.

  Except as discussed below with respect to cash received in lieu of fractional shares of Homestead common stock, PTR will not recognize gain or loss upon the exercise of the conversion right. PTR's tax basis in the Homestead common stock received upon the conversion will be equal to PTR's tax basis in the mortgages converted. Upon conversion of the mortgages, PTR will receive cash in lieu of any fractional shares of Homestead common stock and will recognize gain to the extent that the cash received exceeds PTR's tax basis in the portion of the mortgages converted for cash in lieu of fractional shares. In the event that PTR exercises its conversion right, it is expected that PTR, consistent with its status as a REIT, will shortly thereafter distribute to its shareholders or sell in the open market the Homestead common stock received. PTR will recognize gain upon such distribution or sale of the Homestead common stock received upon conversion in an amount equal to the excess of the fair market value of the Homestead common stock over PTR's tax basis therein, and the earnings and profits of PTR will be increased by the amount of any such gain recognized. In computing its taxable income for the year in which any Homestead common stock is distributed, PTR will be allowed a dividends-paid deduction in an amount equal to the fair market value at the time of distribution of the Homestead common stock distributed, but in no event in excess of the earnings and profits of PTR.

 PTR Development Services

  PTR Development Services will pay Federal and state income taxes at the full applicable corporate rates on its income prior to payment of any dividends. PTR Development Services will attempt to minimize the amount of such taxes, but there can be no assurance whether or to the extent to which measures taken to minimize taxes will be successful. To the extent that PTR Development Services is required to pay Federal, state or local taxes, the cash available for distribution by PTR Development Services to its shareholders will be reduced accordingly.

 Backup Withholding

  PTR will report to its domestic shareholders and to the Internal Revenue Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at applicable rates with respect to distributions paid unless such shareholder
(i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide PTR with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be credited against the shareholder's income tax liability. In addition, PTR may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to PTR.

  EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP, AND SALES OF COMMON SHARES, PREFERRED SHARES OR DEBT SECURITIES IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

                             PLAN OF DISTRIBUTION

  PTR may sell the Offered Securities to one or more underwriters or dealers for public offering and sale by them or may sell the Offered Securities to investors directly or through agents, which agents may be affiliated with PTR. Direct sales to investors may be accomplished through subscription offerings or through subscription rights distributed to PTR shareholders and direct placements to third parties. In connection with subscription offerings or the distribution of subscription rights to shareholders, if all the underlying Offered Securities are not subscribed for, PTR may sell such unsubscribed Offered Securities to third parties directly or through agents and, in addition, whether or not all of the underlying Offered Securities are subscribed for, PTR may concurrently offer additional Offered Securities to third parties directly or through agents, which agents may be affiliated with PTR. Any underwriter, dealer or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

  The distribution of the Offered Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices (any of which may represent a discount from the prevailing market price). PTR also may, from time to time, authorize underwriters acting as PTR's agents to offer and sell the Offered Securities upon the terms and conditions set forth in the applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from PTR in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

  Any underwriting compensation paid by PTR to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with PTR, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Any such indemnification agreements will be described in the applicable Prospectus Supplement.

  If so indicated in the applicable Prospectus Supplement, PTR will authorize dealers acting as PTR's agents to solicit offers by certain institutions to purchase Offered Securities from PTR at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Offered Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of PTR. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Offered Securities are being sold to underwriters, PTR shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts.

  Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for PTR and its subsidiaries in the ordinary course of business.

                                    EXPERTS

  The financial statements of PTR as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, and the related schedule incorporated by reference herein, and the combined statements of revenues and certain expenses for certain multifamily communities for the years ended December 31, 1996 and 1995, incorporated by reference herein, have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

  With respect to the unaudited condensed interim financial statements for the three-months ended March 31, 1997 and 1996, of PTR incorporated by reference herein, the independent public accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in PTR's quarterly report on Form 10-Q for the quarter ended March 31, 1997, incorporated by reference herein, states that they did not audit, and they do not express an opinion, on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted considering the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because such report is not a "report" or a "part" of the Registration Statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

                                 LEGAL MATTERS

  The validity of the Offered Securities will be passed upon for PTR by Mayer, Brown & Platt, Chicago, Illinois. Mayer, Brown & Platt has in the past represented and is currently representing PTR and certain of its affiliates, including Security Capital Group.

                             AVAILABLE INFORMATION

  PTR is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; Room 1204, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, 13th Floor, New York, New York 10048, and are also available on the Commission's worldwide web site at http://www.sec.gov. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. PTR's outstanding Common Shares, Series A Preferred Shares and Series B Preferred Shares are listed on the NYSE under the symbols "PTR," "PTR-PRA" and "PTR-PRB," respectively, and all such reports, proxy statements and other information filed by PTR with the NYSE may be inspected at the NYSE's offices at 20 Broad Street, New York, New York 10005.

  This Prospectus constitutes part of a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") filed by PTR with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                           INCORPORATION BY REFERENCE

  There are incorporated herein by reference the following documents filed by PTR with the Commission (File No. 1-10272):

    (a) PTR's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

    (b) PTR's Quarterly Report on Form 10-Q for the three months ended March 31, 1997;

    (c) PTR's Current Reports on Form 8-K filed January 27, 1997, February 20, 1997, March 26, 1997, May 29, 1997 and July 21, 1997;

    (d) The description of PTR's Common Shares of Beneficial Interest contained in PTR's registration statement on Form 8-A, as amended; and

    (e) The description of PTR's preferred share purchase rights contained in PTR's registration statement on Form 8-A, as amended.

  All documents subsequently filed by PTR pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Offered Securities, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any subsequently filed document which is also or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  PTR will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the information incorporated herein by reference, other than exhibits to such information unless such exhibits are specifically incorporated by reference into such documents. Requests should be addressed to Secretary, Security Capital Pacific Trust, 7670 South Chester Street, Suite 100, Englewood, Colorado 80112, telephone number:
(303) 708-5959.

                                     GAPP


     The inside front cover page contains a map of the Western United States which shows the location of the registrant's primary target market cities and properties.

     The inside back cover page contains pictures and descriptions of eight of the registrant's properties.

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 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESEN-
TATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOM-PANYING PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SO-LICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SE-CURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPEC-TUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PTR
SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                ---------------

                               TABLE OF CONTENTS



                             PROSPECTUS SUPPLEMENT

                                                                            PAGE

Security Capital Pacific Trust............................................   S-3
Terms of the Offering.....................................................   S-6
Business..................................................................   S-7
Use of Proceeds...........................................................  S-14
Price Range of Common Shares and Distributions............................  S-14
Capitalization............................................................  S-16
The Merger Transaction....................................................  S-17
Selected Financial Data...................................................  S-24
Recent Operating Results..................................................  S-26
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................  S-27
REIT Management...........................................................  S-41
The Offering..............................................................  S-49
Certain Federal Income Tax Considerations.................................  S-55
Validity of Common Shares.................................................  S-59

                                   PROSPECTUS

Security Capital Pacific Trust............................................     2
Use of Proceeds...........................................................     2
Ratio Information.........................................................     2
Description of Debt Securities............................................     3
Description of Preferred Shares...........................................    17
Description of Common Shares..............................................    22
Federal Income Tax Considerations.........................................    24
Plan of Distribution......................................................    28
Experts...................................................................    29
Legal Matters.............................................................    29
Available Information.....................................................    29
Incorporation by Reference................................................    30

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                                      LOGO

                         52,034,025 RIGHTS TO PURCHASE
                                 COMMON SHARES

                            7,433,433 COMMON SHARES

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                             PROSPECTUS SUPPLEMENT

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